As filed with the Securities and Exchange Commission on April 17, 2017
Registration No. 333-207914

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT NO. 2
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Great American Life Insurance Company
(Exact name of registrant as specified in its charter)
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Ohio	6311	13-1935920
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
301 East Fourth Street, Cincinnati, Ohio 45202
(513) 357-3300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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John P. Gruber
Great American Life Insurance Company
301 East Fourth Street, Cincinnati, Ohio 45202
(513) 357-3300
(Name and Address of Agent of Service)
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Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer  ☐                        Accelerated filer  ☐                        Non-accelerated filer  ☑
Smaller reporting company  ☐                        Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

GREAT AMERICAN LIFE INSURANCE COMPANY
Mailing Address: P.O. Box 5423, Cincinnati OH 45201-5423
Administrative Office: 301 East Fourth Street, Cincinnati OH 45202
Annuity Services: 1-800-789-6771
INDEX FRONTIERSM 7 ANNUITY
PROSPECTUS dated May 1, 2017
The Index FrontierSM 7 annuity is a modified single premium deferred annuity contract (the “Contract”) issued by Great American Life Insurance Company (“Great American Life,” “we” or “us”). The Contract accepts purchase payments for a limited period. The initial purchase payment must be at least $25,000.
The Contract offers investors the opportunity to allocate funds to indexed strategies for one-year periods (a “Term”). Indexed strategies provide returns based, in part, on the change in the value of the S&P 500® Index (the “Index”).

•	The value of an indexed strategy will increase if there is a positive change in the Index value during a Term. Any increase during a Term is subject to an upper limit called the cap.

•
The value of certain indexed strategies will decrease if there is a negative change in the Index value during a Term. Any decrease during a Term is subject to a lower limit called the floor. If an indexed strategy has a floor that allows for a loss, then it includes a risk of potential loss of principal each Term.

We can change the cap for each new Term of an indexed strategy. The floor for each indexed strategy will not change. In general, we will set a higher cap for an indexed strategy with a floor that allows for a greater loss.
The Contract also offers a declared rate strategy, which credits interest based on a fixed interest rate. The fixed interest rate varies from Term to Term, but will never be less than 1%.
Additional Risk Factors for this Contract appear on pages 6-8 and pages 60-63.
Please read this prospectus before investing and keep it for future reference. It contains important information about your annuity and Great American Life that you ought to know before investing.
The Table of Contents for this prospectus is located on the back cover page.
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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

•	The Contract is not insured by the FDIC (Federal Deposit Insurance Corporation) or the NCUSIF (National Credit Union Share Insurance Fund).

•
Although the Contract may be sold through relationships with banks or other financial institutions, the Contract is not a deposit or obligation of, or guaranteed by, such institutions or any federal regulatory agency.

•	The Contract is a security. It involves investment risk and may lose value.
The Contract doesn’t invest in any stock, debt or other investments. If you buy this Contract, you aren’t investing directly in the Index or the stocks included in the Index. All guarantees under the Contract are the obligations of Great American Life and are subject to the claims-paying ability of Great American Life.
The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Great American Life.  Standard & Poor’s ® , S&P ® and S&P 500 ® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones ® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Great American Life.  The Index Frontier 7 annuity is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P or their respective affiliates, and none of such parties makes any representation regarding the advisability of investing in such product nor do they have any liability for any errors, omissions, or interruption of the S&P 500 Index.
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The principal underwriter of the Contract is Great American Advisors, Inc. The offering of the Contract is intended to be continuous. The underwriter will use its best efforts to sell the Contract.
This prospectus is not an offering in any state, country, or jurisdiction in which we are not authorized to sell the Contract.
If you purchase a Contract, you may cancel it within 20 days after you receive it. If you purchase a Contract to replace an existing annuity contract or insurance policy, you have 30 days to cancel the Contract. The right to cancel period may be longer in some states. In many states, you will bear the risk of investment gain or loss before cancellation. The right to cancel is described more fully in the Right to Cancel section of this prospectus.
Our form number for the Contract is P1461816NW. This form number may vary by state. The Securities and Exchange Commission file number for the Contract is 333-207914.

INDEX FRONTIERSM 7 ANNUITY INFORMATION
Special Terms
In this prospectus, the following capitalized terms have the meanings set out below.
ACCOUNT VALUE. The total of the Purchase Payment Account value and the values of each Strategy during the Accumulation Period.
ACCUMULATION PERIOD. The period prior to the Income Start Date.
ADMINISTRATIVE OFFICE. 301 East Fourth Street, Cincinnati OH 45202. We may change the address of our Administrative Office by sending you a notice of the change. “Administrative Office” does not mean our post office box. We deem a Purchase Payment, a Request in Good Order and any other paperwork mailed to our post office box as received by us when it reaches our Administrative Office.
ANNUITANT. The natural person on whose life Income Benefit payments are based.
BAILOUT CAP. The lowest Cap for the next Term of an Indexed Strategy before Early Withdrawal Charges are waived under the Bailout provision of the Contract. Each Term of an Indexed Strategy has its own Bailout Cap, even if no funds are applied to that Strategy for that Term. The initial Bailout Cap for each Indexed Strategy is set out on your Contract Specifications Page.
BENEFICIARY. The person entitled to receive any Death Benefit that is to be paid under the Contract.
CAP. The largest possible Index Gain that is taken into account for a given Indexed Strategy for a given Term. We set a Cap for each Term of an Indexed Strategy before the start of that Term. For a given Term, different Caps for the same Indexed Strategy may apply with respect to amounts attributable to Purchase Payments received on different dates.
CONTRACT. The legal agreement between you and Great American Life, including applicable endorsements and riders.
CONTRACT ANNIVERSARY. The date in each year that is the annual anniversary of the Contract Effective Date.
CONTRACT EFFECTIVE DATE. The date as of which the initial Purchase Payment is applied to the Contract. That date is set out on your Contract Specifications Page.
CONTRACT SPECIFICATIONS PAGE. The page in your Contract that contains details unique to your Contract.
CONTRACT YEAR. Each 12-month period that begins on the Contract Effective Date or on a Contract Anniversary.
DEATH BENEFIT. An amount that becomes payable if you die before the Income Start Date and before the Contract is Surrendered. The terms and conditions are described in the DEATH BENEFIT section of this prospectus.
DEATH BENEFIT START DATE. Either: (1) the first day of the first payment interval for a Death Benefit that is paid as periodic payments; or (2) the date of payment for a Death Benefit that is paid as a lump sum.
DEATH BENEFIT VALUATION DATE. The earlier of: (1) the date we receive both Due Proof of Death and a Request in Good Order with instructions as to the form of Death Benefit; or (2) one year from the date of death.
DECLARED RATE. A fixed interest rate set by us for a Term of the Declared Rate Strategy.
DECLARED RATE STRATEGY. A Strategy that credits interest at a Declared Rate.
DUE PROOF OF DEATH. One of the following: (1) a certified copy of a death certificate; or (2) a certified copy of a decree that is made by a court of competent jurisdiction as to the finding of death. We may also accept other proof that is satisfactory to us.
EARLY WITHDRAWAL CHARGE. A charge deducted from the Account Value of your Contract if, during the first seven Contract Years, it is Surrendered or a withdrawal is taken in excess of the Free Withdrawal Allowance.
FLOOR. The worst possible Index Loss that is taken into account for a given Indexed Strategy for a Term. The Floor set for a particular Indexed Strategy will apply to all Terms of that Strategy.
FREE WITHDRAWAL ALLOWANCE. The total amount that may be taken as a withdrawal or Surrender during a Contract Year without an Early Withdrawal Charge that would otherwise apply. This amount is described in the Free Withdrawal Allowance section of this prospectus.
GREAT AMERICAN LIFE (“WE,” “US,” “OUR,” “GALIC”). Great American Life Insurance Company.
GUARANTEED MINIMUM DECLARED RATE. The Guaranteed Minimum Declared Rate set out on your Contract Specifications Page. It will never be less than 1%.

INCOME BENEFIT. Regular payments that you may choose to receive for the duration of the Income Period that you select. The terms and conditions are described in the Income Benefit (Income Period) section of this prospectus.
INCOME PERIOD. A period starting on the Income Start Date during which Income Benefit payments are payable.
INCOME START DATE. The first day of the first payment interval for which payment of an Income Benefit is to be made.
INDEX. The S&P 500® Index.
INDEX GAIN. The increase, if any, in the Index Value over a Term of an Indexed Strategy. An Index Gain is expressed as a percentage of the Index Value at the start of the Term. An Index Gain is measured from the Index Value at the start of the Term to the Index Value at the last Market Close on or before the date for which the value is determined.
INDEX LOSS. The decline, if any, in the Index Value over a Term of an Indexed Strategy. An Index Loss is expressed as a percentage of the Index Value at the start of the Term. An Index Loss is measured from the Index Value at the start of the Term to the Index Value at the last Market Close on or before the date for which the value is determined.
INDEX VALUE. The standard industry value of the Index. The Index Value is determined at each Market Close. The Index Value at the start of a Term is the Index Value at the last Market Close on or before the first day of that Term. The Index Value at the end of a Term is the Index Value at the Market Close on the last Market Day of that Term.
INDEXED STRATEGIES. Strategies that provide a return based, in part, on changes in the Index Value.
JOINT OWNER. If there is more than one Owner, each Owner will be a Joint Owner of the Contract.
MARKET CLOSE. The close of regular trading on the New York Stock Exchange on a day that it is open for regular trading.
MARKET DAY. A day on which the New York Stock Exchange is open for regular trading.
OWNER (“YOU,” “YOURS”). The person(s) entitled to the ownership rights under the Contract. If Joint Owners are named, each reference to Owner means Joint Owners.
PAYOUT OPTION. The form in which Income Benefit payments are made. Available options are described in the Payout Options section of this prospectus.
PURCHASE PAYMENT. An amount received by us for the Contract. This amount is after the deduction of any fee charged by the person remitting payment and any taxes withheld from the payment.
PURCHASE PAYMENT ACCOUNT. An account where a Purchase Payment is held from the date it is applied to the Contract until the next Strategy Application Date.
PURCHASE PAYMENT PERIOD. The two-month period that starts on the Contract Effective Date during which you may make a Purchase Payment.
REQUEST IN GOOD ORDER. Information provided or a request made, that is:

•	complete and satisfactory to us;

•	sent to us on our form or in a manner satisfactory to us, which may, at our discretion, be by telephone or electronic means; and

•	received at our Administrative Office.
Information provided or a request made is complete and satisfactory when we have received: (1) all the information and legal documentation that we require to process the information or the request; and (2) instructions that are sufficiently clear that we do not need to exercise any discretion to process the information or the request. If you have any questions, you should contact us or your registered representative before submitting your request.
STRATEGY(IES). At any point in time, the Declared Rate Strategy and/or the available Indexed Strategy(ies).
STRATEGY APPLICATION DATE. The 6th and 20th days of each month. On a Strategy Application Date, we will apply the amount then held in the Purchase Payment Account to the Strategies.
SURRENDER. The termination of your Contract in exchange for its Surrender Value.
SURRENDER VALUE. The Account Value minus the Early Withdrawal Charge that would apply on a Surrender of the Contract.
TAX-QUALIFIED CONTRACT. An annuity contract that is intended to qualify for special tax treatment for retirement savings. Whether your Contract is a Tax-Qualified Contract is set out on your Contract Specifications Page.

TERM. For a Declared Rate Strategy, the one-year period during which a Declared Rate is in effect. For an Indexed Strategy, the one-year period over which the Index Gain or the Index Loss is calculated. Each Term will begin and end on a Strategy Application Date or an anniversary of it. A new Term will begin on the day that the preceding Term ends.
VESTED INDEX GAIN. The portion of an Index Gain for the current Term that is taken into account when determining the value of an Indexed Strategy. For any day of a Term, the Vested Index Gain is equal to: (1) the Index Gain, if any, to the extent that it does not exceed the Cap; multiplied by (2) the applicable Vesting Factor for that day.
VESTED INDEX LOSS. The portion of an Index Loss for the current Term that is taken into account when determining the value of an Indexed Strategy. For any day of a Term, the Vested Index Loss is equal to: (1) the Index Loss, if any, to the extent that it is no worse than the Floor, multiplied by (2) the applicable Vesting Factor for that day.
VESTING FACTOR. A factor used to determine a Vested Index Gain or a Vested Index Loss. The Vesting Factors for Index Gains are set out in the Adjustments for Index Gains and Index Losses section of this prospectus. The Vesting Factor for Index Losses is 100%.
Summary
The Great American Life Index FrontierSM 7 annuity is a modified single premium deferred annuity contract that may help you accumulate retirement savings. The Contract is intended for long term investment purposes. The Contract is a legal agreement between you as the Owner and us as the issuing insurance company. In the Contract, you agree to make one or more Purchase Payments to us and we agree to make a series of Income Benefit payments during the Income Period. You also have the option to purchase the Income DefenderSM rider, which provides you with the opportunity to receive periodic rider income payments and still retain the option to take additional money out of your Contract until its value is exhausted.
The following chart describes the key features of the Contract. Read this prospectus for more detailed information about the Contract.

Purchase Payments	The Contract is a modified single premium annuity. This means we will accept Purchase Payments only during the Purchase Payment Period which ends two months after the Contract Effective Date.
	Initial Purchase Payment:	$25,000 minimum
	Additional Purchase Payments:	$10,000 minimum each
	Total Purchase Payments:	$1,000,0000 maximum for ages up to 75
$750,000 maximum for ages over 75
Prior approval required for Purchase Payments in excess of applicable maximum

Issue Age	Up to age 80 on Contract Effective Date

Contract Periods	The Contract has two periods.
	•	The Accumulation Period is the period prior to the Income Start Date. During the Accumulation Period, your Contract may accumulate earnings on a tax-deferred basis.
	•	The Income Period begins on the Income Start Date. During the Income Period, we will make Income Benefit payments.

Account Value	The total of the Purchase Payment Account value and the values of the Strategies during the Accumulation Period.

Term	The Term for all Strategies is one year in length.

Index	The S&P 500® Index

Indexed Strategies	Amounts you allocate to an Indexed Strategy are adjusted by Vested Index Gains and Vested Index Losses.
•
The value of an Indexed Strategy will increase if there is a positive change in the Index Value during a Term. Any increase during a Term is subject to the Cap for that Indexed Strategy for that Term and a Vesting Factor.

•
If an Indexed Strategy has a Floor that allows for a loss, the value of that Indexed Strategy will decrease if the Index Value declines during a Term. Any decrease during a Term is subject to the Floor for that Indexed Strategy.

We currently offer three Indexed Strategies. Each Indexed Strategy has a different level of protection.
• Conservative — An Indexed Strategy with a Floor that does not allow for a loss. Any Index Gain is subject to a Cap and a Vesting Factor and any Index Loss is absorbed by us.
•
Moderate — An Indexed Strategy with a Floor that allows for a loss of up to 5% each Term. Any Index Gain is subject to a Cap and a Vesting Factor and any Index Loss of more than 5% for a Term is absorbed by us.

•
Aggressive — An Indexed Strategy with a Floor that allows for a loss of up to 10% each Term. Any Index Gain is subject to a Cap and a Vesting Factor and any Index Loss of more than 10% for a Term is absorbed by us.

If you elect an income benefit rider, after the rider income start date, the Moderate Indexed Strategy and the Aggressive Indexed Strategy will no longer be available.

Caps
We set a Cap for each Indexed Strategy prior to the start of each Term. This means the Cap for an Indexed Strategy may change for each Term. We will notify you of the Cap that will apply to an Indexed Strategy for the next Term 30 days in advance of that Term.

In general, we will set a higher Cap for an Indexed Strategy with a Floor that allows for a greater loss. This means the Moderate Indexed Strategy generally will have a higher Cap than the Conservative Indexed Strategy and the Aggressive Indexed Strategy generally will have a higher Cap than the Moderate Indexed Strategy.

Floors	We set the Floor for each Indexed Strategy on the Contract Effective Date. That Floor will apply to all Terms of that Indexed Strategy.

Vesting Factors
We set the Vesting Factors for the Index Strategies on the Contract Effective Date. The Vesting Factors for Index Gains are 25% for any day in the first six months of a Term; 50% for any day in the last six months of a Term that is before the final Market Close of the Term; and 100% on or after the final Market Day of the Term. The Vesting Factor for any Index Loss is 100%.

Adjustments for Vested Index Gains and Vested Index Losses
Each day of a Term, the value of amounts held under an Indexed Strategy is adjusted for the Vested Index Gain or the Vested Index Loss since the start of that Term. The adjustments are calculated on the investment base, which is the amount applied to that Indexed Strategy at the start of a Term.

•
For a withdrawal, the adjustment is calculated on the investment base used to pay the withdrawal. Withdrawals include both the amount you request to withdraw and the amount needed to pay the Early Withdrawal Charge.

• For the value of the Indexed Strategy on any day, the adjustment is calculated on the investment base that remains in that Indexed Strategy on that day.
Declared Rate Strategy
Amounts held under the Declared Rate Strategy are credited with interest daily throughout a Term at a rate we set before that Term begins. This means the interest rate for the Declared Rate Strategy may change for each Term, but it will never be less than 1%. We will notify you of the Declared Rate that will apply to the Declared Rate Strategy for the next Term 30 days in advance of that Term.

Strategy Renewals	Subject to the transfer rules, each Strategy will automatically renew for a new Term of that same Strategy, so long as it is still available.

Transfers
You may transfer all or some of the amount held in a Strategy at the end of a Term to another Strategy that is available for the next Term. The effective date of any transfer is the day on which the next Term begins.

Access to Your Money Through Withdrawals	You may take a withdrawal from your annuity at any time prior to the Income Start Date.
•
During the first seven Contract Years, unless you qualify for the Free Withdrawal Allowance or a bailout, as described below, an Early Withdrawal Charge will apply and your withdrawal will be based on your Surrender Value.

• After the first seven Contract Years, the Early Withdrawal Charge no longer applies and your withdrawal will be based on your Account Value.
A withdrawal from an Indexed Strategy during a Term will have a negative effect on the adjustments for any Index Gain for that Term.

Early Withdrawal Charge
An Early Withdrawal Charge applies during the first seven Contract Years if you Surrender your Contract or withdraw an amount in excess of the Free Withdrawal Allowance. The charge is equal to the amount subject to the charge multiplied by the applicable rate set out below.

Contract Year	1	2	3	4	5	6	7	8+
Early Withdrawal Charge Rate	8%	7%	6%	5%	4%	3%	2%	0%

The Early Withdrawal Charge does not apply to the Free Withdrawal Allowance or to any withdrawal under the Bailout provision.

Bailout
We will waive the Early Withdrawal Charge on an amount you withdraw if: (1) you withdraw it at the end of a Term from an Indexed Strategy; and (2) either the renewal Cap for such Indexed Strategy for the next Term is less than the Bailout Cap for the current Term, or such Indexed Strategy will not be available for the next Term. If the Bailout provision will apply at the end of a Term, we will notify you 30 days in advance of the end of that Term.

Payout Options
Like all annuity contracts, the Contract offers a range of Payout Options, which provide Income Benefit payments for your lifetime or for a fixed period. You can choose a Payout Option. After Income Benefit payments begin, you cannot change the Payout Option or any fixed period you selected. The available Payout Options are listed below.

	•	Fixed Period Income
	•	Life Income
	•	Life Income with Payments for at Least a Fixed Period
	•	Joint and One-half Survivor Income

Death Benefit
A Death Benefit is payable under the Contract if you die before the Income Start Date. If the Contract is owned by a non-human owner, such as a trust or a corporation, then a Death Benefit is payable under the Contract if an Annuitant dies before the Income Start Date.

The Death Benefit amount will be based on the greater of: (1) the Account Value as of the Death Benefit Valuation Date; or (2) your Purchase Payment(s) reduced proportionally for all withdrawals, but not including amounts applied to pay Early Withdrawal Charges.

Tax Deferral
The Contract is generally tax deferred, which means that you are not taxed on the earnings in your Contract until the money is paid to you. Contracts owned by non-human owners, such as trusts and corporations, are subject to special rules.

A tax-qualified retirement plan such as an IRA also provides tax deferral. Buying the Contract within a tax-qualified retirement plan does not give you any extra tax benefits. There should be reasons other than tax deferral for buying the Contract within a tax-qualified retirement plan.

Right to Cancel
If you purchase a Contract, you may cancel it within 20 days after you receive it. If you purchase a Contract to replace an existing annuity contract or insurance policy, you have 30 days to cancel the Contract. The right to cancel period may be longer in some states. In many states, you will bear the risk of investment gain or loss before cancellation.

Income Benefit Rider
We offer an optional income rider that enhances your annuity by allowing you to take certain guaranteed withdrawals over your lifetime. The rider provides an alternative that is more flexible than the Income Benefit payments available under the Contract. The rider is available for an annual charge.

Risk Factors
The Contract involves certain risks that you should understand before purchasing it. You should carefully consider your income needs and risk tolerance to determine whether the Contract or a particular Indexed Strategy is appropriate for you. The level of risk you bear and your potential investment performance will differ depending on the Strategies you choose.

Loss of Principal
There is a significant risk of loss of principal and related earnings if you allocate your Purchase Payment(s) to the Moderate Indexed Strategy or the Aggressive Indexed Strategy. Such a loss may be substantial.

This risk exists for each of these Indexed Strategies because you agree to absorb all Index Losses for each Term until the Floor for that Indexed Strategy is reached. This risk of loss does not exist if you allocate your Purchase Payment(s) to the Declared Rate Strategy or the Conservative Indexed Strategy.
If you allocated your Purchase Payment(s) to an Indexed Strategy over multiple Terms and that Indexed Strategy has a Floor that allows for a loss, your loss could be more than the Floor. For example, if you allocate money to the Aggressive Indexed Strategy for multiple terms you may lose up to 10% each Term.

Long-Term Nature of Contract
We designed the Contract to be a long-term investment that you can use to help build a retirement nest egg and provide income for retirement. The limitations, adjustments and charges included in the Contract reflect its long-term nature.

Limits on Investment Return
Any positive adjustment to an Indexed Strategy is limited by a Cap. Any positive adjustment before the end of a Term is also limited by a Vesting Factor, which will be less than 100%. Due to these limitations, in many cases the return on funds allocated to an Indexed Strategy will not fully reflect the Index Gain.

An adjustment only captures the Index Value at the applicable Market Close. You will bear the risk that the Index Value might be significantly low at that time.

Limits on Transfers Between Strategies
You cannot transfer money out of a Strategy prior to the end of a Term. If you want to take money out of Strategy during a Term, you must take a withdrawal from that Strategy or Surrender your Contract.

Early Withdrawal Charge
If you withdraw money from the Contract during the first seven Contract Years, we will deduct an Early Withdrawal Charge in most cases. Deduction of the Early Withdrawal Charge may result in loss of principal.

Timing of Withdrawals, Surrender, Income Start Date, or Death Benefit Claim
You should take into consideration the dates on which the Term(s) of your Indexed Strategies end relative to the timing of a withdrawal or Surrender, the Income Start Date, or the submission of a Death Benefit claim.

For example, a withdrawal from an Indexed Strategy will lock in the existing Index Gain or Index Loss. In addition, due to the Vesting Factor for Index Gains, a withdrawal may reduce the adjustment for an Index Gain that might otherwise apply if the funds were kept in that Indexed Strategy to the end of that Term.

No Ability to Determine Adjustments in Advance
If you request a withdrawal from an Indexed Strategy during a Term, we will process the withdrawal at the first Market Close after receipt of your Request in Good Order. This means you will not be able to determine in advance whether the adjustment that applies to the withdrawal will be positive or negative or to calculate the amount of that adjustment. Likewise, you will not be able to determine in advance the nature and size of an adjustment that applies to the amount payable upon Surrender, as Income Benefit payments, or as the Death Benefit.

Changes in Declared Rates
We set a Declared Rate for each new Term of the Declared Rate Strategy. The Declared Rate may be as low as 1%. You risk the possibility that the Declared Rate for a new Term may be lower than you would find acceptable.

Changes in Caps
We set a Cap for each new Term of an Indexed Strategy. The Cap for a new Term of an Indexed Strategy may be lower than its Cap for the current Term and may be as low as 1%. You risk the possibility that the Cap for a new Term may be lower than you would find acceptable.

Unavailable Indexed Strategies
We may stop offering any Indexed Strategy and, consequently, an Indexed Strategy you selected may not be available after the end of a Term. An Indexed Strategy you selected also may not be available after the end of a Term due to minimums and maximums that we set. In that case, we will transfer the applicable funds to a default Strategy. The funds allocated to a default Strategy may earn a return that is lower than the return they would have earned if there had been no transfer, but will not increase the risk of loss of principal.

Unavailable Declared Rate Strategy
If we stop offering the Declared Rate Strategy, only Indexed Strategies, which may earn 0% for any Term, will be available. In this case, we will offer an Indexed Strategy with a Floor that does not allow for a loss. Unlike a Declared Rate Strategy, no earnings are guaranteed for an Indexed Strategy.

Change in Index
We have the right to replace the S&P 500® Index if it is discontinued or we are no longer able to use it, its calculation changes substantially, or we determine that hedging instruments are difficult to acquire or the cost of hedging becomes excessive. The performance of the new index may not be as good as the performance of the S&P 500 Index. As a result, funds allocated to an Indexed Strategy may earn a return that is lower than the return they would have earned if there had been no replacement.

Involuntary Termination of Contract
If your Account Value falls below the minimum account value of $5,000 for any reason other than rider income payments or rider charges, we may terminate your Contract. For example, we may terminate your Contract if a loss on an Indexed Strategy causes your Account Value to fall below $5,000. If rider income payments and rider charges reduce your Account Value to zero, your rider income payments will continue, but you will not be able to take any withdrawals from your Contract or initiate Income Benefit payments under the Contract.

No Direct Investment in the Market
When you buy the Contract and allocate your Purchase Payment(s) to an Indexed Strategy(ies), you will not be investing in the Index, in any stock included in the Index, or in a mutual fund or exchange-traded fund that tracks the Index. Index Gain and Index Loss are calculated without taking into account dividends that are paid on stocks that make up the Index.

Market Risk
Funds allocated to an Indexed Strategy are subject to the risk that the market value of the underlying securities that comprise the S&P 500 Index may decline. You will absorb any such market loss up to the amount of the Floor. In addition, any positive change in the Index Value over a Term will be lower than the total return on an investment in the stocks that comprise the S&P 500 Index because the total return will reflect dividend payments on those stocks and the Index Values will not reflect those dividend payments.

Regulatory Risk
Great American Life is not an investment company and is not registered as an investment company under the Investment Company Act of 1940. The protections provided to investors by that Act are not applicable to the Contract.

Reliance on Our Claims-Paying Ability
No company other than Great American Life has any legal responsibility to pay amounts owed under the Contract. You should look to the financial strength of Great American Life for its claims-paying ability.

Various factors, such as those listed below, could materially affect our business, financial condition, cash flows or future results and, in turn, our financial strength and claims-paying ability.
	•	Adverse developments in financial markets and deterioration in global economic conditions
	•	Changes in interest rates
	•	Intense competition
	•	Inability to attract and retain independent agents
	•	Inability to obtain reinsurance or to collect on ceded reinsurance
	•	Regulatory restrictions
	•	Failure to maintain a commercially acceptable financial strength rating
	•	Difficulties with technology or data security
	•	Variations from the actuarial assumptions used to establish certain assets and liabilities in our annuity business
A more complete discussion of these factors appears on pages 60-63.
Purchase
You may purchase a Contract only through a registered representative of a broker-dealer that has a selling agreement with our affiliated underwriter, Great American Advisors, Inc.
Any Owner or Annuitant must be age 80 or younger on the Contract Effective Date. To determine eligibility, we will use the person’s age on his/her last birthday. We may make exceptions with respect to the maximum issue age in our discretion.
The Contract is not available in all states. To find out if it is available in the state where you live, ask your registered representative or contact us at P.O. Box 5423, Cincinnati, OH 45201-5423, visit our website at www.GAIGannuities.com, or call us at 1-800-789-6771.
The Contract may not be available for purchase during certain periods. There are a number of reasons why the Contract periodically may not be available, including that we want to limit the volume of sales of the Contract. You may wish to speak to your registered representative about how this may affect your purchase. For example, in order to purchase the Contract, you may be required to submit your purchase application prior to a specific date. In that case, if there is a delay in the application process because your application is incomplete or otherwise not in good order, you might not be able to purchase the Contract. Your broker-dealer may impose conditions on the purchase of the Contract, such as a lower maximum issue age, than we or other selling firms impose.
We reserve the right to reject any application in our discretion.
Purchase Payments
The Contract is a modified single premium annuity contract. This means you may make Purchase Payments only during the Purchase Payment Period. The Purchase Payment Period begins on the Contract Effective Date. It will end two months after the Contract Effective Date.
We must receive your Purchase Payment at our Administrative Office before the end of the Purchase Payment Period. We will not accept any Purchase Payment that we receive after the Income Start Date, after we receive your request to Surrender your Contract, or after a death for which a Death Benefit is payable.
The initial Purchase Payment must be at least $25,000. Each additional Purchase Payment must be at least $10,000. You will need our prior approval if:

•	you are age 75 or younger and want to make a Purchase Payment(s) of more than $1,000,000; or

•	you are over age 75 and want to make a Purchase Payment(s) of more than $750,000.
We reserve the right to refuse a Purchase Payment made in the form of a personal check in excess of $100,000. We may accept a Purchase Payment over $100,000 made in other forms, such as EFT/wire transfers, or certified checks or other checks written by financial institutions. We will not accept a Purchase Payment made with cash, money orders, or traveler’s checks.
Exchanges, Transfers or Rollovers
You may be able to exchange, directly transfer, or rollover one annuity or tax-qualified account to another annuity or tax-qualified account without paying taxes. Before you do, compare the benefits, features, and costs of each annuity or account. You may pay an early withdrawal charge under the old annuity or account. You may also pay a sales charge under the new annuity or account, or you may pay an early withdrawal charge if you later take withdrawals from the new annuity or account. Before you exchange another annuity or account for the Index Frontier 7 annuity, ask your registered representative whether the exchange, transfer or rollover would be advantageous, based on the features, benefits and charges of the Index Frontier 7 annuity.
If you exchange another annuity or tax-qualified account for the Index Frontier 7 annuity, we will not issue your new Contract until we have received the initial Purchase Payment. This may delay the issuance of your new Contract. If you exchange another annuity or tax-qualified account to an existing Index Frontier 7 annuity, then we must receive the funds before the end of the two-month Purchase Payment Period. A delay may prevent the application of those funds to your existing Contract.
Application of Purchase Payments
All Purchase Payments will be held in the Purchase Payment Account until the next Strategy Application Date. On the next Strategy Application Date, we will apply the amount held in the Purchase Payment Account to the Strategies you selected.
In certain states, we are required to give back your Purchase Payment(s) if you decide to cancel your Contract during the free look period. If we are required by law to refund your Purchase Payment(s), we reserve the right to hold your Purchase Payment(s) in the Purchase Payment Account until the first Strategy Application Date on or after the end of the free look period.
We will credit interest daily on amounts held in the Purchase Payment Account at the Guaranteed Minimum Declared Rate set out on your Contract Specifications Page. This rate will be at least 1%.
Purchase Payment Account Value
On any day, the value of the Purchase Payment Account is equal to: (1) Purchase Payments received by us plus interest that we credit at the Guaranteed Minimum Declared Rate; minus (2) the premium tax or other tax that may apply to the Purchase Payments, all withdrawals and related Early Withdrawal Charges and amounts that have been applied to a Strategy.

Strategy Selections
You make your initial Strategy selection in your purchase application. Your initial Strategy selection will be set out on your Contract Specifications Page.
Your initial Strategy selection will also apply to each subsequent Purchase Payment. If you wish to change your selection for a specific Purchase Payment, we must receive your Request in Good Order with your Strategy selection before the Strategy Application Date that applies to that Purchase Payment.
When you select a Strategy, you must also indicate the percentage of the Purchase Payment that you wish to allocate to that Strategy. All allocations must be in whole percentages that total 100%. We reserve the right to round amounts up or down to make whole percentages, and to reduce or increase amounts proportionally in order to total 100%.
Currently there are no limitations on the amounts that may be applied to a Strategy. We may establish minimum and maximum amounts that may be applied to a Strategy for any future Term in our discretion. We will notify you of any such minimum or maximum.
We reserve the right to limit the availability of a Strategy for a Term that would extend beyond the Income Start Date.
Declared Rate Strategy
The Declared Rate Strategy earns interest at a fixed rate. Interest will be credited daily at the applicable Declared Rate. We will set the Declared Rate for a Term before that Term begins. We will notify you of the Declared Rate for a Term at least 30 days before that Term begins.
The Declared Rate for a Term is guaranteed for the entire Term. We may set a different Declared Rate for each new Term or any subsequent Term. In any event, the Declared Rate for a Term will never be less than the Guaranteed Minimum Declared Rate set out on your Contract Specifications Page. This rate will be at least 1%.
Term
The Declared Rate Strategy has Terms of one year. A Term of the Declared Rate Strategy begins on the Strategy Application Date on or after the date that each Purchase Payment is applied to the Contract. A new Term begins on the same day that the prior Term ends.
If you make only one Purchase Payment or you make all of your Purchase Payments before the initial Strategy Application Date, then each Term of the Declared Rate Strategy will end on the same date in any given year. If you make a Purchase Payment after the initial Strategy Application Date, then your Purchase Payments will be applied to the Strategies on different Strategy Application Dates. In this case, the Declared Rate Strategy will have Terms that end on different dates in any given year.
Declared Rate Strategy Value
On any day, the value of the Declared Rate Strategy is equal to:

(1)	the amount applied to that Strategy at the beginning of the current Term; minus

(2)	all withdrawals and related Early Withdrawal Charges; plus

(3)	interest that we credit for the current Term on or before such date based on the Declared Rate for that Term.
Indexed Strategies
The Indexed Strategies provide returns that are based, in part, upon changes in the Index Value. The Indexed Strategies do not earn interest at a fixed rate. Unlike a traditional variable annuity, the Contract values are not based on the investment performance of underlying portfolios.
Adjustments in the value of amounts held in an Indexed Strategy reflect the change in the Index Value since the start of the applicable Term, the Cap for that Indexed Strategy for that Term, the applicable Vesting Factor, and the Floor for that Indexed Strategy. If an Indexed Strategy has a Floor that allows for a loss, then it is possible for you to lose a portion of your Purchase Payment(s) and any earnings allocated to that Indexed Strategy.
See Adjustments for Index Gains and Index Losses section below for additional details.

The Indexed Strategies that are currently available are listed below. You may allocate your funds to any of the Indexed Strategies, subject to the procedures disclosed in this prospectus.

•	Conservative Indexed Strategy with a Floor that does not allow for a loss

•	Moderate Indexed Strategy with a Floor that allows for a loss of up to 5% each Term

•	Aggressive Indexed Strategy with a Floor that allows for a loss of up to 10% each Term
Each Indexed Strategy has a Cap and a Floor for each Term.

•	We will set a new Cap for each Indexed Strategy prior to the start of each Term.

•	The Floor for an Indexed Strategy will never change.
In general, we will set higher Caps for an Indexed Strategy with a Floor that allows for a greater loss.
Term
Each Indexed Strategy has Terms of one year. A Term for each Indexed Strategy will begin on the Strategy Application Date on or after the date that each Purchase Payment is applied to the Contract. A new Term begins on the same day that the prior Term ends.
If you make only one Purchase Payment or you make all of your Purchase Payments before the initial Strategy Application Date, then each Term of each Indexed Strategy will end on the same date in any given year. If you make a Purchase Payment after the initial Strategy Application Date, then your Purchase Payments will be applied to the Strategies on different Strategy Application Dates. In this case, each Indexed Strategy will have Terms that end on different dates in any given year.
Examples. These examples show how a Contract with multiple Purchase Payments may have Terms that end on different dates.

•
You make your initial Purchase Payment on March 10 and another Purchase Payment on March 17. You allocate both payments to the same Strategy and both payments are applied to that Strategy on March 20. Each Term of that Strategy will end on March 20.

•
You make your initial Purchase Payment on May 2 and another Purchase Payment on June 14. You allocate both payments to the same Indexed Strategy. Your initial Purchase Payment is applied to that Indexed Strategy on May 6 and the other Purchase Payment is applied to that Indexed Strategy on June 20. That Indexed Strategy will have a Term that ends on May 6 and another Term that ends on June 20.

Indexed Strategy Value
On any day, the value of an Indexed Strategy is the investment base, reduced for any withdrawals, and adjusted for the Vested Index Gain or Vested Index Loss, as of the date for which the value is being determined.
The initial investment base is equal to the amount applied to that Strategy for that Term. If you take a withdrawal, the investment base is reduced by the amount used to pay the withdrawal and any related Early Withdrawal Charges. The amount used to pay the withdrawal and charge may be greater or less than the dollar amount of the withdrawal depending on whether there is a Vested Index Gain or a Vested Index Loss on the date of the withdrawal.

•	If there is a Vested Index Gain as of the date of a withdrawal, the reduction in the investment base will be less than the actual amount of the withdrawal and any related Early Withdrawal Charge.

•	If there is a Vested Index Loss as of the date of a withdrawal, the reduction in the investment base will be more than the actual amount of the withdrawal and any related Early Withdrawal Charge.
This difference occurs because we determine the reduction in the investment base by dividing the total amount of the withdrawal and any related charge by a percentage that is equal to 100% plus the Vested Index Gain, or 100% minus the Vested Index Loss, as applicable, determined as of the date of the withdrawal.
Example. You have an investment base of $5,000, you take a $1,000 withdrawal, and no Early Withdrawal Charge applies.

•
Assume as of that date, there is no Vested Index Gain or Vested Index Loss. The reduction in the investment base due to the withdrawal is $1,000 ($1,000 / 100% = $1,000 / 1.00 = $1,000). This means that, after a $1,000 withdrawal on a date on which there is no Vested Index Gain or Vested Index Loss, the investment base is $4,000 ($5,000 - $1,000 = $4,000). You receive $1,000 and, because there is no Vested Index Gain or Vested Index Loss, the investment base is $4,000.

•
Assume as of that date, there is a Vested Index Gain of 5%. The reduction in the investment base due to the withdrawal is $952 ($1,000 / (100% + 5%) = $1,000 / 1.05 = $952). This means that, after a $1,000 withdrawal on a date on which there is a 5% Vested Index Gain, the investment base is $4,048 ($5,000 - $952 = $4,048). You receive $1,000 but, due to the Vested Index Gain, the investment base is $4,048 rather than $4,000.

•
Assume as of that date, there is a Vested Index Loss of 10%. The reduction in the investment base due to the withdrawal is $1,111 ($1,000 / (100% - 10%) = $1,000 / 0.90 = $1,111). This means that, after a $1,000 withdrawal on a date on which there is a 10% Vested Index Loss, the investment base is $3,889 ($5,000 - $1,111 = $3,889). You receive $1,000 but, due to the Vested Index Loss, the investment base is $3,889 rather than $4,000.

For additional examples of how the Vested Index Gain or Vested Index Loss affects the reduction in the investment base due to a withdrawal, please refer to the next section of this prospectus on ADJUSTMENTS FOR INDEX GAINS AND INDEX LOSSES.
Adjustments for Index Gains and Index Losses
Overview
Each day of a Term, the value of amounts then held under an Indexed Strategy is adjusted for the Vested Indexed Gain or Vested Indexed Loss since the start of that Term.
Here is the formula that we use to calculate an adjustment for an Indexed Strategy.

Adjustment	=	Investment base for which adjustment is being calculated	x	Vested Index Gain or Vested Index Loss
In this formula, the Vested Index Gain or Vested Index Loss is determined at the last Market Close on or before the date of the adjustment.
Example. At the beginning of a Term, your entire Account Value of $100,000 is allocated to the Moderate Indexed Strategy. You do not take any withdrawals during that Term. You Surrender your Contract at the end of that Term. For this example, we assumed that no Early Withdrawal Charge applies when you Surrender your Contract.

•	If there is a Vested Index Gain of 4%, then the adjustment is $4,000 ($100,000 x 0.04). The amount payable upon Surrender will be $104,000 ($100,000 + $4,000).

•	If there is a Vested Index Loss of 3%, then the adjustment is $3,000 ($100,000 x 0.03). The amount payable upon Surrender will be $97,000 ($100,000 – $3,000).
Index Gain and Index Loss
Before we can calculate the Vested Index Gain or Vested Index Loss since the start of a Term, we must determine the Index Gain or Index Loss over that Term.
An Index Gain or an Index Loss is expressed as a percentage of the Index Value at the start of that Term. It is measured from the Index Value at the start of that Term to the Index Value at the last Market Close on or before the date for which the value is determined.
Index. For each Indexed Strategy, the Index is the S&P 500® Index. The S&P 500 Index includes 500 large cap stocks from leading companies in leading industries of the U.S. economy, capturing approximately 80% coverage of U.S. equities. The S&P 500 Index does not include dividends declared by any of the companies in this index. Consequently, any positive change in the Index Value over a Term will be lower than the total return on an investment in the stocks that comprise the S&P 500 Index.
We may replace the S&P 500 Index if it is discontinued or we are no longer able to use it, its calculation changes substantially, or we determine that hedging instruments are difficult to acquire or the cost of hedging becomes excessive. We would attempt to choose a replacement index that is similar to the S&P 500 Index. We will notify you in writing at least 30 days before we replace the S&P 500 Index. If we replace the S&P 500 Index during a Term, we will calculate adjustments for Index Gains and Index Losses using the S&P 500 Index up until the replacement date. After the replacement date, we will calculate adjustments for Index Gains and Index Losses using the new index, but with a modified start of Term value for the new index. The modified start of Term value for the new index will reflect the Index Gain or Index Loss for the S&P 500 Index from the start of the Term to the replacement date. If we replace the S&P 500 Index, the applicable Cap and Bailout Cap for the Term, the Floor for the Strategy, and the Vesting Factors will not change. See Appendix B for an example of the calculation that would be used if we replaced the S&P 500 Index.
Index Value. On any Market Day, the Index Value is the closing value of the Index on that day. We will use consistent sources to obtain the closing values of the Index. If those sources are no longer available, we will select an alternative published source(s) to obtain such values.
Example. The Index Value was 1000 at the start of a Term.

•	If the Index Value at the applicable Market Close is 1,065, then the Index Gain is 6.5%.

•	If the Index Value at the applicable Market Close is 925, then the Index Loss is 7.5%.
Vested Index Gain. The Vested Index Gain is the portion of the change in the Index Value used for an adjustment. Here is the formula that we use to calculate a Vested Index Gain.

Vested Index Gain	=	Index Gain (but not more than the Cap for the Term)	x	Applicable Vesting Factor for that day

Vesting Factor. The Vesting Factor for an Index Gain varies depending on the day of the Term for which the Vested Index Gain is calculated. A Vesting Factor limits the portion of the Index Gain that is taken into account for a given Indexed Strategy for a given Term.

Vesting Factor
On a day in first six months of a Term	25%
On a day in last six months of a Term but before the final Market Close of that Term	50%
On or after the final Market Day of a Term	100%
Months are measured from the first day of the Term. For example, if a Term starts on January 20, the final six months of that Term will begin on July 20.
Cap. The Cap is the largest possible Index Gain that is taken into account for an Indexed Strategy for a Term. For example, if the Cap is 5% for a Term and the Index Gain is 8% for that Term, the Vested Index Gain will be 5% at the end of that Term.

•	The Cap will vary between Indexed Strategies. The Cap for a given Indexed Strategy will vary between Terms.

•	We guarantee that the Cap for a Term of an Indexed Strategy will never be less than 1%.

•	We reserve the right in the future to set Caps that may be higher for Contracts with an income benefit rider than the Caps we set for Contracts without an income benefit rider.

•	Your return on an Indexed Strategy may be less than the Cap.
We set Caps for an Indexed Strategy based on the cost of hedging, interest rates, and other market factors.
We do not currently set different Caps for Contracts with income benefit riders, but we reserve the right to do so. If we exercise that right in the future, we will amend this prospectus to include information about the circumstances under which we would set higher Caps. You should not purchase an income benefit rider with the expectation of getting a higher Cap than a Contract without an income benefit rider.
For current Caps offered for new Contracts, please contact your registered representative. Once your Contract is effective, we will send you a written notice 30 days in advance of the end of each Term with information about the Indexed Strategies that will be available for the next Term and the Caps that will apply to those Indexed Strategies for the next Term.
Because we can change the Caps that apply to the Indexed Strategies, the Contract has a Bailout provision that allows you to take a withdrawal without incurring an Early Withdrawal Charge under certain circumstances. See Bailout discussion in the Withdrawals and Surrenders section below.
Example. Your entire Account Value of $100,000 is allocated to the Moderate Indexed Strategy, which has a 6% Cap for the Term. You Surrender your Contract in month 9 of that Term, which means a Vesting Factor of 50% applies. For this example, we assumed that you did not take any withdrawals before you Surrender your Contract and no Early Withdrawal Charge applies when you Surrender your Contract. Assume the Index Gain for the Term is 8%. Because the Index Gain is greater than the Cap, the Cap applies and limits the Index Gain to a maximum of 6%. As a result, the Vested Index Gain will be 3% (0.50 x 6% = 3%). The adjustment that applies upon Surrender will be $3,000 and the amount payable will be $103,000.
Vested Index Loss. The Vested Index Loss is the portion of the change in the Index Value used for an adjustment. Here is the formula that we use to calculate a Vested Index Loss.

Vested Index Loss	=	Index Loss (to the extent that it is no worse than the Floor)	x	Vesting Factor
Vesting Factor. The Vesting Factor for each Index Loss is 100%
Floor
The Floor is the worst possible Index Loss that is taken into account for an Indexed Strategy for a Term. For example, if the Floor for an Indexed Strategy allows for a loss of up to 5% and the Index Loss is 7% for a Term, then the Vested Index Loss will be 5% for that Term.
The Floor varies between Indexed Strategies, but the Floor for a given Indexed Strategy will be the same for all Terms of that Indexed Strategy. The Floor for each Indexed Strategy is set out on your Contract Specifications Page.
Example. Your entire Account Value of $100,000 is allocated to the Moderate Indexed Strategy, which allows for a loss of up to 5% each Term. You Surrender your Contract before the end of a Term, which means the 100% Vesting Factor applies. For this example, we assumed that you did not take any withdrawals before you Surrender your Contract and no Early Withdrawal Charge applies when you Surrender your Contract. Assume the Index Loss is 7.5%. Because the Index Loss exceeds the Floor, the Floor applies and limits the Index Loss to a maximum of 5%. As a result, the Vested Index Loss will be 5% (1.00 x 5% =

5%). The adjustment that applies upon Surrender will be $5,000 and the amount payable will be $95,000.
Effect of Adjustments. Adjustments are calculated on the investment base, which is the amount applied to that Indexed Strategy at the start of a Term. Here is a summary of the effect of adjustments for Vested Index Gains and Vested Index Losses in various situations.

	Value of Indexed Strategy on any Day	Withdrawals and Early Withdrawal Charges	Surrender, Income Start Date and Death Benefit Valuation Date
Adjustment for Vested Index Gain	Increases the value of the investment base	Reduces the investment base by less than the actual amount of the withdrawal and any charge	Increases the value of the Indexed Strategy used to calculate the amount payable upon Surrender, the amount used to provide Income Benefit payments, or the Death Benefit amount*

Adjustment for Vested Index Loss	Reduces the value of the investment base	Reduces the investment base by more than the actual amount of the withdrawal and any charge	Reduces the value of the Indexed Strategy used to calculate the amount payable upon Surrender, the amount used to provide Income Benefit payments, or the Death Benefit amount*

Additional Information	Any adjustment for a Vested Index Gain or a Vested Index Loss will affect the value of the Indexed Strategy.	You will receive the amount you requested, and any adjustment for a Vested Index Gain or a Vested Index Loss will affect the investment base of the Indexed Strategy	Any adjustment for a Vested Index Gain or a Vested Index Loss will affect the amount payable upon Surrender, the amount used to provide Income Benefit payments, or the Death Benefit amount*
*If a return of Purchase Payment Death Benefit is being paid, an adjustment will have no impact on the Death Benefit amount.

Examples - Impact of Withdrawals on Indexed Strategy Values
These examples are intended to show you how a withdrawal from an Indexed Strategy before the end of the Term affects the Indexed Strategy values and the adjustment for Vested Index Gains and Vested Index Losses at the end of the Term. These examples assume that you allocate your entire $50,000 Purchase Payment to the Moderate Indexed Strategy. To simplify the examples, we assumed that no Early Withdrawal Charge applies.
Example of Withdrawal When Index Rising Steadily

Impact of $10,000 Withdrawal in Month 4 of Term
Investment Base at Term Start	$50,000
Index Value at Term Start	1,000
Index Value at Date of Withdrawal	1,040
Index Gain (Loss)	(1,040 - 1,000) / 1,000 = 4%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap/Floor	Gain of 4%
Vesting Factor	25% for Gain/100% for Loss
Vested Index Gain (Loss)	4% x 25% = 1% Gain
Reduction in Investment Base	$10,000 / (100% + 1%) = $9,901
Investment Base After Withdrawal	$50,000 - $9,901 = $40,099

Value at End of Term
Investment Base After Withdrawal	$40,099
Index Value at Term Start	1,000
Index Value at Term End	1,090
Index Gain (Loss)	(1,090 - 1,000) / 1,000 = 9%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap/Floor	Gain of 8%
Vesting Factor	100% for Gain or Loss
Vested Index Gain (Loss)	8% x 100% = 8% Gain
Adjustment for Gain (Loss)	$40,099 x 8% = $3,208
Strategy Value at Term End	$40,099 + $3,208 = $43,307

In this example, the amount you realized on your $50,000 investment at the end of the Term is $53,307 ($10,000 withdrawal plus the $43,307 Strategy value at the end of the Term). Had no withdrawal occurred, your Strategy value at the end of the Term would have been $54,000 ($50,000 investment base plus 8% for Vested Index Gain). This hypothetical Strategy value of $54,000 exceeds the amount realized of $53,307 because the vesting factor at the time of the withdrawal affected the reduction in the investment base, and because subsequent index gains were calculated on a smaller investment base.

Example of Withdrawal When Index Falls and Then Rises

Impact of $10,000 Withdrawal in Month 4 of Term
Investment Base at Term Start	$50,000
Index Value at Term Start	1,000
Index Value at Date of Withdrawal	940
Index Gain (Loss)	(940 - 1,000) / 1,000 = -6%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap/Floor	Loss of 5%
Vesting Factor	25% for Gain/100% for Loss
Vested Index Gain (Loss)	-5% x 100% = 5% Loss
Reduction in Investment Base	$10,000 / (100% - 5%) = $10,526
Investment Base After Withdrawal	$50,000 - $10,526 = $39,474

Value at End of Term
Investment Base After Withdrawal	$39,474
Index Value at Term Start	1,000
Index Value at Term End	1,090
Index Gain (Loss)	(1,090 - 1,000) / 1,000 = 9%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap/Floor	Gain of 8%
Vesting Factor	100% for Gain or Loss
Vested Index Gain (Loss)	8% x 100% = 8% Gain
Adjustment for Gain (Loss)	$39,474 x 8% = $3,158
Strategy Value at Term End	$39,474 + $3,158 = $42,632
In this example, the amount you realized on your $50,000 investment at the end of the Term is $52,632 ($10,000 withdrawal plus the $42,632 Strategy value at the end of the Term). Had no withdrawal occurred, your Strategy value at the end of the Term would have been $54,000 ($50,000 investment base plus 8% for Vested Index Gain). This hypothetical Strategy value of $54,000 exceeds the amount realized of $52,632 because the index loss at the time of the withdrawal caused the reduction in the investment base to be greater than the actual amount withdrawn, and because subsequent index gains were calculated on a smaller investment base.

Example of Withdrawal When Index Falling Steadily

Impact of $10,000 Withdrawal in Month 4 of Term
Investment Base at Term Start	$50,000
Index Value at Term Start	1,000
Index Value at Date of Withdrawal	980
Index Gain (Loss)	(980 - 1,000) / 1,000 = -2%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap/Floor	Loss of 2%
Vesting Factor	25% for Gain/100% for Loss
Vested Index Gain (Loss)	2% x 100% = 2% Loss
Reduction in Investment Base	$10,000 / (100% - 2%) = $10,204
Investment Base After Withdrawal	$50,000 - $10,204 = $39,796

Value at End of Term
Investment Base After Withdrawal	$39,796
Index Value at Term Start	1,000
Index Value at Term End	900
Index Gain (Loss)	(900 - 1,000) / 1,000 = -10%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap/Floor	Loss of 5%
Vesting Factor	100% for Gain or Loss
Vested Index Gain (Loss)	5% x 100% = 5% Loss
Adjustment for Gain (Loss)	$39,796 x -5% = $1,990
Strategy Value at Term End	$39,796 - $1,990 = $37,806
In this example, the amount you realized on your $50,000 investment at the end of the Term is $47,806 ($10,000 withdrawal plus the $37,806 Strategy value at the end of the Term). Had no withdrawal occurred, your Strategy value at the end of the Term would have been $47,500 ($50,000 investment base minus 5% for Vested Index Loss). This hypothetical Strategy value of $47,500 is less than the amount realized of $47,806 because subsequent index losses were calculated on a smaller investment base.

Example of Withdrawal When Index Rises and Then Falls

Impact of $10,000 Withdrawal in Month 4 of Term
Investment Base at Term Start	$50,000
Index Value at Term Start	1,000
Index Value at Date of Withdrawal	1,040
Index Gain (Loss)	(1,040 - 1,000) / 1,000 = 4%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap/Floor	Gain of 4%
Vesting Factor	25% for Gain/100% for Loss
Vested Index Gain (Loss)	4% x 25% = 1% Gain
Reduction in Investment Base	$10,000 / (100% + 1%) = $9,901
Remaining Investment Base	$50,000 - $9,901 = $40,099

Value at End of Term
Investment Base After Withdrawal	$40,099
Index Value at Term Start	1,000
Index Value at Term End	900
Index Gain (Loss)	(900 - 1,000) / 1,000 = -10%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap/Floor	Loss of 5%
Vesting Factor	100% for Gain or Loss
Vested Index Gain (Loss)	5% x 100% = 5% Loss
Adjustment for Gain (Loss)	$40,099 x -5% = -$2,005
Strategy Value at Term End	$40,099 - $2,005 = $38,094

In this example, the amount you realized on your $50,000 investment at the end of the Term is $48,094 ($10,000 withdrawal plus the $38,094 Strategy value at the end of the Term). Had no withdrawal occurred, your Strategy value at the end of the Term would have been $47,500 ($50,000 investment base minus 5% for Vested Index Loss). This hypothetical Strategy value of $47,500 is less than the amount realized of $48,094 because the index gain at the time of the withdrawal caused the reduction in the investment base to be less than the actual amount withdrawn, and because subsequent index losses were calculated on a smaller investment base.

Example of Multiple Withdrawals in a Volatile Market

Impact of $2,500 Withdrawal in Month 4 of Term
Investment Base at Term Start	$50,000
Index Value at Term Start	1,000
Index Value at Date of Withdrawal	1,040
Index Gain (Loss)	(1,040 - 1,000) / 1,000 = 4%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap	Gain of 4%
Vesting Factor	25% for Gain
Vested Index Gain (Loss)	4% x 25% = 1% Gain
Reduction in Investment Base	$2,500 / (100% + 1%) = $2,475
Investment Base After Month 4 Withdrawal	$50,000 - $2,475 = $47,525

Impact of $3,500 Withdrawal in Month 6 of Term
Investment Base After Month 4 Withdrawal	$47,525
Index Value at Term Start	1,000
Index Value at Date of Withdrawal	970
Index Gain (Loss)	(970 - 1,000) / 1,000 = ‑3%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap	Loss of 3%
Vesting Factor	100% for Loss
Vested Index Gain (Loss)	3% x 100% = 3% Loss
Reduction in Investment Base	$3,500 / (100% - 3%) = $3,608
Investment Base after Month 6 Withdrawal	$47,525 - $3,608 = $43,917

Impact of $4,000 Withdrawal in Month 8 of Term
Investment Base After Month 6 Withdrawal	$43,917
Index Value at Term Start	1,000
Index Value at Date of Withdrawal	1,100
Index Gain (Loss)	(1,100 - 1,000) / 1,000 = 10%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap	Gain of 8%
Vesting Factor	50% for Gain
Vested Index Gain (Loss)	50% x 8% = 4% Gain
Reduction in Investment Base	$4,000 / (100% + 4%) = $3,846
Investment Base After Month 8 Withdrawal	$43,917 - $3,846 = $40,071

Value at End of Term
Investment Base After Month 8 Withdrawal	$40,071
Index Value at Term Start	1,000
Index Value at Term End	940
Index Gain (Loss)	(940 - 1,000) / 1,000 = ‑6%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap	Loss of 5%
Vesting Factor	100% for Loss
Vested Index Gain (Loss)	5% x 100% = 5% Loss
Adjustment for Gain (Loss)	$40,071 x -5% = ‑$2,004
Strategy Value at Term End	$40,071 - $2,004 = $38,067

In this example, the amount you realized on your $50,000 investment at the end of the Term is $48,067 ($10,000 total withdrawal plus the $38,067 Strategy value at the end of the Term). Had no withdrawal occurred, your Strategy value at the end of the Term would have been $47,500 ($50,000 investment base minus 5% for Vested Index Loss). This hypothetical Strategy value of $47,500 is less than the amount realized of $48,067 because:
(1) the Vested Index Gain at the time of the $2,500 and $4,000 withdrawals caused the reduction in the investment base to be less than the actual amount withdrawn; and
(2) subsequent index losses were calculated on a smaller investment base.
Renewals and Transfers at the End of a Term
Renewals
The value of a Strategy at the end of a Term will automatically be applied to a new Term of the same Strategy, so long as it is available. The amount that is available for renewal at the end of a Term of a Strategy is equal to the value of the Strategy on the last day of that Term.
Transfers
You may transfer all or part of the value of a Strategy held for a Term from that Strategy to another Strategy at the end of that Term. A transfer of an amount held in a Strategy may only occur at the end of the Term for which such amount is being held. The amount that is available for transfer at the end of a Term of a Strategy is equal to the value of the Strategy on the last day of that Term.
We will send you written notice 30 days in advance of the end of a Term to provide you with the opportunity to transfer funds out of the Strategy(ies) with Terms that are ending. We must receive your Request in Good Order for a transfer prior to the end of the Term. For example, if the end of a Term falls on a weekend, we must receive your request on the last Market Day before that weekend.
Limitations
Any renewal or transfer will be subject to Strategy availability, minimums and maximums. Currently, no minimums or maximums apply to any of the Strategies.
The new Term of each Strategy is subject to the Declared Rate or Cap in effect for that Strategy for that new Term. For example, the Declared Rate for a new Term of the Declared Rate Strategy may be different than the Declared Rate for the Term that is ending. Likewise, the Cap for an Indexed Strategy for a new Term may be different than the Cap for that Indexed Strategy for the Term that is ending.
Availability of Strategies
At the end of a Term, we may eliminate a particular Strategy in our discretion. We will send you a written notice 30 days in advance of the end of each Term with information about the Strategies that will be available for the next Term and the Declared Rate and the Caps that will apply.
We are not obligated to offer the Declared Rate Strategy or any one particular Indexed Strategy. We reserve the right to stop offering any of the Strategies temporarily. We reserve a right to impose a minimum or maximum for amounts allocated to a given Strategy. All Strategies may not be available in all states. One Indexed Strategy will always be available. If the Declared Rate Strategy is no longer available, then an Indexed Strategy that has a Floor that allows for no loss will be available. Unlike a Declared Rate Strategy, no earnings are guaranteed for an Indexed Strategy. We can add or stop offering any Indexed Strategy at our discretion. For example, we may stop offering Indexed Strategies with a Floor below zero after the first seven Contract Years. We may offer some Indexed Strategies to Contracts with an optional income benefit rider that we do not offer to other Contracts.
If we add or stop offering a Strategy, we will send you a notification. If funds are then held in a Strategy that will no longer be available, the funds will remain in that Strategy until the end of the Term.
If you have allocated money to an Indexed Strategy and that Indexed Strategy will not be available for the next Term, then the Bailout provision will apply. In this case, you may withdraw money from that Indexed Strategy at the end of the current Term without incurring an Early Withdrawal Charge.
Allocations to Default Strategies
Here are the rules that will apply if, at the end of a Term, the amount available for renewal or transfer cannot be applied to a new Term of a Strategy because:

•	that Strategy is no longer available;

•	the amount to be applied is below the minimum for that Strategy for the new Term; or

•	the amount to be applied exceeds the maximum for that Strategy for the new Term.
If the amount to be applied exceeds the maximum, then the default allocation rules will apply only to the excess amount. Example: If the maximum amount for a strategy is $50,000 and the amount available for renewal is $54,000, then the default allocation rules will apply only to the excess $4,000.
Allocations to default Strategies will be subject to the minimums and maximums for those Strategies for the new Term.
Unavailable Declared Rate Strategy. We will transfer the amount that would have been applied to the Declared Rate Strategy to an Indexed Strategy that has a Floor that allows for no Index Loss to be taken into account.
Unavailable Indexed Strategy. We will transfer the amount that would have been applied to that Indexed Strategy:

•	to another Indexed Strategy that has a Floor that is closest to the Floor of the intended Indexed Strategy, but does not allow a worse Index Loss to be taken into account; or

•	if no such Indexed Strategy is available, to the Declared Rate Strategy.
Withdrawals and Surrenders
Withdrawals
You may take a withdrawal from your Contract at any time before the earlier of the Income Start Date or a death for which a Death Benefit is payable. The right to withdraw may be restricted under certain tax-qualified retirement plans. A withdrawal must be made by a Request in Good Order.
We will withdraw funds from your Account Value as of the date on which we receive your Request in Good Order or any later effective date. Unless you instruct us otherwise by a Request in Good Order prior to the date of a specified withdrawal, a withdrawal will be taken from the Purchase Payment Account and Strategies of your Contract in the following order:

(1)	first from funds held under a Term of a Strategy that qualifies for withdrawal under a Bailout provision, if any, and if more than one Strategy qualifies, then it will be taken proportionally;

(2)	then from the Purchase Payment Account;

(3)	then from the Declared Rate Strategy, and if more than one Term, then it will be taken proportionally; and

(4)	then from the Indexed Strategies, and if more than one Indexed Strategy or Term, then it will be taken proportionally.
If an Early Withdrawal Charge applies to your withdrawal, you will receive the amount that you requested, and your Account Value will be reduced by the amount you receive plus the amount needed to pay the Early Withdrawal Charge. If the withdrawal is taken from an Indexed Strategy, an adjustment for the Vested Index Gain or Vested Index Loss will apply. The adjustment for the Vested Index Gain and Vested Index Loss is explained in the Adjustment for Index Gains and Index Losses section of this prospectus.
The amount of the withdrawal must not be less than $500. If the withdrawal would reduce the Account Value to less than the minimum account value of $5,000, we will treat the withdrawal request as a request to withdraw the maximum amount that may be taken without reducing your Account Value to less than $5,000.

We will determine the amount available for withdrawal as of the date we receive your Request in Good Order or any later effective date set by the request. The amount available for withdrawal will reflect an adjustment for the applicable Vested Index Gain or Vested Index Loss. We will adjust the value of an Indexed Strategy for the Vested Index Gain or Vested Index Loss before we determine the Account Value and calculate any applicable Early Withdrawal Charge.
Example: Amount Available for a Withdrawal When Index Rises
This example assumes:

•	you allocate your entire $50,000 Purchase Payment to the Moderate Indexed Strategy;

•	the Contract Effective Date and the Term Start Date are both April 6, 2017;

•	the Cap for the initial Term of the Moderate Indexed Strategy is 8%;

•	you request a $10,000 withdrawal on August 1, 2017;

•	you do not take any other withdrawals during the initial Term; and

•	the Term End Date is April 6, 2018.

Term Start Date	April 6, 2017
Strategy Value	$50,000	See Footnote 1 below.
Investment Base	$50,000	See Footnote 1 below.
Cap for Term	Gain of 8%	See Footnote 2 below.
Index Value	1900
Withdrawal Date	August 1, 2017
Index Value	1976
Index Gain	4%	See Footnote 3 below.
Index Gain Limited by Cap	4%	See Footnote 4 below.
Vesting Factor	25%	See Footnote 5 below.
Vested Index Gain	1%	See Footnote 6 below.
Adjustment for Vested Index Gain	$500	See Footnote 7 below.
Strategy Value before Withdrawal	$50,500	See Footnote 8 below.
Amount of Withdrawal Requested	$10,000
Free Withdrawal Allowance	$5,000	See Footnote 9 below.
Early Withdrawal Charge	$435	See Footnote 10 below.
Total Amount Withdrawn	$10,435	See Footnote 11 below.
Reduction in Investment Base for Withdrawal	$10,332	See Footnote 12 below.
Investment Base after Withdrawal	$39,668	See Footnote 12 below.
Strategy Value after Withdrawal	$40,065	See Footnote 13 below.
Term End Date	April 6, 2018
Index Value	2033
Index Gain	7%	See Footnote 14 below.
Index Gain Limited by Cap	7%	See Footnote 15 below.
Vesting Factor	100%	See Footnote 16 below.
Vested Index Gain	7%	See Footnote 17 below.
Investment Base	$39,668	See Footnote 12 below.
Adjustment for Vested Index Gain	$2,777	See Footnote 18 below.
Strategy Value	$42,445	See Footnote 19 below.
Footnote 1. On the Term Start Date, the Strategy Value is equal to the Investment Base for the Term, which is the amount applied to the Strategy on the Term Start Date.
Footnote 2. The Cap is the largest possible Index Gain that is taken into account for an Indexed Strategy for a Term. In this example, the Cap is 8%, which means it will not apply if an Index Gain is less than 8%.
Footnote 3. The Index Gain is equal to the percentage change in the Index Value measured from the Term Start Date to the Withdrawal Date.

Formula	(Index Value on Withdrawal Date - Index Value on Term Start Date) / Index Value on Term Start Date
Calculation	(1,976 - 1,900) / 1,900 = 4%

Footnote 4. In this example, the Index Gain on the Withdrawal Date is not limited by the Cap because 4% Index Gain is less than 8%.
Footnote 5. A Vesting Factor limits the portion of an Index Gain that is taken into account for an Indexed Strategy. The Vesting Factor for an Index Gain varies depending on the day of the Term for which the Vested Index Gain is calculated. The Vesting Factor for an Index Gain on any day in the first six months of a Term is 25%. The Vesting Factor for an Index Gain on any day in the second six months of a Term is 50%. The Vesting Factor for an Index Gain on the Term End Date is 100%.
Footnote 6. For any day of a Term, the Vested Index Gain is equal to any Index Gain, to the extent it does not exceed the Cap, multiplied by the applicable Vesting Factor for that day. In this example, the Vesting Factor on the Withdrawal Date is 25% because the Withdrawal Date is a day in the first six months of the Term.

Formula	Index Gain limited by Cap x Vesting Factor = Vested Index Gain
Calculation	4% x 25% = 1%
Footnote 7. On the Withdrawal Date, the adjustment for the Vested Index Gain is equal to the Investment Base on that date multiplied by the Vested Index Gain on that date.

Formula	Investment Base x Vested Index Gain = Adjustment for Vested Index Gain
Calculation	$50,000 x 1% = $500
Footnote 8. In this example, there is a Vested Index Gain on the Withdrawal Date and you have not taken any withdrawals before the Withdrawal Date. This means the Strategy Value on that date is the Investment Base plus the adjustment for the Vested Index Gain as of that date.

Formula	Investment Base + Vested Index Gain = Strategy Value
Calculation	$50,000 + $500 = $50,500
Footnote 9. The Free Withdrawal Allowance (FWA) for the first Contract Year is 10% of the Purchase Payment. The FWA for each subsequent Contract Year is 10% of the Account Value as of the most recent Contract Anniversary.

Formula	Purchase Payment x 10% = FWA for first Contract Year
Calculation	$50,000 x 10% = $5,000
Footnote 10. The Early Withdrawal Charge that would apply to your withdrawal is equal to the amount subject to the charge multiplied by the Early Withdrawal Charge rate (EWC rate). The amount subject to the charge includes the charge itself. The amount subject to the charge does not include the FWA. The EWC rate depends on the Contract Year. In this example, the withdrawal occurs in the first Contract Year, when the EWC rate is 8%. The Early Withdrawal Charge rate declines after each of the first seven Contract Years. There is no Early Withdrawal Charge after Contract Year 7.

Formula	[(Requested withdrawal - FWA) x EWC rate] / (1.00 - EWC rate) = Early Withdrawal Charge
Calculation	[($10,000 - $5,000) x 0.08] / (1.00 - 0.08) = $5,000 x 0.08 / 0.92 = $400 / 0.92 = $435
Footnote 11. When you request a withdrawal, you receive the amount you requested. If an Early Withdrawal Charge applies, we also withdraw an amount equal to the charge. This means that the total amount withdrawn from your annuity is equal to the amount you requested plus the applicable Early Withdrawal Charge.

Formula	Requested withdrawal + Early Withdrawal Charge = total amount withdrawn
Calculation	$10,000 + $435 = $10,435
Footnote 12. When you take a withdrawal, the Investment Base is reduced. If there is a Vested Index Gain as of the Withdrawal Date, the reduction in the Investment Base will be less than the total amount withdrawn. This difference occurs because your withdrawal is credited with a proportionate share of the Vested Index Gain.

Formula	Total Amount Withdrawn / (100% + Vested Index Gain) = reduction in investment base
Calculation	$10,435 / 1.01 = $10,332
Formula	Investment Base before withdrawal - reduction in Investment Base for withdrawal = Investment Base after withdrawal
Calculation	$50,000 - $10,332 = $39,668

Footnote 13. On the Withdrawal Date after the withdrawal, the Strategy Value is equal to the Investment Base after the withdrawal plus the adjustment for Vested Index Gain calculated on that reduced Investment Base.

Formula	Investment Base after withdrawal + (Investment Base after withdrawal x Vested Index Gain) = Strategy Value
Calculation	$39,668 + ($39,668 x 1%) =$39,668 + $397 = $40,065
Note that this is the same as the Strategy Value before the withdrawal minus the total amount withdrawn.

Formula	Strategy Value before withdrawal - total amount withdrawn = Strategy Value after withdrawal
Calculation	$50,500 - $10,435 = $40,065
Footnote 14. The Index Gain is equal to the percentage change in the Index Value measured from the Term Start Date to the Term End Date.

Formula	(Index Value on Term End Date - Index Value on Term Start Date) / Index Value on Term Start Date
Calculation	(2,033 - 1,900) / 1,900 = 7%
Footnote 15. In this example, the Index Gain on the Term End Date is not limited by the Cap because the 7% Index Gain is less than 8%.
Footnote 16. The Vesting Factor for an Index Gain on the Term End Date is 100%.
Footnote 17. On the Term End Date, the Vested Index Gain is equal to any Index Gain, to the extent it does not exceed the Cap, multiplied by the Vesting Factor for the Term End Date.

Formula	Index Gain limited by Cap x Vesting Factor = Vested Index Gain
Calculation	7% x 100% = 7%
Footnote 18. On the Term End Date, the adjustment for the Vested Index Gain is equal to the Investment Base on that date multiplied by the Vested Index Gain on that date.

Formula	Investment Base x Vested Index Gain = Adjustment for Vested Index Gain
Calculation	$39,668 x 7% = $2,777
Footnote 19. In this example, there is a Vested Index Gain on the Term End Date and you have taken a $10,000 withdrawal during the Term. This means the Strategy Value on that date is the Investment Base on the Term End Date plus the adjustment for the Vested Index Gain as of that date.

Formula	Investment Base + Vested Index Gain = Strategy Value
Calculation	$39,668 + $2,777 = $42,445

Example: Amount Available for a Withdrawal When Index Falls
This example assumes:

•	you allocate your entire $50,000 Purchase Payment to the Aggressive Indexed Strategy;

•	the Contract Effective Date and the Term Start Date are both April 6, 2017;

•	you request a $10,000 withdrawal on August 1, 2017;

•	you do not take any other withdrawals during the initial Term; and

•	the Term End Date is April 6, 2018.

Term Start Date	April 6, 2017
Strategy Value	$50,000	See Footnote 1 below.
Investment Base	$50,000	See Footnote 1 below.
Floor	Loss of 10%	See Footnote 2 below.
Index Value	1900
Withdrawal Date	August 1, 2017
Index Value	1786
Index Loss	-6%	See Footnote 3 below.
Index Loss Limited by Floor	-6%	See Footnote 4 below.
Vesting Factor	100%	See Footnote 5 below.
Vested Index Loss	-6%	See Footnote 6 below.
Adjustment for Vested Index Loss	-$3,000	See Footnote 7 below.
Strategy Value before Withdrawal	$47,000	See Footnote 8 below.
Amount of Withdrawal Requested	$10,000
Free Withdrawal Allowance	$5,000	See Footnote 9 below.
Early Withdrawal Charge	$435	See Footnote 10 below.
Total Amount Withdrawn	$10,435	See Footnote 11 below.
Reduction in Investment Base for Withdrawal	$11,101	See Footnote 12 below.
Investment Base after Withdrawal	$38,899	See Footnote 12 below.
Strategy Value after Withdrawal	$36,565	See Footnote 13 below.
Term End Date	April 6, 2018
Index Value	1748
Index Loss	-8%	See Footnote 14 below.
Index Loss Limited by Floor	-8%	See Footnote 15 below.
Vesting Factor	100%	See Footnote 16 below.
Vested Index Loss	-8%	See Footnote 17 below.
Investment Base	$38,899	See Footnote 12 below.
Adjustment for Vested Index Loss	-$3,112	See Footnote 18 below.
Strategy Value	$35,787	See Footnote 19 below.
Footnote 1. On the Term Start Date, the Strategy Value is equal to the Investment Base for the Term, which is the amount applied to the Strategy on the Term Start Date.
Footnote 2. The Floor is the largest possible Index Loss that is taken into account for an Indexed Strategy for a Term. In this example, the Floor is a 10% Loss, which means it will not apply if an Index Loss is less than 10%.
Footnote 3. The Index Loss is equal to the percentage change in the Index Value measured from the Term Start Date to the Withdrawal Date.

Formula	(Index Value on Withdrawal Date - Index Value on Term Start Date) / Index Value on Term Start Date
Calculation	(1,786 - 1,900) / 1,900 = -6%
Footnote 4. In this example, the Index Loss on the Withdrawal Date is not limited by the Floor because 6% Index Loss is less than 10%.
Footnote 5. A Vesting Factor limits the portion of an Index Loss that is taken into account for an Indexed Strategy. The Vesting Factor for an Index Loss on any day of a Term is 100%.
Footnote 6. For any day of a Term, the Vested Index Loss is equal to any Index Loss, to the extent it does not exceed the Floor, multiplied by the Vesting Factor.

Formula	Index Loss limited by Floor x Vesting Factor = Vested Index Loss
Calculation	-6% x 100% = -6%

Footnote 7. On the Withdrawal Date, the adjustment for the Vested Index Loss is equal to the Investment Base on that date multiplied by the Vested Index Loss on that date.

Formula	Investment Base x Vested Index Loss = Adjustment for Vested Index Loss
Calculation	$50,000 x -6% = -$3,000
Footnote 8. In this example, there is a Vested Index Loss on the Withdrawal Date and you have not taken any withdrawals before the Withdrawal Date. This means the Strategy Value on that date is the Investment Base, plus the adjustment for the Vested Index Loss as of that date.

Formula	Investment Base - Vested Index Loss = Strategy Value
Calculation	$50,000 + -$3,000 = $47,000
Footnote 9. The Free Withdrawal Allowance (FWA) for the first Contract Year is 10% of the Purchase Payment. The FWA for each subsequent Contract Year is 10% of the Account Value as of the most recent Contract Anniversary.

Formula	Purchase Payment x 10% = FWA for first Contract Year
Calculation	$50,000 x 10% = $5,000
Footnote 10. The Early Withdrawal Charge that would apply to your withdrawal is equal to the amount subject to the charge multiplied by the Early Withdrawal Charge rate (EWC rate). The amount subject to the charge includes the charge itself. The amount subject to the charge does not include the FWA. The EWC rate depends on the Contract Year. In this example, the withdrawal occurs in the first Contract Year, when the EWC rate is 8%. The Early Withdrawal Charge rate declines after each of the first seven Contract Years. There is no Early Withdrawal Charge after Contract Year 7.

Formula	[(Requested withdrawal - FWA) x EWC rate] / (1.00 - EWC rate) = Early Withdrawal Charge
Calculation	[($10,000 - $5,000) x 0.08] / (1.00 - 0.08) = $5,000 x 0.08 / 0.92 = $400 / 0.92 = $435
Footnote 11. When you request a withdrawal, you receive the amount you requested. If an Early Withdrawal Charge applies, we also withdraw an amount equal to the charge. This means that the total amount withdrawn from your annuity is equal to the amount you requested plus the applicable Early Withdrawal Charge.

Formula	Requested withdrawal + Early Withdrawal Charge = total amount withdrawn
Calculation	$10,000 + $435 = $10,435
Footnote 12. When you take a withdrawal, the Investment Base is reduced. If there is a Vested Index Loss as of the Withdrawal Date, the reduction in the Investment Base will be more than the total amount withdrawn. This difference occurs because your withdrawal is charged with a proportionate share of the Vested Index Loss.

Formula	total amount withdrawn / (100% - Vested Index Loss) = reduction in Investment Base
Calculation	$10,435 / 0.94 = $11,101
Formula	Investment Base before withdrawal - reduction in Investment Base for withdrawal = Investment Base after withdrawal
Calculation	$50,000 - $11,101 = $38,899
Footnote 13. On the Withdrawal Date after the withdrawal, the Strategy Value is equal to the Investment Base after the withdrawal plus the adjustment for Vested Index Loss calculated on that reduced Investment Base.

Formula	Investment Base after withdrawal + (Investment Base after withdrawal x Vested Index Loss) = Strategy Value
Calculation	$38,899 + ($38,899 x -6%) =$38,899 + -$2,334 = $36,565
Note that this is the same as the Strategy Value before the withdrawal minus the total amount withdrawn.

Formula	Strategy Value before withdrawal - total amount withdrawn = Strategy Value after withdrawal
Calculation	$47,000 - $10,435 = $36,565

Footnote 14. The Index Loss is equal to the percentage change in the Index Value measured from the Term Start Date to the Term End Date.

Formula	(Index Value on Term End Date - Index Value on Term Start Date) / Index Value on Term Start Date
Calculation	(1,748 - 1,900) / 1,900 = -8%
Footnote 15. In this example, the Index Loss on the Term End Date is not limited by the Floor because the 8% Index Loss is less than 10%.
Footnote 16. The Vesting Factor for an Index Loss is 100%.
Footnote 17. On the Term End Date or any other day of a Term, the Vested Index Loss is equal to any Index Loss, to the extent it does not exceed the Floor, multiplied by the Vesting Factor.

Formula	Index Loss limited by Floor x Vesting Factor = Vested Index Loss
Calculation	-8% x 100% = -8%
Footnote 18. On the Term End Date, the adjustment for the Vested Index Loss is equal to the Investment Base on that date multiplied by the Vested Index Loss on that date.

Formula	Investment Base x Vested Index Loss = Adjustment for Vested Index Loss
Calculation	$38,899 x -8% = -$3,112
Footnote 19. In this example, there is a Vested Index Loss on the Term End Date and you have taken a $10,000 withdrawal during the Term. This means the Strategy Value on that date is the Investment Base on the Term End Date plus the adjustment for the Vested Index Loss as of that date.

Formula	Investment Base + Vested Index Loss = Strategy Value
Calculation	$38,899 + -$3,112 = $35,787
Systematic Withdrawals
Before the Income Start Date, you may elect to automatically withdraw money from your Contract under any systematic withdrawal program that we offer. Your Account Value must be at least $10,000 in order to make a systematic withdrawal election. The minimum monthly amount that must be withdrawn is $100. Systematic withdrawals will be taken from the Purchase Payment Account and Strategies of your Contract in the same order as any other withdrawal.
Subject to the terms and conditions of the systematic withdrawal program, you may begin or discontinue systematic withdrawals at any time. You must give us at least 30 days’ notice to change any systematic withdrawal instructions that are currently in place. Any request to begin, discontinue or change systematic withdrawals must be a Request in Good Order. We reserve the right to discontinue offering systematic withdrawals at any time.

Currently, we do not charge a fee to participate in a systematic withdrawal program. However, we reserve the right to impose an annual fee in such amount as we may then determine to be reasonable for participation in the systematic withdrawal program. If imposed, the fee will not exceed $30 annually.
Before electing a systematic withdrawal program, you should consult with a financial advisor. Systematic withdrawal is similar to starting Income Benefit payments, but will result in different taxation of payments and potentially a different amount of total payments over the life of your Contract. Systematic withdrawals will reduce the amount available under the Free Withdrawal Allowance described below. Unless a waiver applies, an Early Withdrawal Charge may apply to a withdrawal made under a systematic withdrawal program during the Early Withdrawal Charge period.

Effect of Withdrawals
A withdrawal (including rider income payments) reduces the Account Value, which in turn reduces the amount payable upon Surrender, as Income Benefit payments, or as the Death Benefit.
Surrender
You may Surrender your Contract at any time before the earlier of the Income Start Date or a death for which a Death Benefit is payable. A Surrender must be made by a Request in Good Order. If you Surrender your Contract, the Contract and all of your rights under the Contract will terminate.
The amount payable upon Surrender will be the Surrender Value determined as of the date we receive your Request in Good Order. The Surrender Value, which is your Account Value minus the applicable Early Withdrawal Charge, will reflect an adjustment for the applicable Vested Index Gain or Vested Index Loss on the day that we receive your request. We will adjust the value of an Indexed Strategy for the Vested Index Gain or Vested Index Loss before we determine the Account Value and calculate any applicable Early Withdrawal Charge.
Early Withdrawal Charge
We impose an Early Withdrawal Charge to reimburse us for contract sales expenses, including commissions and other distribution, promotion, and acquisition expenses.
The Early Withdrawal Charge applies if, during the first seven Contract Years, you take a withdrawal from your Contract or Surrender it. After that, the Early Withdrawal Charge does not apply.
The Early Withdrawal Charge is equal to the amount that is subject to the charge multiplied by the Early Withdrawal Charge rate.

•	If you take a withdrawal from your Contract, the amount subject to the charge is the amount you withdraw plus any amount needed to pay the Early Withdrawal Charge.

•	If you Surrender your Contract, the amount subject to the charge is your Account Value.

•
The amount subject to the charge will not include (1) the Free Withdrawal Allowance; (2) the amount, if any, that qualifies under the Bailout provision of the Contract; or (3) the amount, if any, that qualifies for another waiver as described below.

•
On any day that you take a withdrawal or Surrender, we will adjust the value of an Indexed Strategy for a Vested Index Gain or Vested Index Loss before we determine the Account Value and calculate any applicable Early Withdrawal Charge.

The Early Withdrawal Charge rate depends on how long you own your Contract. The rate schedule is set out below.

Contract Year	1	2	3	4	5	6	7	8+
Early Withdrawal Charge Rate	8%	7%	6%	5%	4%	3%	2%	0%
Example. You Surrender your annuity in Contract Year 5 when your Account Value is $100,000 (after adjustments for Vested Index Gains and Vested Index Losses). You have already used your Free Withdrawal Allowance for the year and no other exception applies. We take an Early Withdrawal Charge of $4,000 ($100,000 x 0.04) and you receive $96,000.
Free Withdrawal Allowance
The Free Withdrawal Allowance lets you withdraw some money from your Contract without the imposition of the Early Withdrawal Charge. For the first Contract Year, the Free Withdrawal Allowance is an amount equal to 10% of the total Purchase Payments received by us. For each subsequent Contract Year, the Free Withdrawal Allowance is equal to 10% of the Account Value as of the most recent Contract Anniversary. The Free Withdrawal Allowance is non-cumulative and the unused portion is not carried over to other Contract Years.
Example. Your Account Value as of the end of Contract Year 3 is $200,000. Your Free Withdrawal Allowance for Contract Year 4 is $20,000 ($200,000 x 0.10). If you take a withdrawal of $50,000 at the beginning of Contract Year 4, the Early Withdrawal Charge will not apply to the first $20,000 of the withdrawal, but will apply to the remaining $30,000 plus the amount needed to pay the Early Withdrawal Charge. If you take another withdrawal later in Contract Year 4, the Early Withdrawal Charge applies to the entire withdrawal plus the amount needed to pay the Early Withdrawal Charge.
Early Withdrawal Charge Waivers
Bailout. We will waive the Early Withdrawal Charge on amounts that you withdraw from this Contract at the end of a current Term if the amounts are held under an Indexed Strategy for that Term and either:

(1)	the renewal Cap for that Strategy for the next Term is less than its Bailout Cap for the current Term; or

(2)	that Strategy will not be available for the next Term.
Each current Term of an Indexed Strategy has its own Bailout Cap, even if no funds are held under the Indexed Strategy for that Term. If your Contract has multiple Purchase Payments, the Bailout Cap for one current Term of an Indexed Strategy may be different from the Bailout Cap for another current Term of the same Indexed Strategy that started on a different date.
For each Term that starts in the first Contract Year, the Bailout Cap is set out on the Contract Specifications Page. The Bailout Cap is less than the Caps that we anticipate setting for each such Term.
For each subsequent Term, the Bailout Cap is the lesser of: (1) the Bailout Cap for the immediately preceding Term; or (2) the Cap for the current Term. This means that the Bailout Cap for the next Term will be reduced each time that you qualify for a waiver of the Early Withdrawal Charge under the Bailout provision. The Bailout Cap will never increase from one Term to the next.
Example. The Bailout Cap for the initial Term of an Indexed Strategy is 6.5%.

•
If we set the Cap for the next Term of that Indexed Strategy at 7.5%, then you will not qualify for a waiver of the Early Withdrawal Charge at the end of the current Term and the Bailout Cap for that next Term will continue to be 6.5%.

•
If we set the Cap for the next Term of that Indexed Strategy at 5.5%, then you will qualify for a waiver of the Early Withdrawal Charge at the end of the current Term and the Bailout Cap for that next Term will change to 5.5%.

If this waiver will apply to an Indexed Strategy at the end of a Term, we will notify you in writing at least 30 days before that Term ends. You may elect a withdrawal under this provision by a Request in Good Order. We must receive your request before the end of the applicable Term.
This waiver will only apply to the amount held under the Indexed Strategy for the Term that is ending. It will not apply to amounts then held under a different Strategy, or to amounts held under the same Strategy for a Term ending on a different date. You may not carry over any unused part of the waiver from one Term to the next.

If you withdraw funds that qualify for a waiver under the Bailout provision, the withdrawal will reduce the Free Withdrawal Allowance for the applicable Contract Year. For example, if the amount you withdraw that qualifies for a waiver under the Bailout provision in Contract Year 4 is more than 10% of your Account Value as of the most recent Contract Anniversary, then no Free Withdrawal Allowance will be available for subsequent withdrawals in Contract Year 4.
Instead of withdrawing amounts that qualify for a waiver under the Bailout provision, you may wish to transfer those amounts to a different Strategy. Any request to transfer funds must be received by us before the end of the applicable Term.
Extended Care Waiver. (Rider form R1462316NW —Waiver of Early Withdrawal Charges for Extended Care Rider). We will waive the Early Withdrawal Charge that would otherwise apply if you make a Request in Good Order and:

•	your Contract is modified by the Extended Care Waiver Rider;

•	you are confined in a long-term care facility or hospital and the confinement is prescribed by a physician and is medically necessary;

•	the first day of the confinement is at least one year after the Contract effective date; and

•	the confinement has continued for a period of at least 90 consecutive days.
You must provide us with satisfactory proof that you meet these conditions before the date of the withdrawal or Surrender. There is no charge for this rider, but it may not be available in all states. In California, the Extended Care Waiver Rider has been replaced with the Waiver of Early Withdrawal Charges for Facility Care or Home Care or Community-Based Services Rider, which provides for a waiver of Early Withdrawal Charges under an expanded variety of circumstances. Please see the rider for details.

Terminal Illness Waiver. (Rider form R1462416NW —Waiver of Early Withdrawal Charges Upon Terminal Illness Rider). We will waive the Early Withdrawal Charge that would otherwise apply if you make a Request in Good Order and:

•	your Contract is modified by the Waiver of Early Withdrawal Charges upon Terminal Illness Rider;

•	you are diagnosed with a terminal illness by a physician and, as a result of the terminal illness, you have a life expectancy of less than 12 months from the date of diagnosis; and

•	the diagnosis is rendered by a physician more than one year after the Contract effective date.
You must provide us with satisfactory proof that you meet these conditions before the date of the withdrawal or Surrender. There is no charge for this rider, but it may not be available in all states. Please see the rider for details.
State Limitations. In some states, our ability to waive fees or charges may be limited by applicable laws, regulations or administrative positions.
Processing Applications and Requests
Processing Applications and Initial Purchase Payments
We will process an application when we have received both the application and the initial Purchase Payment.

•	If that happens on a Market Day before the Market Close, we will process the application and apply the Purchase Payment on that Market Day.

•	If that happens on a Market Day after the Market Close or on a day that is not a Market Day, then we will process the application and apply the Purchase Payment on the next Market Day.
We cannot process your application if it is not a Request in Good Order or if we have not received your initial Purchase Payment. Likewise, we cannot apply your initial Purchase Payment if we have not received your application.
If you have any questions, you should contact us or your registered representative before submitting your application or sending your initial Purchase Payment.
Processing Additional Purchase Payments

•	If we receive an additional Purchase Payment on a Market Day before the Market Close, we will apply it on that Market Day.

•	If we receive an additional Purchase Payment on a Market Day after the Market Close or on a day that is not a Market Day, then we will apply it on the next Market Day.
We cannot apply an additional Purchase Payment if we do not have complete instructions from you.
If you have any questions, you should contact us or your registered representative before sending an additional Purchase Payment.
Processing Requests
Requests may be made by mail at P.O. Box 5423, Cincinnati OH 45201-5423 or by fax at 513-768-5115.
Requests for transfers between Strategies may be made by telephone at 1-800-789-6771 between 8:00 AM and 4:00 PM Eastern Time Monday through Friday. We may also permit requests for transfers between Strategies to be made at our website www.GAIGannuities.com. Some selling firms may restrict the ability of their registered representatives to convey transaction requests by telephone or Internet on your behalf.
To obtain one of our forms (for example, a Strategy Selection form or a Withdrawal Request form) or to obtain more information about how to make a request, call us at 1-800-789-6771 or send us a fax at 513-768-5115. You can also request forms or information by mail at Great American Life Insurance Company, P.O. Box 5423, Cincinnati OH 45201-5423.
We cannot process a request unless it is a Request in Good Order. A request may be rejected or delayed if it is not a Request in Good Order. If we receive a Request in Good Order on a Market Day before the Market Close, we will process it using values determined at the Market Close on that Market Day. If we receive a Request in Good Order after the Market Close or on a day that is not a Market Day, then we will treat that request as received at the start of the next Market Day.
Exception. If a withdrawal under a systematic withdrawal plan is scheduled for a date that is not a Market Day, then we will process the withdrawal on the scheduled date using values at the most recent Market Close. For example, if the systematic withdrawal is scheduled for a date that falls on Sunday and there was a Market Close at 4:00 PM on the previous Friday, then we will process the withdrawal on Sunday using values determined at 4:00 PM on that Friday. If you have any questions, you should contact us or your registered representative before submitting the request.
Market Days and Market Close
A Market Day is any day that the New York Stock Exchange is open for regular trading. The New York Stock Exchange is not open on weekends and observes the following holidays: New Year’s Day, Martin Luther King, Jr. Day, President’s Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. Saturdays, Sundays, these holidays and any other day that the New York Stock Exchange is closed are not Market Days.
The close of regular trading on the New York Stock Exchange usually is 4:00 PM Eastern Time. On the Friday after Thanksgiving and on Christmas Eve, the New York Stock Exchange usually closes at 1:00 PM Eastern Time. Regular trading on the New York Stock Exchange may close at a different time on a Market Day under certain circumstances when and as permitted under applicable rules. Such circumstances generally cannot be predicted in advance.
Specific information about holidays and trading hours in any given calendar year is available at https://www.nyse.com/markets/hours-calendars.
Risks and Limitations Related to Requests by Telephone or Internet
We will use reasonable procedures such as requiring certain identifying information, tape recording the telephone instructions, and providing written confirmation of the transaction, in order to confirm that instructions communicated by telephone, fax, Internet or other means are genuine. Any telephone, fax or Internet instructions reasonably believed by us to be genuine will be your responsibility, including losses arising from any errors in the communication of instructions. As a result of this policy, you will bear the risk of loss. If we do not employ reasonable procedures to confirm that instructions communicated by telephone, fax or Internet are genuine, we may be liable for any losses due to unauthorized or fraudulent transactions. We are not responsible for the validity of any request or action.
Telephone and computer systems may not always be available. Any telephone or computer system, whether it is yours, your service provider’s, your agent’s, or ours, can experience outages or slowdowns for a variety of reasons. These outages or slowdowns may delay or prevent our processing of your request. Although we have taken precautions to help our systems handle heavy use, we cannot promise complete reliability under all circumstances. If you experience technical difficulties or problems, you should consider making your request by mail.
Suspension of Payments or Transfers
We may be required to suspend or delay payments, withdrawals and transfers when we cannot obtain an Index Value because:

1)	the New York Stock Exchange is closed (other than customary weekend and holiday closings);
2)	trading on the New York Stock Exchange is restricted;
3)	an emergency exists such that it is not reasonably practicable to determine fairly the value of the Index; or
4)	we are permitted to do so under a regulatory order.
Restrictions on Financial Transactions
Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block an Owner’s ability to make certain transactions and thereby refuse to accept any request for withdrawals, Surrenders, Income Benefit payments or Death Benefit payments, until instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your Contract to government regulators.
Income Benefit (Income Period)
Under the Contract you may receive regular Income Benefit payments for the duration of the Income Period that you select. Once Income Benefit payments start, the Account Value is no longer available to you, no Death Benefit will be payable under your Contract, and your Beneficiary designations will no longer apply. If you have an income benefit rider, the rider will terminate.

Income Start Date
The Income Start Date is set out on your Contract Specifications Page. You may change the Income Start Date by a Request in Good Order. We must receive your request before the Market Close, if any, on the Income Start Date and at least 30 days before the first Income Benefit payment is to be made.

•	You may not change the Income Start Date to a date earlier than the first Contract Anniversary.

•	You may not change the Income Start Date to a date later than the Contract Anniversary following the 95th birthday of the eldest Owner, unless we agree.

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If the Owner of a Contract is not a human being such as a trust or a corporation, then you may not change the Income Start Date to a date later than the Contract Anniversary following the 95th birthday of the eldest Annuitant, unless we agree.

If you do not change the Income Start Date, the Income Start Date will be the Contract Anniversary following the 95th birthday of the eldest Owner or, in the case of a non-human Owner, the eldest Annuitant.
Income Benefit Amount
The Account Value as of the Income Start Date will be used to provide the Income Benefit payments. The calculation of the Income Benefit amount will reflect Vested Index Gain and Vested Index Loss adjustments related to any Indexed Strategy values.
Recipient of Income Benefit Payments
Income Benefit Payments generally are made to the Annuitant as payee. If you are not the Annuitant, you may elect to have the payments made to you as payee. An Income Benefit Payment for a payment interval that ends after the death of the payee will be made to the contingent payee. If there is no contingent payee surviving, then such payment will be made to the estate of the last payee who received payments.
Form of Income Benefit Payments
You may elect to have Income Benefit payments made pursuant to any form of Payout Option that is currently available. The standard forms of Payout Options are described in the Payout Options section of this prospectus.
The election must be made before the Income Start Date. You may change the election at any time before Income Start Date. The election or any change in the election must be made by a Request in Good Order. We must receive your request before the Income Start Date and at least 30 days before the first payment is to be made.
If you do not select a Payout Option, Income Benefit payments will be made annually under the terms of Payout Option B with a fixed period of 10 years or, if fewer, the maximum number of whole years permitted under the tax-qualification endorsement, if any.
Income Benefit payments are generally made to the Annuitant as payee. If you select a Payout Option with a fixed period, you may designate a contingent payee. In this case, if the Annuitant dies before the end of that fixed period, payments are generally made to the contingent payee.
Income Benefit Distribution Rules
Any Payout Option election or change of a Payout Option election is subject to the Income Benefit Distribution Rules provision of the Contract. These rules are summarized below.

•	For a Tax Qualified Contract. Income Benefit payments must meet the required minimum distribution rules set out in the tax qualification endorsement.

•
For any other Contract. Income Benefit payments that are still payable after the death of the person controlling the payments must be made at least as rapidly as payments were being made at the time of death.

Death Benefit
A Death Benefit is payable under your Contract if you die before the Income Start Date and before the Contract is Surrendered. If the Owner is a non-natural person, a Death Benefit is payable under the Contract if the Annuitant dies before the Income Start Date and before the Contract is Surrendered. For this purpose, except in the case of a trust that is a grantor-type trust under federal tax law, a trustee is considered to be a non-natural person, and the death of an individual who owns the Contract as a trustee will not be treated as the death of an Owner.
No Death Benefit will be paid until we receive Due Proof of Death and a Request in Good Order with instructions as to the form of Death Benefit. If we are notified of your death before a requested transaction is completed, we will cancel the request.
Only one Death Benefit will be paid under the Contract. If a Death Benefit becomes payable, it will be in place of all other benefits under the Contract and all other rights under this Contract will be terminated. If your surviving spouse becomes a successor owner of the Contract, no Death Benefit will be paid on your death.
Death Benefit Amount
The amount of the Death Benefit will be based on the greater of:

•	the Account Value determined as of the Death Benefit Valuation Date; or

•	the total of all Purchase Payments received by us reduced proportionally for all withdrawals, but not including amounts applied to pay Early Withdrawal Charges (the “Purchase Payment base”).
There is no additional death benefit guarantee.
For purposes of calculating the Death Benefit amount, your Purchase Payment base will be reduced in the same proportion that your Account Value was reduced on the date of the withdrawal. A proportional reduction in your Purchase Payment base could be larger than the dollar amount of your withdrawal. Calculation of the Death Benefit amount will reflect the Vested Index Gain and Vested Index Loss adjustments related to any Indexed Strategy values.
Example. Here is an example of how we calculate a proportional reduction of your Purchase Payment base for purposes of calculating the Death Benefit amount. In this example, we assumed that you take an $8,000 withdrawal. To simplify the example, we also assumed that no Early Withdrawal Charge, Vested Index Gain adjustment, or Vested Index Loss adjustment applied to your withdrawal.

	Before Withdrawal	After Withdrawal	Explanation
Account Value	$100,000	$92,000	Your withdrawal reduces your Account Value by $8,000 (which is an 8% reduction in your Account Value). $8,000 / $100,000 = 8%
Purchase Payment Base for Death Benefit	$120,000	$110,400	After the withdrawal, the Purchase Payment base for the Death Benefit is also reduced by 8% or $9,600. $120,000 x 0.08 = $9,600
Death Benefit	$120,000	$110,400	The Death Benefit is the greater of your Account Value or the Purchase Payment base. $110,400 > $92,000
The Death Benefit Valuation Date is the first anniversary of death, or any earlier date that we have received Due Proof of Death and Requests in Good Order for the payment of the Death Benefit from all Beneficiaries. Thus, in many cases where there are multiple Beneficiaries, the Death Benefit Valuation Date will be the time when the last Beneficiary submits the necessary Request in Good Order. Until the Death Benefit Valuation Date, the Contract values remain in the existing Indexed Strategies and are subject to fluctuation in value. This risk is borne by the Beneficiaries.
Death Benefit Start Date
The Beneficiary may designate the Death Benefit Start Date by a Request in Good Order. Such a request must be made within one year of the death for which the Death Benefit is payable. If no designation is made, then the Death Benefit Start Date will be one year after the date of death. However, actual payment may not be made if we have not received a Request in Good Order.

Recipient of Death Benefit Payments
Death Benefit Payments generally are made to the Beneficiary as payee. A Death Benefit Payment for a payment interval that ends after the death of the Beneficiary will be made to the contingent payee designated as part of a Death Benefit Payout Option elected by you, or if no such contingent payee is surviving, then to a contingent payee designated by the Beneficiary. If there is no contingent payee surviving, then such payment will be made to the estate of the last payee who received payments.
Form of Death Benefit Payments
You may elect to have Death Benefit payments made in one lump sum or pursuant to any form of payout option that is currently available. The standard forms of payout options are described in the Payout Options section of this prospectus. There is no additional charge associated with this election.
Your election, if any, must be made before your death. You may change the election at any time before your death. The election or any change in the election must be made by a Request in Good Order.
If you do not make any election, the Beneficiary may make that election after your death. A Beneficiary may change the Beneficiary’s own election. The Beneficiary’s election or any change in the election must be made by a Request in Good Order.
If neither you nor the Beneficiary has made an election, Death Benefit payments will be made annually under the terms of Payout Option A with a fixed period of four years, as described in the Payout Options section of this prospectus. Under this payout option, Death Benefit payments end after four years or, if fewer, the maximum number of whole years permitted under the tax qualification endorsement, if any.
We must receive any election request before the Death Benefit Start Date and at least 30 days before the first payment is to be made.
Death Benefit payments are generally made to the Beneficiary as payee.
Application of a Death Benefit to a Payout Option
When a Death Benefit is applied to a payout option, we promise to pay a stream of benefit payments for the duration of the payout option selected.
The Beneficiary generally will be the person on whose life any Death Benefit payments under a payout option will be based. If the Beneficiary is a non-natural person, the Beneficiary may elect to have payments under a life option based on the life of a person to whom the Beneficiary is obligated. This election must be made by a Request in Good Order before the Death Benefit Start Date. Otherwise, a Beneficiary that is a non-natural person may only elect to have payments made under a fixed period payout option.
Death Benefit Distribution Rules
Any designation of the Death Benefit Start Date, any election of the form of death benefit payments, and any change in the designation or the election is subject to the Death Benefit Distribution Rules provision of the Contract. These rules are summarized below.

•	For a Tax Qualified Contract. Death Benefit payments must meet the required minimum distribution rules set out in the tax qualification endorsement.

•
For any other Contract. The Death Benefit must be paid either: (1) in full within five years of death; or (2) over the life of the Beneficiary or over a period certain not exceeding the Beneficiary’s life expectancy, with payments at least annually starting within one year of death.

Payout Options
We will make Income Benefit payments or Death Benefit payments under the standard forms of Payout Options described below.

Option	Description for Income Benefit Payments	Description for Death Benefit Payments
Option A Fixed Period Income
We will make periodic payments to the Annuitant (or to you, if you direct) for the fixed period of time that you select (10 to 30 years).

•
If the payee dies before the end of the fixed period, then we will make periodic payments to the contingent payee. If no contingent payee is surviving, then such payments will be made to the estate of the last payee who received payments.
•
In all cases, payments will stop at the end of the fixed period.

We will make periodic payments to the Beneficiary for the fixed period of time that you or the Beneficiary selects (10 to 30 years).
•
If the Beneficiary dies before the end of the fixed period, then we will make periodic payments to the contingent payee designated as part of a Death Benefit Payout Option elected by you. If no such contingent payee is surviving, then such payments will be made to a contingent payee designated by the Beneficiary. If there is no contingent payee surviving, then such payments will be made to the estate of the last payee who received payments.
•
In all cases, payments will stop at the end of the fixed period.

Option B Life Income or Life Income with Payments for at Least a Fixed Period
Life Income: We will make periodic payments to the Annuitant (or to you, if you direct) for as long as the Annuitant lives. Payments will stop on the death of the Annuitant.
Life Income with Payments for at Least a Fixed Period: We will make periodic payments to the Annuitant (or to you, if you direct) for as long as the Annuitant lives.
•
If the Annuitant dies after the end of the fixed period you selected, then payments will stop on the death of the Annuitant.
•
If the Annuitant dies before the end of the fixed period you selected, then we will make periodic payments to the contingent payee (or to you, if you direct) for the rest of the period. If there is no contingent payee surviving, then such payments will be made to the estate of the last payee who received payments. In this case, payments will stop at the end of the fixed period you selected.

Life Income: We will make periodic payments to the Beneficiary for as long as the Beneficiary lives. Payments will stop on the death of the Beneficiary.
Life Income with Payments for at Least a Fixed Period: We will make periodic payments to the Beneficiary for as long as the Beneficiary lives.
•
If the beneficiary dies after the end of the fixed period you selected, then payments will stop on the death of the Beneficiary.
•
If the Beneficiary dies before the end of the fixed period you or the Beneficiary selected, then we will make periodic payments to the contingent payee designated as part of a Death Benefit Payout Option elected by you. If no such contingent payee is surviving, then such payments will be made to a contingent payee designated by the Beneficiary. If there is no contingent payee surviving, then such payments will be made to the estate of the last payee who received payments. In this case, payments will stop at the end of the fixed period you or the Beneficiary selected.

Option C Joint and One-Half Survivor Income
We will make periodic payments to the primary Annuitant (or to you, if you direct) for as long as the primary Annuitant lives.
•
If the primary Annuitant dies and the contingent Annuitant does not survive the primary Annuitant, then payments will stop on the death of the primary Annuitant.
•
If the primary Annuitant dies and the contingent Annuitant is surviving, then we will make one-half of the periodic payment to the contingent Annuitant (or to you, if you direct) for the rest of the contingent Annuitant’s life. In this case, payments will stop on the death of the contingent Annuitant.

We will make periodic payments to the Beneficiary for as long as the Beneficiary lives.
•
If the Beneficiary dies and the contingent payee does not survive the Beneficiary, then payments will stop on the death of the Beneficiary.
•
If the Beneficiary dies and the contingent payee designated as part of the Death Benefit Payout Option election is surviving, then we will make one-half of the periodic payment to the contingent payee for the rest of the contingent payee’s life. In this case, payments will stop on the death of the contingent payee.

We will make payments in any other form of Payout Option that is acceptable to us at the time of any election. All elected Payout Options must comply with pertinent laws and regulations.
Fixed periods shorter than 10 years are not available for Income Benefit payments. A fixed period of less than 10 years is available only as a Death Benefit payment.
More than one Payout Option may be elected if the requirements for each Payout Option elected are satisfied.
Once payments begin under a Payout Option, the Payout Option may not be changed. Commuted values are not available unless we agree otherwise.
Under each standard Payout Option, the first payment will be paid as of the last day of the initial payment interval. For example, if the Income Start Date is October 31, 2018 and you select annual payments, then the first payment will be paid as of October 31, 2019.
We will use the 2012 Individual Annuity Reserving Table for blended lives (60% female/40% male) with interest at 1% per year, compounded annually, to compute all guaranteed Payout Option factors, values, and benefits under the Contract.
Form of Income Benefit Payments under Payout Options
Income Benefit payments are calculated and paid as fixed dollar payments. The stream of payments is an obligation of the general account of Great American Life. Fixed dollar payments will remain level for the duration of the payment period.
Non-human Payees under a Payout Option
Except as stated below, the primary payee under a Payout Option must be a human being. All payments during his or her life must be made by check payable to the primary payee or by electronic transfer to a bank account owned by the primary payee.
Exceptions. Here are some exceptions to the general rule that the primary payee must be a human being.

•	A nonhuman that is the Owner of the Contract may be the primary payee. For example, if the Owner is a trust, that trust may be the primary payee.

•
Payments may be made payable to another insurance company or financial institution as a tax-free exchange, transfer, or rollover to or for another annuity or tax-qualified account as allowed by federal tax law.

We may make other exceptions in our discretion.
Considerations in Selecting a Payout Option
Payments under a Payout Option are affected by various factors, including the length of the payment period, the life expectancy of the person on whose life payments are based, and the frequency of the payment interval (monthly, quarterly, semi-annually or annually).

•	Generally, the longer the period over which payments are made or the more frequently the payments are made, the lower the amount of each payment because more payments will be made.

•
For life contingent Payout Options (Option B and Option C), the longer the life expectancy of the Annuitant or Beneficiary, the lower the amount of each payment because more payments are expected to be paid.

Income Benefit Rider (Income DefenderSM)
We offer an optional income benefit rider (the “Rider”) with the Contract. Our form number for the Rider is R1462216NW.
The Rider enhances your annuity by allowing you to take certain guaranteed withdrawals over the lifetime of the Insured (as defined below) or over the joint lifetimes of the Insured and his or her spouse. These guaranteed withdrawals are known as “Rider Income Payments.” Rider Income Payments are based on the Income Base Amount, which is reduced for Excess Withdrawals. There is a limit on the total Rider Income Payment amount in a Rider Income Year. Rider Income Payments may stop under certain circumstances.
Every withdrawal from your Contract is an Excess Withdrawal unless it is a Rider Income Payment or a withdrawal to pay Rider charges. An Excess withdrawal is subject to an Early Withdrawal Charge during the first seven Contract Years. An Excess Withdrawal may have a significant negative impact on the benefits of your Rider. The Rider may not be appropriate for you if you anticipate taking withdrawals other than Rider Income Payments.
Overview
This is an optional rider. You can add the Rider to your Contract when you purchase your Contract. To add the Rider, any Owner must be between the ages of 40 and 80 on the Contract Effective Date.
You cannot add the Rider to your Contract after the Contract Effective Date.
If you add the Rider to your Contract, there will be an annual rider charge. (See Rider Charge below.) In addition, the Rider provisions will affect the terms of your Contract. (See Impact of Rider Ownership on Your Contract below.)
Due to differences in expected Contract durations, we reserve the right in the future to set different Caps for Contracts with the Rider and contracts without the Rider. No such difference in Caps currently applies, and there is no guarantee that any such difference will ever apply. If we exercise this right, we will supplement this prospectus to include information about that difference. For current Caps, please contact your registered representative.
You may cancel the Rider without charge if you do so during the period that you have the right to cancel your Contract.
The Rider provides you with an alternative to Income Benefit payments under your Contract and additional flexibility in managing your retirement funds.

If you begin Income Benefit payments under your Contract (annuitization), then:	If you have a Rider and you begin Rider Income Payments, then:
You cannot take additional money out of your Contract.	You have the option to take additional money out of your Contract until the Account Value is exhausted. This feature of the Rider may be helpful to you in the event of an unforeseen financial need.

The amount used to provide Income Benefit payments is set and will not change. This means the total amount paid annually as Income Benefit payments under your Contract will be the same each year.
The Income Base Amount on which Rider Income Payments are based will increase by adjustments, if any, for strategy performance at the end of each Term. This means the Rider Income Payment amount may increase.

Income Benefit payments will be paid on a regular schedule. You cannot skip a scheduled Income Benefit payment.
On or after the fifth Contract Anniversary, you can request a Rider Income Payment at any time. You can also request that payments be made on a regular schedule. You can skip a scheduled Rider Income Payment. This additional flexibility may make it easier to manage your cash flow during retirement.

If you add the Rider to your Contract and you later initiate Income Benefit payments under the Contract, the Rider terminates.
The Contract continues until you Surrender your Contract or the Rider terminates. Until the Account Value is completely exhausted by payment of Rider Income Payments or Rider charges, you retain the right to start Income Benefit payments under the Contract (annuitization). This means you will have the opportunity to weigh the benefits and costs of each option if and when your circumstances change.

Special Rider Terms
In this section of the prospectus, the following capitalized terms have the meanings set out below.
EXCESS WITHDRAWAL. Each withdrawal from the Contract except: (1) a withdrawal to pay Rider charges; or (2) a Rider Income Payment.
INCOME BASE AMOUNT. The amount on which Rider charges and Rider Income Payments are based. This amount is described under the Income Base Amount section below.
INSURED. The principal person whose lifetime is used to measure the Rider Income Payments. The Insured is the individual who is the owner of the Contract, without regard to any joint owner. If you or a joint owner is not a human being, then the Insured is the individual who is the Annuitant under the Contract, without regard to any joint Annuitant. The Insured on the Contract Effective Date is set out on your Rider Specifications Page.
REQUIRED MINIMUM DISTRIBUTION. The amount, if any, that is required to be distributed from the Contract for the current calendar year under Section 401(a)(9) of the Internal Revenue Code or the similar provisions of federal tax law to the extent applicable to the Contract. For purposes of this Rider, it shall be computed based on the values of the Contract without considering any other annuity or tax-qualified account. It shall be reduced by all prior withdrawals or Rider Income Payments from the Contract made in such calendar year. For purposes of this Rider, we may choose to compute it disregarding changes in federal tax law after the Contract Effective Date that would increase it. We will notify you if we make this choice.
RIDER INCOME PAYMENT. A guaranteed withdrawal benefit that is available under this Rider.
RIDER INCOME START DATE. The first day that a Rider Income Payment under this Rider is to be paid.
RIDER INCOME YEAR. A 12-month period beginning on the Rider Income Start Date or on an anniversary of the Rider Income Start Date.
RIDER SPECIFICATIONS PAGE. The page in your Rider that contains details unique to your Rider.
SPOUSE. The person who is the spouse of the Insured on the Rider Income Start Date. A spouse shall cease to be considered the Spouse if the marriage of the Insured and the Spouse is terminated for a cause other than the Insured’s death. A new spouse cannot be substituted after the Rider Income Start Date.
Income Base Amount
Rider Income Payments are based on the Income Base Amount of your Rider, which may be higher than the Account Value of your Contract. The Income Base Amount starts with your Account Value on the Contract Effective Date. It is increased by:

(1)	any later Purchase Payments you have made to the Contract; plus

(2)	an adjustment for Strategy performance at the end of each Term; and minus

(3)	an adjustment for each Excess Withdrawal, if any, taken since the Contract Effective Date.
The Income Base Amount can never be more than 250% of the Purchase Payments. Rider Income Payments and Rider Charges do not reduce the Income Base Amount.
Adjustments for Strategy Performance
At the end of each Term of a Strategy under the Contract, we adjust the Income Base Amount for the positive performance of that Strategy. We make adjustments at the end of each Term both before and after the Rider Income Start Date. This means the Income Base Amount may increase after the Rider Income Start Date, which would result in an increase in the total amount that can be taken as Rider Income Payments.
Here are the formulas we use to calculate the amount of the adjustment for Strategy performance for a Term.

Declared Rate Strategy. The adjustment for the performance of the Declared Rate Strategy for a Term is based on interest credited for the Term. Here’s the formula we use to calculate the amount of the adjustment at the end of a Term.

Adjustment	=	all interest credited for the Term of the Declared Rate Strategy ending on that date	x	100% upside participation rate
Indexed Strategies. The adjustment for the performance of an Indexed Strategy for a Term is based on the positive net performance for the Term. Here’s the formula we use to calculate the amount of the adjustment at the end of a Term.

Adjustment	=	amount of any positive net performance for the Term of the Indexed Strategy ending on that date	x	100% upside participation rate

The net performance of an Indexed Strategy for a Term is equal to: (1) the Indexed Strategy value at the end of that Term; plus (2) the amount withdrawn from that Indexed Strategy during that Term (including Rider charges) and applicable Early Withdrawal Charges; and minus (3) the amount applied to that Indexed Strategy at the beginning of that Term.

The upside participation rate applies to the net performance of an Indexed Strategy, which has already been limited by the Cap.
Examples. Here is an example that shows how we calculate the adjustment for the performance of a Contract Strategy.

Net Performance Calculation	Declared Rate Strategy		Indexed Strategies	Strategy A	Strategy B
	Not applicable		Value at end of Term	$101,000	$86,000
			Amount withdrawn	$4,000	$4,000
				$105,000	$90,000
			Amount applied at start of Term	$(100,000)	$(100,000)
			Net performance	$5,000	$(10,000)
Adjustment Calculation	Declared Rate Strategy		Indexed Strategies	Strategy A	Strategy B
	Interest credited	$1,000	Net positive performance	$5,000	None
	Upside participation rate	x 100%	Upside participation rate	x 100%	N/A
	Adjustment	$1,000	Adjustment	$5,000	None
Adjustments for Excess Withdrawals
Every withdrawal from your Contract is an Excess Withdrawal unless it is a Rider Income Payment or it is to pay Rider charges.
We reduce the Income Base Amount for any Excess Withdrawal. Each reduction is made on the date that the Excess Withdrawal is taken. The amount of the reduction is equal to:

(1)	the Income Base Amount just before the Excess Withdrawal; multiplied by

(2)	the percentage reduction in your Account Value due to the Excess Withdrawal and any related Early Withdrawal Charge or other charge or fee related to the withdrawal.
The reduction in your Income Base Amount may be larger than the dollar amount of the withdrawal. If you take an Excess Withdrawal that reduces your Income Base Amount to $1,250 or lower, we will terminate your Rider.
An Excess Withdrawal reduces future Rider Income Payments. All withdrawals, including Excess Withdrawals, reduce the Account Value by the dollar amount of the withdrawal.
The negative impact of an Excess Withdrawal is illustrated in the Excess Withdrawal Examples below.
Rider Income Payment Options and Rider Income Start Date
There are two options for Rider Income Payments: single lifetime option and joint lifetime option. You are eligible to begin taking Rider Income Payments under the Rider at any time you have satisfied the waiting period and the age requirements.

•	The waiting period is five years. It is measured from the Contract Effective Date.

•	If you elect the single lifetime option, the Insured must be at least age 55.

•	If you elect the joint lifetime option, both the Insured and the Spouse must be at least age 55.
The Rider Income Start Date is the date that you first take a Rider Income Payment. You must choose this date and your payment option by a Request in Good Order. We must receive your request at least 30 days before the Rider Income Start Date. You cannot change the payment option after the Rider Income Start Date.
Available Rider Income Payment Amount
The available Rider Income Payment amount is the largest total amount that you can take as a current Rider Income Payment at any point in time. It is determined each time that a Rider Income Payment is to be made. The available Rider Income Payment amount is equal to:

•	the current Income Base Amount on the date that the Rider Income Payment is to be made multiplied by the Rider income percentage; minus

•	the amount of each Rider Income Payment, if any, previously made during the current Rider Income Year.
Rider Income Percentage
Your election to begin to take Rider Income Payments fixes the Rider income percentage.

•	If you chose the single lifetime option, your income percentage will be between 4% and 7.5%, and is fixed based on the Insured’s age on the Rider Income Start Date.

•
If you chose the joint lifetime option, your income percentage will be between 3% and 6.5%, and is fixed based on the age of the Insured and the Spouse, whoever is younger, on the Rider Income Start Date.

Once your Rider income percentage is fixed, it will not change.
The table below shows the Rider income percentages that apply to your Rider.

Age When Rider Income Payments Start	Single Lifetime Income Percentage	Joint Lifetime Income Percentage
Age 55	4.0%	3.0%
Age 56	4.1%	3.1%
Age 57	4.2%	3.2%
Age 58	4.3%	3.3%
Age 59	4.4%	3.4%
Age 60	4.5%	3.5%
Age 61	4.6%	3.6%
Age 62	4.7%	3.7%
Age 63	4.8%	3.8%
Age 64	4.9%	3.9%
Age 65	5.0%	4.0%
Age 66	5.1%	4.1%
Age 67	5.2%	4.2%
Age 68	5.3%	4.3%
Age 69	5.4%	4.4%
Age 70	5.5%	4.5%
Age 71	5.6%	4.6%
Age 72	5.7%	4.7%
Age 73	5.8%	4.8%
Age 74	5.9%	4.9%
Age 75	6.0%	5.0%
Age 76	6.1%	5.1%
Age 77	6.2%	5.2%
Age 78	6.3%	5.3%
Age 79	6.4%	5.4%
Age 80	6.5%	5.5%
Age 81	6.6%	5.6%
Age 82	6.7%	5.7%
Age 83	6.8%	5.8%
Age 84	6.9%	5.9%
Age 85	7.0%	6.0%
Age 86	7.1%	6.1%
Age 87	7.2%	6.2%
Age 88	7.3%	6.3%
Age 89	7.4%	6.4%
Age 90 and over	7.5%	6.5%

Examples. You are the Insured and your income base is $200,000.

•
If you select the single lifetime option and start Rider Income Payments one month before you reach age 65, your income percentage will be fixed at 4.9% and the available Rider Income Payment amount on the Income Start Date will be $9,800.

•
If you select the single lifetime option but wait and start Rider Income Payments one month after your reach age 65, your income percentage will be fixed at 5% and the available Rider Income Payment amount on the Income Start Date will be $10,000.

•
If you select the joint lifetime option and start Rider Income Payments when you are age 65 and your Spouse is age 64, your income percentage will be fixed at 3.9% and the available Rider Income Payment amount on the Income Start date will be $7,800.

Rider Income Payments
The Rider allows you to take Rider Income Payments, which are guaranteed minimum lifetime payments that are not reduced for any loss in an Indexed Strategy. Rider Income Payments are based on the Income Base Amount, which is reduced for Excess Withdrawals. There is a limit on the total Rider Income Payment amount in a Rider Income Year. Rider Income Payments may stop under certain circumstances.
Every withdrawal from your Contract is an Excess Withdrawal unless it is a Rider Income Payment or a withdrawal to pay Rider charges. An Excess Withdrawal is subject to an Early Withdrawal Charge during the first seven Contract Years. An Excess Withdrawal may have a significant negative impact on the benefits of your Rider. The Rider may not be appropriate for you if you anticipate taking withdrawals other than Rider Income Payments.
You may begin taking Rider Income Payments at any time after the first five Contract Years and you have satisfied the age requirements that apply to the payment option you elected. A request for a Rider Income Payment must be made by a Request in Good Order.
A Rider Income Payment may not exceed the available Rider Income Payment amount. Any withdrawal in excess of the Rider Income Payment amount is considered an Excess Withdrawal. You may not take a Rider Income Payment that is less than $50. You do not have to take Rider Income Payments each Rider Income Year. But Rider Income Payment amounts available for a Rider Income Year that are not taken cannot be carried over to the next Rider Income Year. The available Rider Income Payment amount will never be less than any applicable Required Minimum Distribution, as defined for Rider purposes.
Until the Account Value is exhausted, Rider Income Payments are paid in the form of withdrawals from the Contract and will reduce the Account Value. After that, we will continue to make Rider Income Payments pursuant to the terms of the option you selected.
Rider Income Payments do not reduce the Income Base Amount.
Rider Income Payments will stop on the earliest of:

1)	if the single lifetime option is in effect, the date that the Insured dies;
2)	if the joint lifetime option is in effect and the Insured and Spouse remain married during their joint lives, the date that the survivor of the Insured and Spouse dies;
3)	if the joint lifetime option is in effect but the Insured and Spouse cease to be married during their joint lives, the date that the Insured dies;
4)	the completion of the maximum period that a benefit can be paid under applicable federal tax law; or
5)	the date that this Rider terminates.
Rider Charge
We will assess an annual charge for this Rider at the end of each Contract Year. The Rider charge for each Contract Year is a percentage of your current Income Base Amount. The current Rider charge rate is 0.5%. We may change the Rider charge on any Contract Anniversary. The Rider charge rate cannot exceed the maximum charge rate of 2.5%.
A Rider charge is treated as a withdrawal under your Contract. No Early Withdrawal Charge applies to a withdrawal to pay Rider charges. The charge for your Rider will be taken from the Account Value on each Contract Anniversary, and will be taken from the Purchase Payment Account and Strategies of your Contract in the same order as any other withdrawal.

Example. On a Contract Anniversary, your Income Base Amount is $200,000. The Rider charge at that time is 0.5%. We will take a Rider charge of $1,000 ($200,000 x 0.005) from your Account Value on that Contract Anniversary.
Charges for your Rider will be permanently waived once the Account Value of your Contract is depleted. A prorated portion of the annual charge will be taken upon Surrender of your Contract or upon termination of your Rider. The prorated charge will not be taken if you cancel during the period when you have the right to cancel your Contract.
Rider Charge Refund
We will add the Rider charges back to the Account Value if the Insured dies before the Rider Income Start Date. This refund is not available if the spouse of the Insured elects to become successor owner of the Contract.
Right to Cancel
You may cancel or terminate the Rider at any time by a Request in Good Order. Please see your Rider for more details.

Termination of Rider
The Rider will terminate and all rights under it will end if one of the following occurs:

•	you cancel the Rider during the period when you have the right to cancel your Contract;

•	you terminate the Rider at any other time by a Request in Good Order;

•	you take an Excess Withdrawal that reduces the Income Base Amount below $1,250;

•	you Surrender the Contract;

•	you initiate Income Benefit payments under the Contract; or

•	the completion of all Rider Income Payments due to the death of the Insured, if applicable, or the survivor of the Insured and the Spouse.
Termination If Death Benefit Becomes Payable. The Rider will terminate and all rights under it will end if:

•
a death occurs before the Rider Income Start Date that would give rise to a death benefit under the Contract, unless a successor owner election is made that would cause the Spouse of the Insured to become the Insured; or

•
a death occurs after the Rider Income Start Date that would give rise to a death benefit under the Contract, unless a joint lifetime option is in effect and a successor owner election is made that would cause the Spouse of the Insured to become the Insured.

Termination If You Transfer the Contract. The Rider will terminate and all rights under it will end if:

•	you transfer an interest in the Contract before the Rider Income Start Date that would cause a change in the Insured, unless the transfer causes the Spouse of the Insured to become the Insured; or

•
you transfer an interest in the Contract after the Rider Income Start Date that would cause a change in the Insured, unless a joint lifetime option is in effect and the transfer causes the Spouse of the Insured to become the Insured.

Excess Withdrawal Examples
Every withdrawal from your Contract is an Excess Withdrawal unless it is a Rider Income Payment or a withdrawal to pay Rider charges. An Excess Withdrawal may have a significant negative impact on the benefits of your Rider. The negative impact of an Excess Withdrawal is illustrated in the Excess Withdrawal Examples below.
All examples assume that:

•	you have not started Rider Income Payments;

•	immediately before the Excess Withdrawal, your Account Value is $100,000 and your Income Base Amount is $114,000;

•	your Contract’s current free withdrawal allowance is $10,000; and

•	future Rider Income Payment amounts will use a Rider income percentage of 5%.

Example A: This example shows how an Excess Withdrawal of $4,000 affects the Account Value, the Income Base Amount, and the projected Rider Income Payment amount.

	Before Excess Withdrawal	After Excess Withdrawal	Explanation
Account Value	$100,000	$96,000	Reduced by $4,000 (4% reduction) $4,000 / $100,000 = 4%
Income Base Amount	$114,000	$109,440	Reduced by $4,560 (4% reduction—proportional to AV) $114,000 x 0.04 = $4,560
Future Rider Income Payment Amount at 5%	$5,700	$5,472	Based on Income Base Amount $114,000 x 0.05 = $5,700 (before Excess Withdrawal) $109,440 x 0.05 = $5,472 (after Excess Withdrawal)
Example B: This example shows how an Excess Withdrawal of $25,000 (including the applicable Early Withdrawal Charge) affects the Account Value, the Income Base Amount, and the projected Rider Income Payment amount.

	Before Excess Withdrawal	After Excess Withdrawal	Explanation
Account Value	$100,000	$75,000	Reduced by $25,000 (25% reduction) $25,000 / $100,000 = 25%
Income Base Amount	$114,000	$85,500	Reduced by $28,500 (25% reduction—proportional to AV) $114,000 x 0.25 = $28,500
Future Rider Income Payment Amount at 5%	$5,700	$4,725	Based on Income Base Amount $114,000 x 0.05 = $5,700 (before Excess Withdrawal) $85,500 x 0.05 = $4,725 (after Excess Withdrawal)

Example C: This example shows how an Excess Withdrawal equal to the Account Value can terminate the rider and result in the loss of all future guaranteed Rider Income Payments.

	Before Excess Withdrawal	After Excess Withdrawal	Explanation
Account Value	$100,000	$0	Reduced by $100,000 (100% reduction) $100,000 / $100,000 = 100%
Income Base Amount	$114,000	$0	Reduced by $114,000 (100% reduction—proportional to AV) $114,000 x 1.00 = $114,000
Future Rider Income Payment Amount at 5%	$5,700	$0	Based on Income Base Amount $114,000 x 0.05 = $5,700 (before Excess Withdrawal) $0 x 0.05 = $0 (after Excess Withdrawal)
Effect on Indexed Strategy Availability. After the Rider Income Start Date, the Moderate Indexed Strategy and the Aggressive Indexed Strategy (each, a “Closed Indexed Strategy”) will not be available for the next Term and the following rules will apply.

•
The amount held in the Closed Indexed Strategy will not automatically renew into a new Term of the Closed Indexed Strategy. If we do not receive your Request in Good Order to transfer the funds held in the Closed Indexed Strategy prior to the end of the Term, we will automatically transfer the applicable amount based on the normal transfer rules for funds held under Strategies that are no longer available.

•	The Bailout provision will not apply to withdrawals from the Closed Indexed Strategy at the end of the Term.
Withdrawals to Pay Rider Charges or Rider Income Payments. Withdrawals made from the Contract to pay charges for this Rider or to pay Rider Income Payments will be subject to all of the terms and conditions of the Contract, except:

•	the amount withdrawn will not be subject to an Early Withdrawal Charge;

•	it need not meet the $500 minimum amount for a withdrawal as determined under the Contract;

•
it may reduce the Account Value of the Contract below the $5,000 minimum that is otherwise required, but we will not terminate the Contract if such withdrawals reduce the Account Value of the Contract below such minimum; and

•	it may completely exhaust the Account Value of the Contract.

Adjustments to Indexed Strategies. An adjustment for Vested Index Gain or Vested Index Loss will apply to a withdrawal to pay Rider Income Payments or Rider charges that is taken from an Indexed Strategy. If a withdrawal to pay a Rider Income Payment or a Rider charge is scheduled for a date that is not a Market Day, then we will process the withdrawal on the scheduled date using values at the most recent Market Close.
Free Withdrawal Allowance. Withdrawals to pay Rider Income Payments will reduce the amount that may otherwise be taken without an Early Withdrawal Charge pursuant to the free withdrawal allowance under the Contract.
Amounts Payable under the Contract. Withdrawals to pay Rider Income Payments and Rider charges will reduce the Account Value under the Contract. This will, in turn, reduce the amount payable upon Surrender, the Death Benefit based on the Account Value and the amount used to provide Income Benefit payments under the Contract. Withdrawals to pay Rider Income Payments and Rider charges will also reduce any Death Benefit based on Purchase Payment(s).
Continuation of Contract. If the Account Value of the Contract is completely exhausted by payment of Rider Income Payments or Rider charges, the Contract shall not terminate until the Rider terminates. However, no Excess Withdrawals are possible, and no Income Benefit payments are possible because the Contract cannot be annuitized.
Premium and Other Taxes
We reserve the right to deduct from the Purchase Payment or Account Value any taxes relating to the Contract paid by us to any government entity (including, but not limited to, premium taxes, Federal, state and local withholding of income, estate, inheritance, or other taxes required by law, and any new or increased state income taxes that may be enacted into law).
Currently some state governments impose premium taxes on annuities. These taxes currently range from zero to 3.5% depending upon the jurisdiction and the tax qualification of the Contract. A federal premium tax has been proposed but not enacted. We may deduct any applicable premium taxes from the Purchase Payments or the Account Value at the time that the tax is imposed. In addition, the amount used to provide Income Benefit payments and the amount payable as the Death Benefit will be reduced by premium taxes and other taxes not previously deducted.

Income Taxes
We reserve the right to deduct from the Contract for any income taxes that we incur because of the Contract. At the present time, however, we are not incurring any such income tax or making any such deductions.
Federal Tax Considerations
This section provides a general description of federal income tax considerations relating to the Contracts. The purchase, holding and transfer of a Contract may have federal estate and gift tax consequences in addition to income tax consequences. Estate and gift taxation is not discussed in this prospectus. State taxation will vary depending on the state in which you reside, and is not discussed in this prospectus.
The tax information provided in this prospectus is not intended or written to be used as legal or tax advice. It is written solely to provide general information related to the sale and holding of the Contracts. You should seek advice on legal or tax questions based on your particular circumstances from an attorney or tax advisor who is not affiliated with Great American Life.
Tax Deferral on Annuities
Internal Revenue Code (“IRC”) Section 72 governs taxation of annuities in general. The income earned on a Contract is generally not included in income until it is withdrawn from the Contract. In other words, a Contract is a tax-deferred investment. Tax deferral is not available for a Contract when an Owner is not a natural person unless the Contract is part of a tax-qualified retirement plan or the Owner is a mere agent for a natural person. For a nonqualified deferred compensation plan, this rule means that the employer as Owner of the Contract will generally be taxed currently on any increase in the Surrender Value, although the plan itself may provide a tax deferral to the participating employee.

Tax-Qualified Retirement Plans
Annuities may also qualify for tax-deferred treatment, or serve as a funding vehicle, under tax-qualified retirement plans that are governed by other IRC provisions. These provisions include IRC Section 401 (pension, profit sharing, and 401(k) plans), IRC Section 403(b) (tax-sheltered annuities), IRC Sections 408 and 408A (individual retirement annuities), and IRC Section 457(b) (governmental deferred compensation plans). Tax-deferral is generally also available under these tax-qualified retirement plans through the use of a trust or custodial account without the use of an annuity.
The tax law rules governing tax-qualified retirement plans and the treatment of amounts held and distributed under such plans are complex. If the Contract is to be used in connection with a tax-qualified retirement plan, including an individual retirement annuity (“IRA”) under a Simplified Employee Pension (SEP) Plan, you should seek competent legal and tax advice regarding the suitability of the Contract for your particular situation.
Contributions to a tax-qualified Contract are typically made with pre-tax dollars, while contributions to other Contracts are typically made from after-tax dollars, though there are exceptions in either case. Tax-qualified Contracts may also be subject to restrictions on withdrawals that do not apply to other Contracts. These restrictions may be imposed to meet the requirements of the IRC or of an employer plan.
Following is a brief description of the types of tax-qualified retirement plans for which the Contracts are available.
Individual Retirement Annuities. IRC Sections 219 and 408 permit certain individuals or their employers to contribute to an individual retirement arrangement known as an “Individual Retirement Annuity” or “IRA”. Under applicable limitations, an individual may claim a tax deduction for certain contributions to an IRA. Contributions made to an IRA for an employee under a Simplified Employee Pension (SEP) Plan or Savings Incentive Match Plan for Employees (SIMPLE) established by an employer are not includable in the gross income of the employee until distributed from the IRA. Distributions from an IRA are taxable to the extent that they represent contributions for which a tax deduction was claimed, contributions made under a SEP plan or SIMPLE, or income earned within the IRA.
Roth IRAs. IRC Section 408A permits certain individuals to contribute to a Roth IRA. Contributions to a Roth IRA are not tax deductible. Tax-free distributions of contributions may be made at any time. Distributions of earnings are tax-free following the five-year period beginning with the first year for which a Roth IRA contribution was made if the Owner has attained age 59 1⁄2, become disabled, or died, or for qualified first-time homebuyer expenses.
Tax-Sheltered Annuities. IRC Section 403(b) of permits public schools and charitable, religious, educational, and scientific organizations described in IRC Section 501(c)(3) to establish “tax-sheltered annuity” or “TSA” plans for their employees. TSA contributions and Contract earnings are generally not included in the gross income of the employee until distributed from the TSA. Amounts attributable to contributions made under a salary reduction agreement cannot be distributed until the employee attains age 59 1⁄2, severs employment, becomes disabled, incurs a hardship, is eligible for a qualified reservist distribution, or dies. The IRC and the plan may impose additional restrictions on distributions.
Pension, Profit-Sharing, and 401(k) Plans. IRC Section 401 permits employers to establish various types of retirement plans for employees, and permits self-employed individuals to establish such plans for themselves and their employees. These plans may use annuity contracts to fund plan benefits. Generally, contributions are deductible to the employer in the year made, and contributions and earnings are generally not included in the gross income of the employee until distributed from the plan. The IRC and the plan may impose restrictions on distributions. Purchasers of a Contract for use with such plans should seek competent advice regarding the suitability of the Contract under the particular plan.
Governmental Eligible Deferred Compensation Plans. State and local government employers may purchase annuity contracts to fund eligible deferred compensation plans for their employees, as described in IRC Section 457(b). Contributions and earnings are generally not included in the gross income of the employee until the employee receives distributions from the plan. Amounts cannot be distributed until the employee attains age 70 1⁄2, severs employment, becomes disabled, incurs an unforeseeable emergency, or dies. The plan may impose additional restrictions on distributions.
Roth TSAs, Roth 401(k)s, and Roth 457(b)s. IRC Section 402A permits TSA plans, 401(k) plans, and governmental 457(b) plans to allow participating employees to designate some part or all of their future elective contributions as Roth contributions. Roth contributions to a TSA plan, 401(k) plan, or governmental 457(b) plan are included in the employee’s taxable income as earned. Amounts attributable to Roth TSA, Roth 401(k), or Roth 457(b) contributions must be held in a separate account from amounts attributable to traditional pre-tax TSA, 401(k), or 457(b) contributions. Distributions from a Roth TSA, Roth 401(k), or Roth 457(b) account are considered to come proportionally from contributions and earnings. Distributions attributable to

Roth account contributions are tax-free. Distributions attributable to Roth account earnings are tax-free following the five-year period beginning with the first year for which Roth contributions are made to the plan if the employee has attained age 59 1⁄2, become disabled, or died. A Roth TSA, Roth 401(k), or Roth 457(b) account is subject to the same distribution restrictions that apply to amounts attributable to traditional pre-tax TSA, 401(k), or 457(b) contributions made under a salary reduction agreement. The plan may impose additional restrictions on distributions.
Nonqualified Deferred Compensation Plans
Employers may invest in annuity contracts in connection with unfunded deferred compensation plans for their employees. Such plans may include eligible deferred compensation plans of non-governmental tax-exempt employers, as described in IRC Section 457(b); deferred compensation plans of both governmental and nongovernmental tax-exempt employers that are taxed under IRC Section 457(f) and subject to Section 409A; and nonqualified deferred compensation plans of for-profit employers subject to Section 409A. In most cases, these plans are designed so that amounts credited under the plan will not be includable in the employees’ gross income until paid under the plan. In these situations, the annuity contracts are not plan assets and are subject to the claims of the employer’s general creditors. Whether or not made from the Contract, benefits payments are subject to restrictions imposed by the IRC and the plan.
Summary of Income Tax Rules
The following chart summarizes the basic income tax rules governing tax-qualified retirement plans, nonqualified deferred compensation plans, and other Contracts.

	Tax-Qualified Contracts and Plans	Nonqualified Deferred Compensation Plans	Other Annuity Contracts
Plan Types
•       IRC §408 (IRA, SEP, SIMPLE IRA)

•       IRC §408A (Roth IRA)

•       IRC §403(b) (Tax-Sheltered Annuity)

•       IRC §401 (Pension, Profit–Sharing, 401(k))

•       Governmental IRC §457(b)

•       IRC §402A (Roth TSA, Roth 401(k), or Roth 457(b))
		• IRC §409A • Nongovernmental IRC §457(b) • IRC §457(f)	• IRC §72 only

Who May Purchase a Contract	Eligible employee, employer, or employer plan.	Employer on behalf of eligible employee. Employer generally loses tax-deferred status of Contract itself.	Anyone. Non-natural person will generally lose tax-deferred status.

Distribution Restrictions	Distributions from Contract or plan may be restricted to meet IRC and/or plan requirements.		None.

Taxation of Withdrawals, Surrenders, and Lump Sum Death Benefit
Generally, 100% of distributions must be included in taxable income. However, the portion that represents an after-tax contributions or other “investment in the contract” is not taxable. Distributions from Roth IRA are deemed to come first from after-tax contributions. Distributions from other Contracts are generally deemed to come from investment in the contract on a pro-rata basis. Distributions from §408A Roth IRA or §402A Roth TSA, Roth 401(k), or Roth 457(b) are completely tax free if certain requirements are met.

Generally, distributions must be included in taxable income until all earnings are paid out. Thereafter, distributions are tax-free return of the “investment in the contract”.

However, distributions are tax-free until any contributions made before August 14, 1982 are returned.

	Tax-Qualified Contracts and Plans	Nonqualified Deferred Compensation Plans	Other Annuity Contracts
Taxation of Payout Option Payments (Income Benefit or Death Benefit)
A percentage of each payment is tax free equal to the ratio of after-tax “investment in the contract” (if any) to the total expected payments, and the balance is included in taxable income. Once the after-tax “investment in the contract” has been recovered, the full amount of each benefit payment is included in taxable income. Distributions from a Roth IRA, Roth TSA, Roth 401(k), or Roth 457(b) are completely tax free if certain requirements are met.

Possible Penalty Taxes for Distributions Before Age 59 1⁄2
Taxable portion of payments made before age 59 1⁄2 may be subject to 10% penalty tax (or 25% for a SIMPLE IRA during the first two years of participation). Penalty taxes do not apply to payments after the participant’s death, or to §457 plans. Other exceptions may apply.
		No penalty taxes.	Taxable portion of payments made before age 59 1⁄2 may be subject to a 10% penalty tax. Penalty taxes do not apply to payments after the Owner’s death. Other exceptions may apply.

Assignment/ Transfer of Contract	Assignment and transfer of Ownership generally not permitted.		Generally, deferred earnings taxable to transferor upon transfer or assignment. Gift tax consequences are not discussed herein.

Federal Income Tax Withholding
Eligible rollover distributions from §401, §403(b), and governmental §457(b) plans are subject to 20% mandatory withholding on taxable portion unless direct rollover. For other payments, Payee may generally elect to have taxes withheld or not.
		Generally subject to wage withholding.	Generally, Payee may elect to have taxes withheld or not.
Rollovers, Transfers, and Exchanges
Amounts from a tax-qualified Contract may be rolled over, transferred, or exchanged into another tax-qualified account or retirement plan as permitted by the IRC and plan(s). Amounts may be rolled over, transferred, or exchanged into a tax-qualified Contract from another tax-qualified account or retirement plan as permitted by the IRC and plan(s). In most cases, such a rollover, transfer, or exchange is not taxable, unless the rollover of pre-tax amounts is made into a Roth IRA, a Roth TSA, Roth 401(k), or Roth 457(b). Rollovers, transfers, and exchanges are not subject to normal contribution limits. The IRC or plan may require that rollovers be held in a separate Contract from other plan funds.
Amounts from a non-tax-qualified Contract may be exchanged for another non-tax-qualified annuity contract on a tax-free basis as permitted by the IRC. Amounts may be exchanged into a non-tax-qualified Contract from a life insurance policy, an endowment contract, or another non-tax-qualified annuity contract on a tax-free basis as permitted by the IRC.
Required Distributions
The Contracts are subject to the required distribution rules of federal tax law. These rules vary based on the tax qualification of the Contract or the plan under which it is issued.
For a tax-qualified Contract other than a Roth IRA, required minimum distributions must generally begin by April 1 following attainment of age 70 1/2. However, for a 403(b) Tax-Sheltered Annuity Plan, a 401 Pension, Profit-Sharing, or 401(k) Plan, or a 457(b) Governmental Deferred Compensation Plan, a participant who is not a 5% owner of the employer may delay required minimum distributions until April 1 following the year in which the participant retires from that employer. The required minimum distributions during life are calculated based on standard life expectancy tables adopted under federal tax law.
For a Roth IRA or for a Contract that is not tax-qualified, there are no required distributions during life.
All Contracts are generally subject to required distributions after death. Generally, if payments from a non-tax-qualified Contract have begun under a payout option during life or if the required beginning date for distributions from a tax-qualified Contract had been reached, then after death any remaining payments must be made at least as rapidly as those made or required before death. If payments from a non-tax-qualified Contract have not begun, or if the required beginning date for distributions from a tax-qualified Contract has not been reached, then the death benefit must be paid out in full within five years after death, or must be paid out in substantially equal payments beginning within one year of death over a period not exceeding the life expectancy of the designated beneficiary.
For a traditional IRA, a Roth IRA, or a Contract that is not tax-qualified, a beneficiary who is a surviving spouse may elect out of these requirements, and apply the required distribution rules as if the Contract were his or her own. For this purpose, federal tax law recognizes as married any two people whose marriage is valid in the state in which it was celebrated. A civil union or domestic partnership is not considered a marriage.
Right to Cancel (Free Look)
If you change your mind about owning the Contract, you can cancel it within 20 days after you receive it. If you purchased this Contract to replace an existing contract, you have 30 days after you receive it. This is known as a “free look.” The right to cancel period may be longer in some states.
To cancel your Contract, you must submit your request to cancel to the producer who sold it or send it to us at P.O. Box 5423, Cincinnati, OH 45201-5423. Your request to cancel must be in writing and signed by you.
When you cancel the Contract within this free look period, we will not assess an Early Withdrawal Charge. Unless otherwise required by state law, you will receive whatever your Contract is worth on the day that we receive your cancellation request. The amount you receive may be more or less than your Purchase Payment(s) depending upon the amount of interest earned by your Contract during the free look period and any adjustment for Vested Index Gain or Vested Index Loss that applies as of the day that we receive your cancellation request. This means that you bear the risk of any decline in the Account Value of your Contract during the free look period. We do not refund any charges or deductions assessed during the free look period that relate to a withdrawal taken before you cancel the Contract.
In certain states, we are required to give back your Purchase Payment(s) if you decide to cancel your Contract during the free look period. If we are required by law to refund your Purchase Payment(s), we reserve the right to hold your Purchase Payment(s) in the Purchase Payment Account until the first Strategy Application Date on or after the end of the free look period.
Annual Statement and Confirmations
At least once each calendar year, we will send you a statement that will show:

1)	your Account Value;
2)	all transactions regarding your Contract during the year; and
3)	the interest credited to your Contract and the adjustments for Vested Index Gains and Vested Index Losses credited to your Contract.

Such statements will be sent to your last known address on our records. You will have 60 days from the date you receive such statement to inform us of any errors, otherwise such statement will be deemed final and correct.
We will send out written confirmations of financial transactions in your Contract. Unless you inform us of any errors within 60 days of receipt of a confirmation, we will consider it to be accurate and complete.
Electronic Delivery
You may elect to receive electronic delivery of the Contract prospectus and other Contract related documents. Contact us at our website at www.GAIGannuities.com for more information and to enroll.
Abandoned Property Requirements
Every state has unclaimed property laws. These laws generally declare annuity contracts to be abandoned after a period of inactivity of three to five years: (1) from the Income Start Date; or (2) from the date of death for which a Death Benefit is due and payable. For example, if the payment of a death benefit has been triggered, but the beneficiary does not come forward to claim the death benefit in a timely manner, the unclaimed property laws will apply.
If a Death Benefit, Income Benefit payments or other contract proceeds are unclaimed, we will pay them to the abandoned property division or unclaimed property office of the applicable state. (Escheatment is the formal, legal name for this process.)

For example, on an unclaimed Death Benefit, depending on the circumstances, the proceeds are paid: (1) to the state where the beneficiary last resided, as shown on our books and records; (2) to the state where the contract owner last resided, as shown on our books and records; or (3) to Ohio, which is our state of domicile. The state will hold the proceeds without interest until a valid claim is made by the person entitled to the proceeds.
To prevent escheatment of the Death Benefit, Income Benefit payments or other proceeds from your Contract, it is important:

•	to update your contact information, such as your address, phone number and email address, if and as it changes; and

•	to update your Beneficiary and other designations, including complete names, complete addresses, phone numbers, and social security numbers, if and as they change.
Please contact us at P.O. Box 5423, Cincinnati, OH 45201-5423, or call us at 1-800-789-6771, to make such changes.
State unclaimed property laws do not apply to annuity contracts that are held under an employer retirement plan that is subject to the Employee Retirement Income Security Act of 1974 (ERISA).
Ownership Provisions
Owner
The Owner is the person with authority to exercise all of the ownership rights under a Contract, such as making allocations among the Strategies, electing a payout option, and designating the Annuitant, Beneficiary and payee. If you live in a community property state and have a spouse at any time while you own this Contract, the laws of that state may vary your ownership rights.
An Owner must ordinarily be a natural person, or a trust or other legal entity holding a Contract for the benefit of a natural person. If an Owner is a non-natural person, then the age of the eldest Annuitant will be treated as the age of the owner for all purposes under this Contract. A trustee that owns a Contract is considered to be a non-natural person for all purposes under the Contract.
Successor Owner
In some cases, your spouse may succeed to the ownership of the Contract after your death. Specifically, if a Death Benefit is payable on account of your death and your spouse is the sole Beneficiary under the Contract, he or she will become the successor owner of the Contract if: (1) you make a Request in Good Order to that effect before your death; or (2) after your death, your spouse makes a Request in Good Order to that effect within one year of your death and before the Death Benefit Start Date. A successor owner will succeed to all rights of ownership under the Contract except the right to name another successor owner.
For this purpose, your spouse is any person recognized as your spouse under the law of your state. In addition to your spouse, in some states, a surviving partner of a civil union or domestic partnership may become a successor owner of the Contract. However, a civil union partner or domestic partner who becomes a successor owner must receive distributions from the Contract after your death under the required distribution rules of federal tax law that apply to a nonspouse beneficiary.
Joint Owners

•	For a Tax Qualified Contract. No joint owner is permitted.

•
For any other Contract. Two persons may jointly own the Contract. Each joint owner may exercise allocation and transfer rights independently. All other rights of ownership must be exercised by joint action.

A surviving joint owner will be deemed to be the sole Beneficiary of any Death Benefit that becomes payable on the death of the first owner to die, regardless of any Beneficiary designation. A surviving joint owner who is the spouse (or civil union partner/domestic partner in applicable states) of the deceased owner may become the successor owner of the Contract in lieu of receiving the Death Benefit.

Transfer of Ownership

•	For a Tax Qualified Contract. You may not transfer, sell or in any way alienate your interest in the Contract except to the limited extent provided in the tax qualification endorsement.

•
For any other Contract. You may not transfer ownership at any time during your lifetime unless you make a Request in Good Order for our consent to the transfer and we consent in writing. We will review such requests on a non-discriminatory basis. We reserve the right to reject your request to transfer ownership. Except as otherwise elected or required by law, a transfer of ownership will not cancel a designation of an Annuitant or Beneficiary or a Payout Option election. A transfer of ownership may have adverse tax consequences.

A request to transfer ownership must be in writing.
Assignment

•
For a Tax Qualified Contract. You may not pledge, charge, encumber, alienate, commute, or in any way assign or transfer the Contract or any interest you have in the Contract, except to the limited extent, if any, provided in the tax qualification endorsement.

•
For any other Contract. You may not pledge, charge, encumber, alienate, commute, or in any way assign or transfer this Contract or any interest you have in this Contract unless you make a Request in Good Order for our consent to the assignment and we consent in writing. We will review such requests on a non-discriminatory basis. We reserve the right to reject your request to assign any interest in this Contract.

We are not responsible for the validity any assignment. An assignment may have adverse tax consequences. An assignment must be made by a Request in Good Order. We will not be bound by an assignment until we acknowledge it. An assignment is subject to any payment made or any action we take before we acknowledge it.

The person to whom you make an assignment is called an assignee. The rights of an assignee, including the right to any payment under this Contract, come before the rights of an Owner, Annuitant, Beneficiary, or other payee.

A request to assign the Contract must be in writing.
Loans
Loans are not available under the Contract.
Annuitant Provisions
The Annuitant is the natural person on whose life Income Benefit payments are based. If there is more than one Annuitant, each Annuitant will be a Joint Annuitant of the Contract.

•
For a Tax Qualified Contract. The Annuitant must be the Owner. If the Owner is a plan sponsor or trustee, then the Annuitant is the designated natural person for whose benefit the Contract was purchased and this designation cannot be changed.

•
For any other Contract. The Annuitant is the person or persons designated by you. If you do not designate an Annuitant or if no Annuitant designated by you is surviving, then the Annuitant will be each Owner who is a natural person.

You generally may make or change a designation of Annuitant at any time before the Income Start Date. A designation of Annuitant may not be changed at any time there is a non-human owner, such as a trust or a corporation. Before a Contract is issued or transferred to a grantor-type trust, as defined by federal tax law, we may require each grantor of the trust be named as an Annuitant.

A designation of an Annuitant must be made by a Request in Good Order.

Except as otherwise elected or as required by law, a change of Annuitant will not cancel a designation of a Beneficiary or a Payout Option election.

Primary and Contingent Beneficiary Provisions
The primary Beneficiary is the person entitled to receive any Death Benefit that is to be paid under this Contract. The Beneficiary will be the measuring life for life contingent Death Benefit payments (Option B and Option C).

•	If there is a joint owner and that joint owner survives you, then that joint owner is the Beneficiary regardless of any designation of Beneficiary made by you.

•	If there is no joint owner who survives you, then the Beneficiary is the person or persons whom you designate.

•	If there is no joint owner or Beneficiary designated by you who survives you, then your estate will be the Beneficiary.
If a Beneficiary dies within 30 days after your death, we will assume that he or she did not survive you for purposes of this Contract.
Joint Primary Beneficiaries. You may designate two or more persons jointly as the primary Beneficiary. Unless you state otherwise, joint Beneficiaries who survive you will be entitled to equal shares.
Contingent Beneficiaries. A contingent Beneficiary is a Beneficiary designated to receive a benefit only if a primary Beneficiary dies before you. You may designate one or more persons as contingent Beneficiary. Unless you state otherwise, a contingent Beneficiary will be entitled to a benefit only if there is no primary Beneficiary who survives you.
Trust Owner as Beneficiary. Before a contract is issued or transferred to a trust, we may require that the trust be named as the Beneficiary. Once named, we may decline any request to change the Beneficiary as long as the trust owns the Contract.
How to Designate a Beneficiary or Change a Designation
You may make or change a designation of Beneficiary at any time so long as you have not specified that a prior designation is irrevocable and no death has occurred for which a Death Benefit is payable. A designation of Beneficiary must be made by a Request in Good Order. We must receive the request on or before the date of death for which a Death Benefit is payable. Except as otherwise elected or as required by law, a change of Beneficiary will not cancel a designation of an Annuitant or a Payout Option election.
Payees under the Contract
A payee is a person to whom benefits are paid under this Contract.

•	For a Tax Qualified Contract. You are the Annuitant under the Contract and, as the Annuitant, you are the payee of the Annuity Benefit. The Beneficiary is the payee of the Death Benefit.

•
For any other Contract. The Annuitant under the Contract is the payee of the Annuity Benefit. If you are not the Annuitant, you can elect to have the Income Benefit payments made to you as payee. The Beneficiary is the payee of the Death Benefit.

A designation or change of payee must be made by a Request in Good Order. Irrevocable naming of a payee other than the Owner can have adverse tax consequences. In any event, the Annuitant will be the person on whose life Annuity Benefits payments are based and the Beneficiary will be the person on whose life Death Benefit payments under a Payout Option will be based. No change of payee at any time will change this.
Other Contract Provisions
Amendment of the Contract
We reserve the right to amend the Contracts to comply with applicable Federal or state laws or regulations. We will notify you in writing of any such amendments.

Misstatement
We may require proof of the age of the Annuitant, Owner and/or the Beneficiary before making any payments under the Contract that are measured by the Annuitant’s, Owner’s or Beneficiary’s life. If the age of the measuring life has been misstated, the amount payable will be the amount that would have been provided at the correct age. If payments based on the correct age would have been higher, we will pay the underpaid amount with interest. If payments would be lower, we may deduct the overpaid amount, with interest, from succeeding payments.
Involuntary Termination of Contracts Without a Rider
We may terminate your Contract at any time that the Account Value is less than the minimum required value of $5,000 due to poor market performance or withdrawals from the Contract. For example, we may terminate your Contract if a loss on the Moderate Indexed Strategy or Aggressive Indexed Strategy causes your Account Value to fall below $5,000.
If we terminate your Contract, we will pay you the Surrender Value determined as of the date that we terminate your Contract.
Involuntary Termination of Contracts With a Rider

•	Before you start Rider Income Payments
We may terminate your Contract and your Rider at any time that the Account Value is less than the minimum required value of $5,000 due to poor market performance or withdrawals from the Contract. For example, we may terminate your Contract and your Rider if a loss on the Moderate Indexed Strategy or Aggressive Indexed Strategy causes your Account Value to fall below $5,000.
Exception. We will not terminate your Contract or your Rider if withdrawals to pay Rider charges reduce the Account Value to less than $5,000.

•	After you start Rider Income Payments
We may terminate your Contract and your Rider at any time that the Account Value is less than the minimum required value of $5,000 if you take a withdrawal in excess of Rider Income Payments and that withdrawal leaves an Account Value that is less than $5,000.
Exception: We will not terminate our Contract or your Rider if withdrawals to pay Rider Income Payments, withdrawals to pay Rider charges, or poor market performance reduce the Account Value to less than $5,000. Please note that, if such withdrawals or market performance reduce the Account Value to zero, Rider income Payments will continue, but you will not be able to take any other withdrawals from the Contract or initiate Income Benefit payments under the Contract.
If we terminate your Contract and your Rider, we will pay you the Surrender Value determined as of the date that we terminate your Contract, less a pro-rata share of the Rider charge. The pro-rata share of the Rider charge will be based on the number of days that have elapsed since the start of the Contract Year. For example, if the annual Rider charge is $1,000 and we terminate your Contract and your Rider 73 days after the start of a Contract Year, then the pro-rata factor will be 20% (73 / 365 = 0.20) and the Rider charge will be $200 ($1,000 x 0.20).
State Variations
Contracts issued in your state may provide different features and benefits from, and impose different costs than, those described in this prospectus because of state law variations. These differences include, among other things, free look rights, age issuance limitations, transfer rights and limitations, the right to reject a Purchase Payment and the general availability of certain features. However, please note that the maximum charge is set forth in this prospectus. This prospectus describes all the material features of the Contract. If you would like to review a copy of the Contract and any endorsements, contact our Administrative Office.
Distribution of the Contracts
Great American Advisors, Inc. (“GAA”) is the principal underwriter and distributor of the securities offered through this prospectus. GALIC and GAA are affiliated because both companies are subsidiaries of Great American Financial Resources, Inc. (“GAFRI”). GAA also acts as the principal underwriter and distributor of the variable annuity contracts that are issued by one of our subsidiaries.
GAA’s principal executive offices are located at 301 E Fourth Street, Cincinnati, Ohio 45202. GAA is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as well as the securities regulators in the states in which it operates and registration is required and is a member of the Financial Industry Regulatory Authority (“FINRA”).
Contracts are sold by licensed insurance agents (the “Selling Agents”) in those states where the Contract may be lawfully sold. Such Selling Agents will be appointed agents of GALIC and will be registered representatives of unaffiliated broker-dealer firms (the “Selling Broker-Dealers”) that have entered into selling agreements with us and GAA. Selling Broker-Dealers will be registered under the Securities Exchange Act of 1934 and will be members of FINRA.
FINRA provides background information about broker-dealers and their registered representatives through FINRA BrokerCheck. You may contact the FINRA BrokerCheck Hotline at 1-800-289-9999, or log on to www.finra.org to learn more about GAA, your Selling Agent and his or her Selling Broker Dealer.
GAA receives no compensation for acting as underwriter of the Contracts; however, GAFRI pays for some of GAA’s operating and other expenses, including overhead, legal, and accounting fees. GALIC may reimburse GAA for certain sales expenses, such as marketing materials and advertising expenses, and other expenses of distributing the Contracts.
GALIC or GAA pay the Selling Broker-Dealers compensation for the promotion and sale of the Contract. The Selling Agents who solicit sales of the Contract typically receive a portion of the compensation paid to the Selling Broker-Dealers in the form of commissions or other compensation, depending on the agreement between the Selling Broker-Dealer and the Selling Agent.
The amount and timing of commissions paid to Selling Broker-Dealers may vary depending on the selling agreement but is not expected to be more than 6% of each Purchase Payment. Some Selling Broker-Dealers may elect to receive a lower commission when a Purchase Payment is made, along with annual trail commissions up to 1.5% of Account Value for so long as a contract remains in effect or as agreed in the selling agreement. GALIC may pay or allow other promotional incentives or payments in the form of cash or other compensation to the extent permitted by FINRA rules and other applicable laws and regulations.
GALIC also may pay compensation to wholesaling broker-dealers or other firms or intermediaries in return for wholesaling services such as providing marketing and sales support, product training and administrative services to the Selling Agents of the Selling Broker-Dealers. These allowances may be based on a percentage of a Purchase Payment.
In addition to the compensation described above, GALIC may make additional cash payments, in certain circumstances referred to as “override” compensations, or reimbursements to Selling Broker-Dealers in recognition of their marketing and distribution, transaction processing and/or administrative services support. These payments are not offered to all Selling Broker-Dealers, and the terms of any particular agreement governing the payments may vary among Selling Broker-Dealers depending on, among other things, the level and type of marketing and distribution support provided. Marketing and distribution support services may include, among other services, placement of GALIC’s products on the Selling Broker-Dealers'’ preferred or recommended list, increased access to the Selling Broker-Dealers’ registered representatives for purposes of promoting sales of GALIC products, assistance in training and education of the Selling Agents, and opportunities for GALIC and GAA to participate in sales conferences and educational seminars. The payments or reimbursements may be calculated as a percentage of the particular Selling Broker-Dealer’s actual or expected aggregate sales of our indexed annuity contracts (including the Contract) and/or may be a fixed dollar amount. Broker-dealers receiving these additional payments may pass on some or all of the payments to the Selling Agents.
You should ask your Selling Agent for further information about the commissions or other compensation that he or she, or the Selling Broker-Dealer for which he or she works, may receive in connection with your purchase of a Contract.
There is no front-end sales load deducted from the Purchase Payment(s) to pay sales commissions. Commissions and other incentives or payments described above are not charged directly to you. We intend to recoup commissions and other sales expenses through fees and charges deducted under the Contract.
Legal Opinion on Contracts
Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this prospectus and the organization of Great American Life, its authority to issue such Contracts under Ohio law and the validity of the forms of the Contracts under Ohio law have been passed on by John P. Gruber, General Counsel of Great American Life. As a participant in various stock and employee benefit plans, Mr. Gruber owns shares of, and options to purchase, common stock of American Financial Group, Inc., the parent company of Great American Life.
Experts
The consolidated financial statements and schedule of Great American Life Insurance Company at December 31, 2016, and 2015, and for each of the three years in the period ended December 31, 2016, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Securities and Exchange Commission Position on Indemnification
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Great American Life pursuant to its articles of incorporation or its code of regulations or pursuant to any insurance coverage or otherwise, Great American Life has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.
GREAT AMERICAN LIFE INFORMATION
Overview
Great American Life is a stock insurance company incorporated in 1961. We are domiciled in the state of Ohio and have been continuously engaged in the insurance business since that time. We are licensed to conduct life insurance business in all states of the United States except New York, as well as the District of Columbia, Guam and the U.S. Virgin Islands. Our home office and Administrative Office are located at 301 East Fourth Street, Cincinnati, Ohio 45202.
We are a wholly-owned subsidiary of American Financial Group, Inc., (“AFG”), a publicly traded company. American Financial Group, Inc. is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and fixed-indexed annuities.
Here is a chart that shows the relationships among AFG, Great American Life, and other AFG subsidiaries that are mentioned in this part of this prospectus. Each subsidiary in the chart is wholly-owned by its immediate parent.
No company other than Great American Life has any legal responsibility to pay amounts owed under the Contract. You should look to the financial strength of Great American Life for its claims-paying ability.
Our General Account

Our general account (the “General Account”) holds all our assets other than assets in our insulated separate accounts. We own our General Account assets, and, subject to applicable law, have sole investment discretion over them. The assets are subject to our general business operation liabilities and claims of our creditors and may lose value. Our General Account assets fund the guarantees provided in the Contracts.
We must invest our assets according to applicable state laws regarding the nature, quality and diversification of investments that may be made by life insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in Federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.
We place a majority of the Purchase Payments made under the Contract in our General Account where we primarily invest the assets in a variety of fixed income securities.
We place a portion of the Purchase Payments made under the Contract in a non-unitized separate account (the “Separate Account”) that is not registered with the Securities and Exchange Commission. We established and maintain the Separate Account pursuant to the laws of our domiciliary state for the purpose of supporting our obligation to pay adjustments for Index Gains and Index Losses associated with the Indexed Strategies. The assets of the Separate Account are held in our name on behalf of the Separate Account and legally belong to us. The assets in the Separate Account are not chargeable with liabilities arising out of any other business that we conduct. We may invest these assets in hedging instruments, including derivative contracts as well as other assets permitted under state law. To support our obligations to pay adjustments for Index Gains and Index Losses associated with the Indexed Strategies, we may move money between the Separate Account and our General Account.
Contract owners do not have any interest in or claim on the assets in the Separate Account. Nor do Contract owners participate in any way in the performance of assets held in the Separate Account.
Reliance on Rule 12h-7
Great American Life relies on the exemption provided by Rule 12h-7 under the Securities Exchange Act of the 1934 Act from the requirement to file reports pursuant to Section 15(d) of that Act.
Legal Proceedings
Great American Life and its subsidiaries are involved in litigation from time to time, generally arising in the ordinary course of business. This litigation may include, but is not limited to, general commercial disputes, lawsuits brought by contract owners and policyholders, employment matters, reinsurance collection matters and actions challenging certain business practices of insurance subsidiaries. Also, from time to time, state and federal regulators or other officials conduct formal and informal examinations or undertake other actions dealing with various aspects of the financial services and insurance industries.
It is not possible to predict with certainty the ultimate outcome of any pending legal proceeding or regulatory action. However, Great American Life does not believe any such action or proceeding will have a material adverse effect upon its ability to meet its obligations under the Contracts.

Code of Ethics
AFG has adopted a Code of Ethics applicable to all employees of AFG and its subsidiaries, including Great American Life. The Code is available on AFG’s website at www.AFGinc.com, under “Company.” If you would like a paper copy of the Code, contact us at P.O. Box 5423, Cincinnati OH 45201-5423 or call us at 1-800-789-6771. AFG intends to satisfy any disclosure requirements regarding any amendments to, or waivers from, provisions of the Code by posting such information on its website as promptly as practicable, as may be required by applicable SEC and New York Stock Exchange rules.

Information on GALIC’s Business and Property
NOTE: In this section of this prospectus, GALIC means Great American Life Insurance Company and its subsidiaries.
ANNUITY SEGMENT

General

GALIC sells traditional fixed and fixed-indexed annuities in the retail, financial institutions and education markets through independent producers and through direct relationships with certain financial institutions. See Note B — “ Segments of Operations ” to the financial statements for information on GALIC’s assets, revenues and earnings before income taxes by segment. The annuity operations employed approximately 600 people at December 31, 2016 . These operations are conducted primarily through the subsidiaries listed in the following table, which includes 2016 statutory annuity premiums (in millions), annuity policies in force and independent ratings.

		Annuity
	Annuity	Policies	Ratings
Company	Premiums	In Force	AM Best	S&P
Great American Life Insurance Company	$4,242	384,000	A	A+
Annuity Investors Life Insurance Company	193	117,500	A	A+
GALIC believes that the ratings assigned by independent insurance rating agencies are an important competitive factor because agents, potential policyholders, financial institutions, and school districts often use a company’s rating as an initial screening device in considering annuity products. GALIC believes that a rating in the “A” category by at least one rating agency is necessary to successfully compete in its primary annuity markets.

Statutory premiums of GALIC’s annuity operations for the last three years were as follows (in millions):

	Premiums
	2016	2015	2014
Financial institutions single premium annuities — indexed	$1,950	$1,741	$1,489
Financial institutions single premium annuities — fixed	468	229	332
Retail single premium annuities — indexed	1,714	1,864	1,533
Retail single premium annuities — fixed	82	69	97
Education market — fixed and indexed annuities	184	194	194
Total fixed annuity premiums	4,398	4,097	3,645
Variable annuities	37	42	47
Total annuity premiums	$4,435	$4,139	$3,692
Annuities are long-term retirement saving instruments that benefit from income accruing on a tax-deferred basis. The issuer of the annuity collects premiums (purchase payments), credits interest or earnings on the policy and pays out a benefit upon death, surrender or annuitization. Single premium annuities are generally issued in exchange for a one-time lump-sum premium payment. Certain annuities, primarily in the education market, have premium payments that are flexible in both amount and timing as determined by the policyholder and are generally made through payroll deductions.

Annuity contracts are generally classified as either fixed rate (including fixed-indexed) or variable. With a traditional fixed rate annuity, GALIC seeks to maintain a desired spread between the yield on its investment portfolio and the rate it credits to policyholders. GALIC accomplishes this by: (i) offering crediting rates that it has the option to change after any initial guarantee period (subject to minimum interest rate and other contractual guarantees); (ii) designing annuity products that encourage persistency; and (iii) maintaining an appropriate matching of assets and liabilities.

A fixed-indexed annuity provides policyholders with the opportunity to receive a crediting rate tied, in part, to the performance of an existing market index (generally the S&P 500) or other external rate, price, or unit value (an “index”) while protecting against the related downside risk through a guarantee of principal (excluding surrender charges, market value adjustments, and certain benefit charges). GALIC purchases call options designed to substantially offset the effect of the index participation in the liabilities associated with fixed-indexed annuities.

As an ancillary product in its education market, GALIC offers a limited amount of variable annuities. With a variable annuity, the earnings credited to the policy vary based on the investment results of the underlying investment options chosen by the policyholder, generally without any guarantee of principal except in the case of death of the insured. Premiums directed to the underlying investment options maintained in separate accounts are invested in funds managed by various independent investment managers. GALIC earns a fee on amounts deposited into separate accounts. Subject to contractual provisions, policyholders may also choose to direct all or a portion of their premiums to various fixed-rate options, in which case GALIC earns a spread on amounts deposited.

The following table shows the earnings before income taxes for the annuity segment both before and after the impact of fair value accounting for derivatives related to fixed-indexed annuities (“FIAs”) (dollars in millions):

	Year ended December 31,
	2016	2015	2014
Annuity earnings before income taxes — before the impact of derivatives related to FIAs	$398	$356	$352
Impact of derivatives related to FIAs (a)	(27)	(23)	(34)
Annuity segment earnings before income taxes	$371	$333	$318

(a)
Fixed-indexed annuities provide policyholders with a crediting rate tied, in part, to the performance of an existing stock market index. GALIC attempts to mitigate the risk in the index-based component of these products through the purchase of call options on the appropriate index. GALIC’s strategy is designed so that the change in the fair value of the call option assets will generally offset the economic change in the liabilities from the index participation. Both the index-based component of the annuities (fair value of $1.76 billion at December 31, 2016 ) and the related call options (fair value of $492 million at December 31, 2016 ) are considered derivatives that must be adjusted for changes in fair value through earnings each period. Fluctuations in interest rates and the stock market, among other factors, can cause volatility in the periodic measurement of fair value of the embedded derivative that management believes can be inconsistent with the long-term economics of these products.

Marketing

GALIC sells its single premium annuities, excluding financial institution production (discussed below), primarily through a retail network of approximately 55 national marketing organizations (“NMOs”) and managing general agents (“MGAs”) who, in turn, direct nearly 1,200 actively producing agents.

GALIC also sells single premium annuities in financial institutions through direct relationships with certain financial institutions and through independent agents and brokers. The table below highlights the percentage of GALIC’s total annuity premiums generated through its top five financial institution relationships (ranked based on 2016 premiums):

	2016	2015
Wells Fargo & Company	14.2%	11.7%
The PNC Financial Services Group, Inc.	9.7%	4.4%
LPL Financial	4.8%	3.8%
Regions Financial Corporation	4.8%	3.8%
BB&T Corporation	4.5%	6.0%

In the education market, schools may allow employees to save for retirement through contributions made on a before-tax basis. Federal income taxes are not payable on pretax contributions or earnings until amounts are withdrawn. GALIC sells its education market annuities directly through writing agents rather than through NMOs and MGAs.

GALIC is licensed to sell its fixed annuity products in all states except New York; it is licensed to sell its variable products in all states except New York and Vermont. At December 31, 2016 , GALIC had approximately 500,000 annuity policies in force. The states that accounted for 5% or more of GALIC’s annuity premiums in 2016 and the comparable preceding years are shown below:

	2016	2015	2014
California	9.8%	9.7%	9.8%
Florida	8.5%	9.0%	9.6%
Pennsylvania	7.2%	7.2%	6.3%
New Jersey	5.3%	4.3%	4.0%
Ohio	5.2%	5.7%	5.8%

Competition

GALIC’s annuity businesses operate in highly competitive markets. They compete with other insurers and financial institutions based on many factors, including: (i) ratings; (ii) financial strength; (iii) reputation; (iv) service to policyholders and agents; (v) product design (including interest rates credited, bonus features and caps and rates for indexed strategies); (vi) commissions; and (vii) number of school districts in which a company has approval to sell. Since most policies are marketed and distributed through independent agents, the insurance companies must also compete for agents.

No single insurer dominates the markets in which GALIC’s annuity businesses compete. See Risk Factors Related to GALIC’s Business. Competitors include (i) individual insurers and insurance groups, (ii) mutual funds and (iii) other financial institutions. In a broader sense, GALIC’s annuity businesses compete for retirement savings with a variety of financial institutions offering a full range of financial services. In the financial institution annuity market, GALIC’s annuities compete directly against competitors’ annuities, certificates of deposit and other investment alternatives at the point of sale. In addition, over the last few years, several offshore and/or hedge fund companies have made significant acquisitions of annuity businesses, resulting in annuity groups that are larger in size than GALIC’s annuity business.

Sales of annuities, including renewal premiums, are affected by many factors, including: (i) competitive annuity products and rates; (ii) the general level and volatility of interest rates, including the slope of the yield curve; (iii) the favorable tax treatment of annuities; (iv) commissions paid to agents; (v) services offered; (vi) ratings from independent insurance rating agencies; (vii) other alternative investments; (viii) performance and volatility of the equity markets; (ix) media coverage of annuities; (x) regulatory developments regarding suitability and the sales process; and (xi) general economic conditions.

Run-off Life Segment

Although GALIC no longer actively markets new life insurance products, it continues to service and receive renewal premiums on its in-force block of approximately 116,000 policies and $13.49 billion gross ( $3.27 billion net of reinsurance) of life insurance in force at December 31, 2016 . Renewal premiums, net of reinsurance, were $18 million in 2016 and $20 million in 2015 and 2014 . At December 31, 2016 , GALIC’s life insurance reserves were $312 million, net of reinsurance recoverables.

Investment Portfolio

General

A summary of GALIC’s fixed maturities and equity securities is shown in Note E to the financial statements. For additional information on GALIC’s investments, see Management’s Discussion and Analysis — “Investments.”

Fixed Maturity Investments

GALIC’s bond portfolio is invested primarily in taxable bonds. The following table shows GALIC’s available for sale fixed maturity investments by Standard & Poor’s Corporation or comparable rating as of December 31, 2016 (dollars in millions).

	Amortized	Fair Value
	Cost	Amount	%
S&P or comparable rating
AAA, AA, A	$16,456	$16,800	60%
BBB	8,222	8,405	30%
Total investment grade	24,678	25,205	90%
BB	565	572	2%
B	349	348	1%
CCC, CC, C	587	656	2%
D	413	452	2%
Total non-investment grade	1,914	2,028	7%
Not rated	718	787	3%
Total	$27,310	$28,020	100%

The National Association of Insurance Commissioners (“NAIC”) has retained third-party investment management firms to assist in the determination of appropriate NAIC designations for mortgage-backed securities (“MBS”) based not only on the probability of loss (which is the primary basis of ratings by the major ratings firms), but also on the severity of loss and statutory carrying value. Approximately 14% of GALIC’s fixed maturity investments are MBS. At December 31, 2016 , 97% (based on statutory carrying value of $27.38 billion) of GALIC’s fixed maturity investments had a NAIC designation of 1 or 2 (the highest of the six designations).
Equity Investments

At December 31, 2016 , GALIC held common and perpetual preferred stocks classified as available for sale with a fair value of $495 million .

Regulation

GALIC and its insurance company subsidiaries are subject to regulation in the jurisdictions where they do business. In general, the insurance laws of the various states establish regulatory agencies with broad administrative powers governing, among other things, premium rates, solvency standards, licensing of insurers, agents and brokers, trade practices, forms of policies, maintenance of specified reserves and capital for the protection of policyholders, deposits of securities for the benefit of policyholders, investment activities and relationships between insurance subsidiaries and their parents and affiliates. Material transactions between insurance subsidiaries and their parents and affiliates generally must receive prior approval of the applicable insurance regulatory authorities and be disclosed. In addition, while differing from state to state, these regulations typically restrict the maximum amount of dividends that may be paid by an insurer to its shareholders in any twelve-month period without advance regulatory approval. Such limitations are generally based on net earnings or statutory surplus. Under applicable restrictions, the maximum amount of dividends payable in 2017 by GALIC to its parent without seeking regulatory approval is $197 million . The maximum amount of dividends receivable from GALIC’s insurance subsidiaries in 2017 without seeking regulatory approval is $27 million .

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), among other things, established a Federal Insurance Office (“FIO”) within the U.S. Treasury. Under this law, regulations will need to be created for the FIO to carry out its mandate to focus on systemic risk oversight. The FIO has gathered information regarding the insurance industry and submitted a report to Congress in December 2013. The report concluded that a hybrid approach to regulation, involving a combination of state and federal government action, could improve the U.S. insurance system by attaining uniformity, efficiency and consistency, particularly with respect to solvency and market conduct regulation. GALIC cannot predict the extent to which the report’s recommendations might result in changes to the current state-based system of insurance industry regulation or ultimately impact GALIC’s operations.

Most states have created insurance guaranty associations that assess solvent insurers to pay claims of insurance companies that become insolvent. Annual guaranty assessments for GALIC has not been material.

Properties

GALIC leases the majority of its office and storage facilities from AFG.
Risk Factors Related to GALIC’s Business

In addition to the other information set forth in this prospectus, particularly information under “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the following factors could materially affect GALIC’s business, financial condition, cash flows or future results. Any one of these factors could cause GALIC’s actual results to vary materially from recent results or from anticipated future results. The risks described below are not the only risks facing GALIC. Additional risks and uncertainties not currently known to management or that management currently deems to be immaterial also may materially adversely affect GALIC’s business, financial condition and/or operating results.

Adverse developments in the financial markets and deterioration in global economic conditions could have a material adverse effect on GALIC’s results of operations and financial condition.

Worldwide financial markets have, from time to time, experienced significant and unpredictable disruption. For example, during the financial crisis that started approximately nine years ago, the United States and many other economies experienced a prolonged economic downturn, resulting in heightened credit risk, reduced valuation of certain investments and decreased economic activity. Financial markets may again experience significant and prolonged disruption, including disruption from unanticipated events. In the years following the financial crisis, the federal government has taken steps to stabilize financial markets, but such steps may not be effective.

Changes in financial markets including fluctuations in interest rates, credit conditions, equity prices and many other factors that are unpredictable and beyond GALIC’s control can adversely affect the value of investments and the realization of investment income.

A significant majority of the Company’s investment portfolio consists of fixed maturity investments, and changes in global economic conditions, including interest rates, could have a material adverse effect on GALIC’s results of operations and financial condition.

As of December 31, 2016 , approximately 91% of GALIC’s investment portfolio holdings consisted of fixed maturity investments that are sensitive to changes in interest rates. A decline in interest rates may reduce the returns earned on new and floating-rate fixed maturity investments, thereby reducing GALIC’s net investment income, while an increase in interest rates may reduce the value of GALIC’s existing fixed maturity investments, which primarily have fixed interest rates. The value of GALIC’s fixed maturity investments is also subject to risk that certain investments may default or become impaired due to deterioration in the financial condition of issuers of those investments. If a decline in the fair value of a specific investment (below its amortized cost) is considered to be other-than-temporary, a provision for impairment would be charged to earnings.

Interest rates have remained at historical lows for an extended period. In addition, central banks in some countries have recently pursued largely unprecedented negative interest rate policies, the consequences of which are uncertain. The continuation of the current low interest rate environment or a deflationary environment with negative interest rates could affect business behavior in ways that are adverse to GALIC and could constrict GALIC’s net investment income.

As of December 31, 2016 , mortgage-backed securities constituted approximately 14% of GALIC’s fixed maturity portfolio. In addition to the risks applicable to the entire fixed maturity investment portfolio, changes in interest rates can expose GALIC to prepayment risks on mortgage-backed securities. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities are paid down more quickly, requiring GALIC to reinvest the proceeds at the then current market rates, which may be lower than on the securities repaid.

Changes in interest rates could adversely affect the profitability of GALIC’s annuity business.

The profitability of GALIC’s annuity segment is largely dependent on the spread between what it earns on its investments and the crediting rate it pays on its annuity contracts plus expenses incurred.

Both rising and declining interest rates can negatively affect the Company’s annuity results. Most of GALIC’s annuity products have guaranteed minimum crediting rates. Although GALIC could reduce the average crediting rate on a substantial portion of its traditional fixed and fixed-indexed annuities during periods of low or falling interest rates, GALIC may not be able to fully offset the decline in investment earnings with lower crediting rates.

During periods of rising interest rates, the Company may experience competitive pressure to increase crediting rates to avoid a decline in sales or increased surrenders, thus resulting in lower spreads. In addition, an increase in surrenders could require the sale of investments at a time when the prices of those assets are lower due to the increase in market rates, which may result in realized investment losses.

Intense competition could adversely affect GALIC’s results of operations.

GALIC’s annuity segment competes with individual insurers and insurance groups, mutual funds and other financial institutions. In addition, in recent years, offshore and/or hedge fund companies have made significant acquisitions of annuity businesses. Peer companies and competitors for GALIC’s annuity segment include the following companies and/or their subsidiaries: Allianz Life Insurance Company of North America, American Equity Investment Life Holding Company (Eagle Life Insurance Company), American International Group Inc., Athene Holding Ltd, Global Atlantic Financial Group Ltd. (Forethought Life Insurance Company), Lincoln National Corp., MetLife, Inc., Nationwide Mutual Insurance Company, Pacific Life Insurance Company, Sumitomo Life Insurance Company (Symetra Financial Corporation) and Voya Financial.

Competition is based on numerous factors including reputation, product design, interest crediting rates, performance, scope of distribution, price and perceived financial strength and credit ratings. While generally lower rated, the hedge fund companies are often more aggressive on pricing, which could adversely affect GALIC’s annuity segment’s ability to grow its business, as well as its surrender activity.

A significant percentage of GALIC’s sales of annuity products through financial institutions is concentrated in a small number of institutions.

Annuity premiums generated through financial institutions represented 55% of GALIC’s annuity premiums in 2016 and have been a key driver in the growth of GALIC’s annuity business. In 2016, two large financial institutions accounted for 44% of GALIC’s total sales through financial institutions and 24% of GALIC’s overall annuity sales. In the financial institutions annuity market, GALIC competes directly against competitors’ annuities, certificates of deposit and other investment alternatives at the point of sale. Loss of a substantial portion of this business coupled with a failure to replace these financial institutions if they significantly reduce sales of GALIC annuities could reduce GALIC’s future growth.

GALIC’s premiums could be adversely affected if it is not able to attract and retain independent agents.

GALIC’s reliance on the independent agency market makes it vulnerable to a reduction in the amount of business written by agents. Many of GALIC’s competitors also rely significantly on the independent agency market. Accordingly, GALIC must compete with other insurance carriers for independent agents’ business. Some of its competitors offer a wider variety of products, higher crediting rates or higher commissions. A reduction in the number of independent agencies marketing GALIC’s products, the failure of agencies to successfully market GALIC’s products, changes in the strategy or operations of agencies (including agency consolidation) or the choice of agencies to reduce their writings of GALIC products could adversely affect GALIC’s future growth.

The inability to collect on ceded reinsurance could adversely affect GALIC’s results of operations.

GALIC has reinsured the majority of its run-off life segment and is subject to credit risk with respect to its reinsurers, as GALIC will remain liable to its insureds if any reinsurer is unable to meet its obligations under agreements covering the reinsurance ceded. The collectability of recoverables from reinsurers is subject to uncertainty arising from a number of factors, including a reinsurers’ financial capacity and willingness to make payments under the terms of a reinsurance treaty or contract and changes in market conditions. As of December 31, 2016 , recoverables from reinsurers reported on GALIC’s Balance Sheet were $343 million .

GALIC is subject to comprehensive regulation, and its ability to earn profits may be restricted by these regulations.

GALIC is subject to comprehensive regulation by government agencies in the states where its insurance company subsidiaries are domiciled and where these subsidiaries issue policies and handle claims. Most insurance regulations are designed to protect the interests of GALIC’s policyholders and third party claimants as opposed to its investors.

The Dodd-Frank Act, enacted in June 2010, mandates changes to the regulation of the financial services industry. Implementation of the Dodd-Frank Act is ongoing. The potential impacts of the Act on the U.S. insurance industry are not clear, but may affect GALIC’s operations and governance in ways that could adversely affect GALIC’s financial condition and results of operations.

Changes in tax laws or interpretations of such laws could increase GALIC’s corporate taxes and reduce earnings. However, it remains difficult to predict the timing and effect that future tax law changes could have on GALIC’s earnings.

On April 6, 2016, the U.S. Department of Labor released a final regulation that substantially expands the range of activities that will be considered fiduciary advice under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986. Implementation is scheduled to phase in beginning April 10, 2017. The new regulation deems advisers, including independent agents, who sell fixed-indexed annuities to IRAs, IRA rollovers or 401(k) plans to be fiduciaries and prohibits them from receiving compensation unless they comply with a prohibited transaction exemption requiring advisers to comply with impartial conduct standards. In addition, GALIC may be required to provide enhanced oversight over the sales process. On February 3, 2017, President Trump issued a presidential memorandum directing the Department of Labor to examine the regulation. While the memorandum does not delay the implementation date for the regulation, on February 9, 2017, the Department of Labor filed a notice with the Office of Management and Budget (“OMB”) to delay implementation of the regulation. The OMB is reviewing the notice and, if approved, will send the notice for publication in the Federal Register. Even if delayed or repealed, many financial firms have taken steps to comply with the regulation and may decide to continue to comply. If implemented, compliance with the prohibited transaction exemptions will likely result in increased regulatory burdens, changes to GALIC’s product offerings and compensation to agents and increased litigation risk, which could negatively impact GALIC’s business, results of operations or financial condition. Management cannot currently predict the effect on GALIC’s business if the regulation is not implemented but is partly or substantially followed by some or all its independent agents.

Existing insurance-related laws and regulations may become more restrictive in the future or new restrictive laws may be enacted; it is not possible to predict the potential effects of these laws and regulations. The costs of compliance or the failure to comply with existing or future regulations could impose significant burdens on the Company.

A downgrade or potential downgrade in GALIC’s financial strength ratings by one or more rating agencies could adversely affect its business, financial condition, results of operations and/or cash flows.

GALIC’s financial strength is rated A (Excellent) by A.M. Best, A+ by Standard & Poor’s and A2 by Moody’s. GALIC believes that the ratings assigned by these independent insurance rating agencies are an important competitive factor because agents, potential contract owners, financial institutions and school districts often use a company’s rating as an initial screening device in considering annuity products. GALIC believes that a rating in the “A” category by at least one rating agency is necessary to successfully compete in its primary annuity markets.

GALIC may experience difficulties with technology or data security, which could have an adverse effect on its business or reputation.

GALIC uses computer systems to store, retrieve, evaluate and utilize company and customer data and information. Systems failures or outages could compromise GALIC’s ability to perform business functions in a timely manner, which could harm its ability to conduct business and hurt its relationships with business partners and customers. In the event of a disaster such as a natural catastrophe, an industrial accident, a blackout, a computer virus, a terrorist attack or war, GALIC’s systems may be inaccessible to employees, customers or business partners for an extended period of time. Even if GALIC’s employees are able to report to work, they may be unable to perform their duties for an extended period of time if GALIC’s data or systems are disabled or destroyed.

GALIC’s computer systems are vulnerable to security breaches due to the sophistication of cyber-attacks, viruses, malware, hackers and other external hazards, as well as inadvertent errors, equipment and system failures, and employee misconduct. In addition, over time, and particularly recently, the sophistication of these threats continues to increase. GALIC’s administrative and technical controls as well as other preventative actions used to reduce the risk of cyber incidents and protect GALIC’s information may be insufficient to detect or prevent unauthorized access, other physical and electronic break-ins, cyber-attacks or other security breaches to GALIC’s computer systems or those of third parties with whom GALIC does business.

GALIC has increasingly outsourced certain technology and business process functions to third parties and may continue to do so in the future. Outsourcing of certain technology and business process functions to third parties may expose GALIC to increased risk related to data security or service disruptions. If GALIC does not effectively develop, implement and monitor these relationships, third party providers do not perform as anticipated, technological or other problems are incurred with a transition, or outsourcing relationships relevant to GALIC’s business process functions are terminated, GALIC may not realize expected productivity improvements or cost efficiencies and may experience operational difficulties, increased costs and a loss of business.

The increased risks identified above could expose GALIC to data loss, disruption of service, monetary and reputational damages, competitive disadvantage and significant increases in compliance costs and costs to improve the security and resiliency of GALIC’s computer systems. The compromise of personal, confidential or proprietary information could also subject GALIC to legal liability or regulatory action under evolving cyber-security, data protection and privacy laws and regulations enacted by the U.S. federal and state governments, or by various regulatory organizations or exchanges. As a result, GALIC’s ability to conduct business and its results of operations might be materially and adversely affected.

Any failure to protect the confidentiality of customer information could adversely affect GALIC’s reputation and have a material adverse effect on GALIC’s business, financial condition and results of operations.

GALIC receives and is required to protect confidential information from customers, vendors and other third parties that may include financial information. In addition, GALIC and certain of its third-party vendors receive and store personal information in connection with GALIC’s human resources operations and other aspects of GALIC’s business. GALIC is subject to numerous federal and state laws regarding the privacy and security of personal information, which laws vary significantly from jurisdiction to jurisdiction. If any disruption or security breach results in a loss or damage to GALIC’s data, or inappropriate disclosure of GALIC’s confidential information or that of others, it could damage GALIC’s reputation, affect its relationships with customers and clients, lead to claims against GALIC, result in regulatory action and harm GALIC’s business. In addition, GALIC may be required to incur significant costs to mitigate the damage caused by any security breach or to protect against future damage.

Variations from the actuarial assumptions used to establish certain assets and liabilities in GALIC’s annuity business could adversely affect GALIC’s results of operations.

The earnings on GALIC’s annuity products depend significantly upon the extent to which actual experience is consistent with the assumptions used in setting reserves and establishing and amortizing deferred policy acquisition costs (“DPAC”). These assumptions relate to investment yields (and spreads over fixed annuity crediting rates), benefit utilization rates, equity market performance, mortality, surrenders, annuitizations and other withdrawals. Developing such assumptions is complex and involves information obtained from company-specific and industry-wide data, as well as general economic information. These assumptions, and therefore GALIC’s results of operations, could be negatively impacted by changes in any of the factors listed above.

Changes to existing accounting standards could adversely impact GALIC’s reported results of operations.

For SEC reporting purposes, GALIC prepares its financial statements in accordance with GAAP, as promulgated by the Financial Accounting Standards Board, subject to the accounting-related rules and interpretations of the SEC. Changes in accounting standards, particularly those that specifically apply to insurance company operations, may impact GALIC’s reported financial results and could cause increased volatility in reported earnings, resulting in other adverse impacts on GALIC’s ratings and cost of capital, and decrease the understandability of GALIC’s financial results as well as the comparability of GALIC’s reported results with other insurers.

Directors and Executive Officers
The directors and executive officers of Great American Life are as follows. Age and position(s) are provided as of April 30, 2016.

Name	Age	Position(s) with Great American Life	Served in Position(s) Since
S. Craig Lindner	62	Director President and Chief Executive Officer	December 1992 December 2010
Jeffrey G. Hester	51	Director	December 2010
Christopher P. Miliano	58	Director Executive Vice President, Chief Financial Officer and Treasurer	May 2002 May 2002
Mark F. Muething	57	Director Executive Vice President and Chief Operating Officer	October 1993 April 2012
Michael J. Prager	57	Director	May 2002
S. Craig Lindner
Mr. Lindner has served as a director of GALIC since December 1992 and as GALIC’s President and Chief Executive Office since December 2010. Mr. Lindner has been Co-Chief Executive Officer of AFG since January 2005, and since 1996, he has served as Co-President of AFG. For more than ten years, Mr. Lindner has been President of GAFRI and has been principally responsible for AFG’s annuity operations. Until 2011, for over ten years, Mr. Lindner served as President of AMMC and Mr. Lindner continues to be primarily responsible for AFG’s investments. Mr. Lindner’s familiarity with AFG as a whole, as well as his experience and expertise in its core annuity operations and AFG’s investment portfolio, makes his service as a director beneficial to GALIC.
Jeffrey G. Hester
Mr. Hester has served as a director of GALIC since December 2010. He also serves as Controller of GAFRI. Mr. Hester has been with AFG since December 1993. Mr. Hester’s many years of experience with budgeting, procurement, financial reporting and other accounting matters enables him to provide to the Board insights and advice on a broad variety of situations and issues that the Board faces.
Christopher P. Miliano
Mr. Miliano has served as a director of GALIC since May 2002. He has served as Executive Vice President, Chief Financial Officer and Treasurer of GALIC since May 2002. Mr. Miliano has been with AFG since September 1979. Mr. Miliano’s knowledge of complex financial and business issues involving GALIC, as well as his business expertise generally, render his Board service invaluable to GALIC.
Mark F. Muething
Mr. Muething has served as a director of GALIC since October 1993 and as GALIC’s Executive Vice President and Chief Operating Officer since April 2012. Mr. Muething has been with AFG since October 1993. Mr. Muething’s many years of experience with complex legal and business issues involving GALIC, as well as his legal and business expertise generally, render his Board service invaluable to GALIC.
Michael J. Prager
Mr. Prager has served as a director of GALIC since May 2002. He also serves as Executive Vice President, Chief Risk Officer, and Chief Actuary of GAFRI. Mr. Prager has been with AFG since June 2000. The Board values Mr. Prager’s knowledge and experience in the areas of actuarial planning and reporting, financial reporting, product development, and risk management and has determined that his ability to contribute his experience on a constant basis as a member of the Board are invaluable to GALIC.
Great American Life does not have an audit, nominating or compensation committee. None of its directors are independent under the independence standards of the New York Stock Exchange.
Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis section describes the material components of the executive compensation program for Great American Life’s named executive officers as set forth in the Summary Compensation Table.
As discussed elsewhere in this prospectus, Great American Life is an indirect wholly owned subsidiary of AFG. AFG’s common shares are listed on the New York Stock Exchange, and AFG files reports with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, including annual reports on Form 10-K and proxy materials on Schedule 14A. Great American Life has not issued securities that are traded publicly (except for the Contracts) and therefore, all references to shares and shareholders in this section refer to those of AFG.
Great American Life’s named executive officers include the following individuals: S. Craig Lindner, John B. Berding, Mark F. Muething, Christopher P. Miliano, and Michael J. Prager.
Two of Great American Life’s named executive officers, S. Craig Lindner, President, and John B. Berding, Chief Investment Officer, are also named executive officers of AFG. Their total compensation is set forth in the Summary Compensation Table included in AFG’s proxy materials and discussed in the Compensation Discussion and Analysis section (the “AFG CD&A”) of AFG’s 2017 proxy statement filed with the SEC on April 7, 2017.
Special Note Regarding Compensation of Mr. Berding
Because Mr. Berding has responsibilities with AFG and other AFG subsidiaries, all dollar amounts for Mr. Berding set forth in the Summary Compensation Table on page 72 of this prospectus, the All Other Compensation Table on page 72 of this prospectus, and the Nonqualified Deferred Compensation Table on page 74 of this prospectus, reflect the allocation of 67% of his compensation to Great American Life. This percentage merely reflects the allocation of compensation expense to Great American Life and is not indicative of the allocation of time and responsibility that Mr. Berding devotes to Great American Life as opposed to AFG or other AFG subsidiaries. Similarly, the amounts for Mr. Berding disclosed in the Grants of Plan-Based Awards Table on page 72 of this prospectus also reflect the 67% allocation.
Overview of Compensation Program
As discussed in the AFG CD&A, the Compensation Committee of AFG’s Board of Directors (the “AFG Compensation Committee”) has responsibility for reviewing and approving the compensation paid to AFG’s Co-CEOs and reviewing the compensation of the other AFG senior executive officers and overseeing the executive compensation policies of AFG. The AFG Compensation Committee also acts as the oversight committee with respect to AFG’s cash and equity incentive plans, including those in which employees of Great American Life participate. AFG’s Co-CEOs, S. Craig Lindner and Carl H. Lindner III, make recommendations to the AFG Compensation Committee with respect to its awards of long-term equity incentive compensation and determine the compensation of other senior executives of AFG and its subsidiaries, including Great American Life.
Compensation Philosophy and Objectives; Pay for Performance
Like its parent company, Great American Life’s philosophy regarding executive compensation programs focuses on the balance of attracting, motivating, retaining and rewarding executives with a compensation package competitive among its peers, and maximizing shareholder value by designing and implementing programs that tie compensation earned to the short-term and long-term performance of Great American Life. Great American Life’s executive compensation programs are designed to link pay to the long-term performance of AFG and Great American Life.
Guided by principles that reinforce AFG’s pay-for-performance philosophy, compensation for Great American Life’s named executive officers includes base salary and eligibility for annual cash bonuses and long-term equity incentive and other compensation, including certain perquisites. A significant portion of each named executive officer’s compensation is dependent upon Great American Life achieving business and financial goals and the executive achieving individual performance objectives.
Establishing Compensation Levels
The compensation level for S. Craig Lindner is based primarily upon the AFG Compensation Committee’s assessment of his leadership performance and potential to enhance long-term AFG shareholder value. The compensation of AFG’s other named executive officers, including Mr. Berding, is similarly determined by AFG’s Co-CEOs.
The AFG Compensation Committee and AFG’s Co-CEOs analyze peer group and industry pay rates at least annually using relevant published survey sources available. In addition, the AFG Compensation Committee and AFG’s Co-CEOs annually review detailed data compiled on the compensation levels and performances of a comparison group of publicly-held insurance companies (collectively, the “Compensation Peer Group”). The consideration of the compensation levels and performance of the companies in the Compensation Peer Group constitutes just one of many of the factors considered by the AFG Compensation Committee and AFG’s Co-CEOs, and such peer group and industry data is considered generally in making compensation decisions.

The Compensation Peer Group is annually reviewed and periodically updated by the AFG Compensation Committee. The Compensation Peer Group is designed to consist of companies against which the AFG Compensation Committee believes AFG competes for talent and for shareholder investment and in the marketplace for business
The companies comprising the Compensation Peer Group during 2016 were the following: Alleghany Corporation; Arch Capital Group Ltd.; Assurant Inc.; Chubb Limited; Cincinnati Financial Corporation; CNA Financial Corp.; Endurance Specialty Holdings Ltd.; The Hartford Financial Services Group, Inc.; Lincoln National Corporation; Markel Corporation; RLI Corp.; Voya Financial, Inc.; W. R. Berkley Corporation; and XL Group plc.
Although AFG seeks to offer a level of total compensation to its named executive officers (which includes Mr. S. Craig Lindner and Mr. Berding) that is competitive with the compensation paid by companies in its Compensation Peer Group, AFG does not target or benchmark a particular percentile with respect to our executives’ total pay packages or any individual components of pay.
2016 Compensation Components
For the fiscal year ended December 31, 2016, the principal components of compensation for Great American Life’s named executive officers were:

•	base salary;

•	annual performance-based cash bonuses;

•	long-term incentive compensation;

•	retirement and deferred compensation benefits; and

•	perquisites and other personal benefits.
Compensation Risk Analysis
The AFG Compensation Committee and AFG’s Co-CEOs have reviewed the risk profile of the components of the executive compensation programs, including the performance objectives and target and maximum levels used in connection with incentive awards. AFG and Great American Life analyze and structure Great American Life’s overall compensation program to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning executives’ interests with those of AFG shareholders. Further, Great American Life’s program makes a substantial portion of each named executive officer’s compensation contingent on delivering performance results that benefit our shareholders. The AFG Compensation Committee and AFG’s Co-CEOs believe that Great American Life’s executive compensation programs incentivize the appropriate level of risk-taking behavior by Great American Life’s named executive officers needed to grow the business, while encouraging prudent decision-making that focuses on both short-term and long-term results.
Base Salary
AFG and Great American Life pay salaries that are designed to attract and retain superior leaders. After reviewing compiled data and materials as discussed above, the AFG Compensation Committee determined Mr. S. Craig Lindner’s annual base salary based on his responsibilities and performance, and AFG’s Co-CEOs set salaries for the other named executive officers similarly.
Annual Performance-based Cash Bonuses
Annual performance-based cash bonuses are designed to reward current year performance as compared to performance in prior years and its current year performance versus other companies in its market segment. Great American Life believes that the overall performance of AFG is substantially related to the performance of its executives. If earned, cash bonuses are generally paid in the first quarter for the prior year’s performance.
Mr. S. Craig Lindner’s and Mr. Berding’s performance-based cash bonuses are paid under the AFG Annual Senior Executive Bonus Plan, which is described both in the AFG CD&A and below. The performance-based cash bonuses for Mr. Muething, Mr. Miliano and Mr. Prager are paid pursuant to the Annuity Group Executive Officer Bonus Plan, which is described below.
AFG Senior Executive Annual Bonus Plan—Mr. S. Craig Lindner and Mr. Berding
Consistent with prior years, under the AFG Annual Senior Executive Bonus Plan, the AFG Compensation Committee, working with management, developed for 2016 an annual bonus plan providing that a substantial portion of annual cash compensation is dependent on AFG’s performance. For 2016, the AFG Senior Executive Annual Bonus Plan consisted of four components-Operating EPS, Specialty Property and Casualty Earnings (Specialty P&C Earnings), Annuity Earnings and Discretionary. Mr. Berding was the only named executive officer of Great American Life with a Discretionary component. All goals under the performance metrics were the same for Mr. S. Craig Lindner and Mr. Berding.
AFG Senior Executive Annual Bonus Plan — Operating EPS Component
The largest portion of the annual cash bonus was payable based on AFG’s 2016 Operating EPS calculated consistent with prior years.
Operating EPS differs from AFG’s reported net earnings per share (determined in accordance with generally accepted accounting principles) by excluding realized gains and losses in the investment portfolio and certain other items that may not be indicative of AFG’s ongoing core operations. Further, any special charge taken as a result of an internal review of asbestos and environmental reserves is to be considered a non-core item.
Operating EPS bonuses are awarded based on ranges where Mr. S. Craig Lindner and Mr. Berding can receive between $0 and the maximum bonus.
The determination of bonus amounts under the EPS Component was as follows. For Mr. S. Craig Lindner and Mr. Berding, 100% of the bonus target for the Operating EPS component was to be paid if Operating EPS were $5.55 per share. If Operating EPS was at least $5.00 but less than $5.55 or above $5.55 but less than $6.10, the Operating EPS component of the bonus was to be determined by straight-line interpolation. If Operating EPS was $6.10 or more, the maximum amount was to be paid. For Mr. S. Craig Lindner, the maximum was 175% of the target bonus, and for Mr. Berding, the maximum amount was 150% of the target bonus. For 2016, AFG reported Operating EPS of $6.03. As a result, the AFG Compensation Committee authorized the payment of bonuses for 2016 as follows under the Operating EPS component: $1,240,909 (165% of bonus target) to Mr. S. Craig Lindner; and $790,000 (144% of bonus target) to Mr. Berding.
AFG Senior Executive Annual Bonus Plan — Specialty P&C Earnings Component
For Mr. S. Craig Lindner and Mr. Berding, approximately one-third of the target annual cash bonus was payable based on AFG’s Specialty P&C Earnings for 2016.
Specialty P&C Earnings is defined as core operating earnings before income taxes from the Specialty Property and Casualty Insurance operations as reported in AFG’s quarterly earnings releases, which excludes certain items that may not be indicative of its ongoing core operations such as realized gains and losses and special charges resulting from the recurring periodic review of AFG’s asbestos and environmental exposures.
The determination of bonus amounts under the Specialty P&C Earnings was as follows. For Mr. S. Craig Lindner and Mr. Berding, 85% and 100% of the bonus target for the Specialty P&C Earnings Component was to be paid if Specialty P&C Earnings were $528 million and $574 million, respectively. The maximum bonus of 115% of target would be paid for Specialty P&C Earnings of more than $620 million. Bonuses awarded based on Specialty P&C Earnings above $528 million but less than $574 million or above $574 million but less than $620 million would be determined by straight-line interpolation. For 2016, AFG reported Specialty P&C Earnings of $630 million. As a result, the Compensation Committee authorized the payment of the maximum bonus, representing 115% of the target bonus, for 2016 under the Specialty P&C Earnings component. Mr. S. Craig Lindner received $905,625, and Mr. Berding received $500,250.
AFG Senior Executive Annual Bonus Plan — Annuity Earnings Component
For Mr. S. Craig Lindner and Mr. Berding, approximately one-fourth of the annual cash target bonus was payable based on AFG’s Annuity Earnings for 2016.
Annuity Earnings is defined as core operating earnings before income taxes from the Annuity segment as reported in AFG’s quarterly earnings releases, which excludes certain items that may not be indicative of its ongoing core operations such as realized gains and losses, adjusted to exclude the impact of fair value accounting for fixed-indexed annuities. As with Specialty P&C Earnings, the determination of Annuity Earnings is consistent with AFG’s reporting and excludes certain items that may not be indicative of AFG’s core operations such as realized gains and losses and adjustments resulting from the impact of fair value accounting for derivatives related to fixed-indexed annuities.

The determination of bonus amounts under the Annuity Earnings was as follows. For Mr. S. Craig Lindner and Mr. Berding, 85% and 100% of the bonus target for the Annuity Earnings Component was to be paid if Annuity Earnings were $331 million and $360 million, respectively. The maximum bonus of 115% of target would be paid for Annuity Earnings of more than $389 million. Bonuses awarded based on Annuity Earnings above $331 million but less than $360 million or above $360 million but less than $389 million would be determined by straight-line interpolation. For 2016, AFG reported Annuity Earnings of $395 million. As a result, the AFG Compensation Committee authorized the payment of the maximum bonus, representing 115% of the target bonus, for 2016 under the Annuity Earnings component. Mr. S. Craig Lindner received $603,750, and Mr. Berding received $333,500.
AFG Senior Executive Annual Bonus Plan — Discretionary Component
The Discretionary portion of the annual bonus for Mr. Berding (a maximum of $100,000, representing less than 8% of the cumulative target bonus for the other three bonus components and less than 6% of their maximum bonus amounts) was determined by the AFG Co-CEOs, and Mr. Berding was awarded a bonus of $100,000.
Annuity Group Executive Officer Bonus Plan—Mr. Muething, Mr. Miliano and Mr. Prager
Each of Mr. Muething, Mr. Miliano and Mr. Prager were eligible to participate in the Annuity Group Executive Officer Bonus Plan (the “Annuity Group Plan”). Unlike the AFG Annual Senior Executive Bonus Plan which is developed by the AFG Compensation Committee, the Annuity Group Plan is developed and administered solely by AFG’s Co-CEOs. The Annuity Group Plan compensates participants based on Great American Life’s financial and operational performance. Under the Annuity Group Plan, AFG’s Co-CEOs approved a maximum bonus for each participant based on such person’s duties and responsibilities and expected contributions during the year. AFG’s Co-CEOs also reviewed premium, financial and operational goals for Great American Life as well as individual goals for each participant. Based on the specific responsibilities of the participant, AFG’s Co-CEOs allocated a total of 100% among the premium, financial, operational, and individual goals. Based on the attainment of these goals, participants in the Annuity Group Plan could earn up to the maximum bonus amount. The bonuses reported in the Summary Compensation Table on page 71 of this prospectus are for amounts paid to Mr. Muething, Mr. Miliano and Mr. Prager in the first quarter of the subsequent year.
The Annuity Group Plan provides performance-based cash payments to Mr. Muething, Mr. Miliano and Mr. Prager. For Mr. Muething, Mr. Miliano and Mr. Prager, the performance component was determined by AFG’s Co-CEOs based on the performance of Great American Life and AFG’s Co-CEOs’ subjective rating of Mr. Muething, Mr. Miliano and Mr. Prager relative to overall performance for 2016. Mr. Muething, Mr. Miliano and Mr. Prager were eligible to receive maximum bonuses of $633,240, $483,270 and $423,860, respectively.
The determination for Mr. Muething, Mr. Miliano and Mr. Prager includes a consideration of all factors deemed relevant by AFG’s Co-CEOs, including, but not limited to: operational, qualitative measurements relating to the development and implementation of strategic initiatives and annual objectives; responses to unexpected developments; the development of management personnel; and the impact of any extraordinary transactions involving or affecting Great American Life and its subsidiaries. As a result, Mr. Muething, Mr. Miliano and Mr. Prager received the following amounts: $578,760, $441,692 and $384,846, respectively.
Long-Term Equity Incentive Compensation—Broad-based Equity Award
The AFG Compensation Committee awards long-term equity incentive compensation to Great American Life’s named executive officers. The AFG Compensation Committee believes long-term equity incentive compensation encourages management to focus on long-term AFG performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in AFG through equity awards that vest over time.
Equity award levels for participants are determined based on award amounts from previous years, market and peer company data, expense to AFG, the relative benefits to participants of such expense and the overall compensation level of such participants. Equity grants vary among participants based on their positions and responsibilities, and AFG believes that the consideration of these factors results in reasonable grant levels to its named executive officers and other employees. Restricted shares granted in 2016 to the named executive officers are set forth in the Grants of Plan-Based Awards Table on page 72 of this prospectus.
Equity awards are generally granted at a regularly-scheduled AFG Compensation Committee meeting in February after AFG issues a press release announcing results of the recently ended fiscal year.

Long-Term Equity Incentive Compensation—AFG Senior Executive Equity Bonus Plan
Mr. S. Craig Lindner and Mr. Berding also participate in AFG’s Senior Executive Equity Bonus Plan. Under the AFG Senior Executive Equity Bonus Plan, AFG may grant bonus awards payable in AFG common shares to participants, based upon the achievement of the performance goals determined annually by the AFG Compensation Committee.
Awards paid in 2017 for the three-year period 2014-2016 were based one-half on book value per share growth as compared to the group of companies set forth below (the “plan companies”), with the remaining one-half based on annual return on equity growth.
The group of companies utilized for purposes of determining satisfaction of the book value per share criterion is designed to approximate AFG’s business mix of property and casualty insurance and annuities. The book value per share comparisons, for AFG and each plan company, were adjusted to negate the effects of accounting changes, accumulated other comprehensive income and the impact of dividends and other capital distributions made on common shares.
AFG’s annual return on equity is defined as the percentage equal to AFG’s core operating earnings divided by AFG’s shareholders’ equity (excluding appropriated retained earnings and accumulated other comprehensive income). The applicable percentage in determining bonus amounts, if any, would be the average return on equity for each of the three years in the performance period.
The target amount for Mr. S. Craig Lindner was $2,500,000, and the target amount for Mr. Berding was $750,000, with one-half of each target amount ($1,250,000 and $375,000, respectively) allocated to each of the two performance criteria. The maximum award was 200% of the target amount.
With regard to the book value per share component, if AFG’s growth in book value per share placed it in the fourth (lowest) quartile of the plan companies, no bonus for the book value per share growth metric would be payable to any participant. If AFG’s growth in book value per share exceeded all plan companies, each participant would receive the maximum amount payable for the metric (200% of the target amount). If AFG’s growth in book value per share exceeded the fourth (lowest) quartile of the plan companies but did not exceed that of all plan companies, each participant would be entitled to a bonus amount for the metric calculated by applying straight-line interpolation rounded to the nearest whole dollar amount for growth in book value per share between 0% (for being in the fourth (lowest) quartile of plan companies) and 200% (for growth in book value per share exceeding that of all other plan companies) of the target amount. Plan companies acquired during the three-year performance period are excluded when calculating awards under the plan. In order for a participant to receive the target amount, AFG’s growth in book value per share must be in the top 37.5% of the plan companies.
The plan companies under the Equity Bonus Plan for awards paid with respect to book value per share growth for the three-year period ended December 31, 2016 were:

•	Alleghany Corp.

•	American Equity Investment Life Holding Co.

•	American National Insurance Co.

•	Arch Capital Group Ltd.

•	Argo Group International Holdings, Ltd.

•	Baldwin & Lyons Inc.

•	Chubb Limited

•	Cincinnati Financial Corp.

•	CNA Financial Corporation

•	CNO Financial Group, Inc.

•	Hanover Insurance Group, Inc.

•	The Hartford Financial Services Group, Inc.

•	Horace Mann Educators Corp.

•	Lincoln National Corp.

•	Markel Corporation

•	Metlife, Inc.

•	National Western Life Group, Inc.

•	Protective Life Corp.

•	RLI Corp.

•	Symetra Financial Corporation

•	Travelers Companies, Inc.

•	W.R. Berkley Corporation

•	XL Group plc

AFG’s growth in book value per share for the period from January 1, 2014 through December 31, 2016 placed it ninth in comparison to the plan companies (entitling each participant to 51.5% of the target bonus for this component). As a result, Mr. S. Craig Lindner was entitled to a bonus in dollars of $1,287,879 for 2016, and Mr. Berding was entitled to a bonus in dollars of $386,364 for 2016.
The remaining one-half of the bonus amount was based on annual return on equity growth as discussed above. With regard to the 2014-2016 performance period, if the return on equity percentage equaled or exceeded 12%, the participant would receive the maximum bonus amount attributed to this metric. If the return on equity percentage equals or is less than 9%, the participant would receive no bonus amount attributed to this metric. For a return on equity greater than 9% but less than 12%, the bonus amount will be calculated by applying straight-line interpolation rounded to the nearest whole dollar amount. Each participant’s target bonus of 50% of the maximum bonus for the return on equity component would be earned if AFG’s return on equity equaled 10.5% for the three-year period.
AFG’s annual average return on equity for 2014-2016 was 11.5% (entitling each participant to 166.67% of the target bonus for this component). As a result, Mr. S. Craig Lindner was entitled to a bonus in dollars of $2,083,333 for 2016, and Mr. Berding was entitled to a bonus in dollars of $625,000 for 2016.
After combining the two components, Mr. S. Craig Lindner received a bonus of $3,371,212 for 2016, payable (after taxes withheld) through the issuance of 18,394 AFG common shares, and Mr. Berding received a bonus of $1,011,364 for 2016, payable (after taxes withheld) through the issuance of 5,519 AFG common shares. Each participant’s bonus amount represented 134.9% of his target and 67.4% of his maximum bonus under the plan.
Recovery of Prior Awards
AFG does not have a policy with respect to adjustment or recovery of awards or payments if relevant company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment. Under those circumstances, we expect that the AFG Compensation Committee and AFG’s Co-CEOs would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment. Nevertheless, AFG is subject to the provisions of Section 304 of the Sarbanes-Oxley Act, with its recoupment requirements. In addition, the Senior Executive Equity Bonus Plan and the Senior Executive Annual Bonus Plan contain specific provisions regarding recovery of awards in the event of restatement of materially inaccurate financial results.
Perquisites and Other Personal Benefits
Perquisites, such as insurance coverage, security services, certain entertainment expenses, administrative staff attending to occasional personal matters, and the personal use of corporate aircraft, are made available to Great American Life’s executive officers. These benefits and the estimated costs to Great American Life of such benefits are included in the All Other Compensation table on page 72 of this prospectus.
During 2016, as in prior years, AFG operated corporate aircraft used for the business travel of senior management of AFG and its subsidiaries. The AFG Board of Directors has encouraged the use of corporate aircraft for the travel needs of Mr. S. Craig Lindner, including personal travel, in order to minimize and more efficiently utilize his travel time, protect the confidentiality of his travel and AFG’s business, and enhance his personal security. Notwithstanding, the AFG Compensation Committee and AFG’s Co-CEOs jointly acknowledge that such aircraft use is a personal benefit, and as such, the AFG Compensation Committee considers the cost to AFG of such use to be an element of the total compensation paid to Mr. S. Craig Lindner.
For Mr. S. Craig Lindner, the AFG Compensation Committee limits personal use of corporate aircraft (120 occupied flight hours). Other perquisites, excluding aircraft, retirement plan and health savings account company match are limited to $500,000 for Mr. Lindner. If exceeded, reimbursement is made based on the cost to AFG of providing the benefits. For taxable benefits, the dollar amounts are included as taxable income to the named executive officers, and AFG does not provide tax gross-up payments for any perquisites. See footnote one to the “All Other Compensation” table on page 72 for a discussion of the tax treatment of aircraft benefits.
The AFG Compensation Committee believes these perquisites to be reasonable, particularly as a part of total executive compensation, comparable with plan companies and consistent with AFG’s and Great American Life’s overall executive compensation programs.

Change in Control
No named executive officer is a party to an employment or other agreement providing for severance or change in control payments. Awards under the AFG Senior Executive Equity Bonus Plan and AFG’s shareholder-approved equity incentive plans contain provisions for an acceleration of vesting, applicable to all participants, of awards upon a change in control. Rights to acceleration under AFG’s stock incentive plan was modified through the addition of a double trigger for awards granted beginning in 2016.
Executive Compensation
Summary Compensation Table. The following table summarizes the aggregate compensation paid to or earned by the named executive officers, and allocated to Great American Life, for 2016 and 2015. Amounts shown relate to the year indicated, regardless of when paid. Amounts reported for 2015 for each of Messrs. Lindner, Muething, Miliano and Prager reflect an allocation of 88% of their total compensation to Great American Life. Prior to 2016, each such named executive officer had material responsibilities with a business of AFG which was sold at the end of 2015. For 2015, the remaining allocation of each such named executive officer’s compensation was allocated to the sold business. This percentage merely reflects the allocation of compensation expense to Great American Life and is not indicative of the allocation of time and responsibility that each named executive officer devotes to Great American Life as opposed to AFG or other AFG subsidiaries.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
S. Craig Lindner President (Principal Executive Officer)	2016 2015	1,150,000 1,012,000	4,871,340 2,509,470	— 672,760	2,750,284 1,683,000	981,221 895,120	9,752,845 6,772,350
John B. Berding Chief Investment Officer	2016 2015	586,250 569,500	1,280,665 724,066	— 307,329	1,154,912 927,280	66,465 71,237	3,088,292 2,599,412
Mark F. Muething Executive Vice President and Secretary	2016 2015	444,597 379,850	465,107 198,391	— 201,829	578,760 374,583	72,159 58,282	1,560,623 1,212,935
Christopher P. Miliano Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	2016 2015	412,017 352,014	355,276 152,267	— 154,735	441,692 283,084	65,461 51,693	1,274,446 993,793
Michael J. Prager Chief Actuary	2016 2015	389,164 332,490	270,224 118,924	— 121,097	384,846 246,213	54,044 41,800	1,098,278 860,524

(1) Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the Deferred Compensation Plan.
(2) Amount represents the dollar amount which will be expensed for financial statement reporting purposes over the vesting period of the award for compensation expense incurred by Great American Life in connection with discretionary restricted stock awards made by the AFG Compensation Committee under the 2005 AFG Stock Incentive Plan and, with respect to Mr. Lindner and Mr. Berding, bonuses under the AFG Senior Executive Equity Bonus Plan in the form of AFG common stock in accordance with FASB ASC 718 (Compensation - Stock Compensation), rather than as an amount paid to or realized.
(3) Amount represents the grant date fair value which will be expensed for financial statement reporting purposes over the vesting period of the options in accordance with ASC 718, rather than an amount paid to or realized by the named executive officer. There can be no assurance that the amounts recognized in accordance with ASC 718 will ever be realized.
(4) These payments were made pursuant to a performance-based annual bonus plan. Amount represents payment for performance in the year indicated, whenever paid, under the AFG Annual Senior Executive Bonus Plan or the Annuity Group Executive Officer Bonus Plan, as applicable.
(5) See All Other Compensation chart below for amounts, which include perquisites, company contributions or allocations under the defined contribution retirement plans and employee savings plan in which the named executive officers participate (and related accruals for their benefit under Great American Life’s benefit equalization plan which generally makes up for certain reductions caused by Internal Revenue Code limitations in Great American Life’s contributions to certain of Great American Life’s retirement plans) and company paid group life insurance.

All Other Compensation ($) - 2016

Item	S.C. Lindner (1)(2)	J.B. Berding	M.F. Muething	C.P. Miliano	M.J. Prager
Insurance (Auto/Home Executive Insurance Program)	447,376	16,876	17,859	18,672	11,119
Aircraft Usage	423,696	—	—	—	—
Annual RASP Contribution (3)	19,875	13,316	19,875	19,875	19,875
Annual Auxiliary RASP Contribution	36,750	24,623	30,263	23,435	20,198
Other (4)	111,576	11,650	4,162	3,479	2,852
Totals	981,221	66,465	72,159	65,461	54,044
(1) The Board of Directors has encouraged Mr. Lindner to use corporate aircraft for all travel whenever practicable for productivity, security and confidentiality reasons. On certain occasions, an executive’s spouse, other family members or guests may fly on the corporate aircraft. The value of the use of corporate aircraft is calculated based on the aggregate incremental cost to Great American Life, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the amortized costs of the AFG aircraft, and the cost of maintenance not related to trips, are excluded. Amounts for personal use of company aircraft are included in the table. The amounts reported utilize a different valuation methodology than used for income tax purposes, where the value of the personal use of corporate aircraft has been calculated using the Standard Industry Fare Level (SIFL) formula found in the tax regulations.
(2) All perquisites excluding aircraft, retirement plan and health savings account Company match are limited to $500,000 for Mr. Lindner. Such perquisites totaled $558,052 for 2016, and he reimbursed the Company for the excess. Amounts shown for all items except “Total” do not give effect to the repayment.
(3) Includes a Company match of 100% on the first 3% of contributions, an additional 50% match on the next 3% of contributions and a discretionary Company contribution.
(4) Includes group life insurance, car, parking and related expenses, health savings account Company match, meals and entertainment and administrative and secretarial services.

Grants of Plan-Based Awards. The following table summarizes the grants of plan-based awards to the named executive officers, and allocated to Great American Life.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#) (1)	Closing Market Price on the Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
S. Craig Lindner	2/23/2016	—	—	—	22,400	66.79	1,500,128
	2/23/2016 (2)	—	2,062,500	2,821,875	—	—	—
	2/23/2016 (3)	—	2,500,000	5,000,000	—	—	—
John B. Berding	2/23/2016	—	—	—	9,005	66.79	603,065
	2/23/2016 (2)	—	921,250	1,178,363	—	—	—
	2/23/2016 (3)	—	502,500	1,005,000	—	—	—
Mark F. Muething	2/23/2016	—	—	—	6,945	66.79	465,107
	2/23/2016 (2)	—	380,898	633,240	—	—	—
Christopher P. Miliano	2/23/2016	—	—	—	5,305	66.79	355,276
	2/23/2016 (2)	—	290,689	483,270	—	—	—
Michael J. Prager	2/23/2016	—	—	—	4,035	66.79	270,224
	2/23/2016 (2)	—	254,956	423,860	—	—	—
(1) These restricted shares were granted pursuant to AFG’s stock incentive plan and generally vest four years after the grant date. Holders of restricted shares generally have full voting and dividend rights on all restricted shares during the vesting period.
(2) These represent awards under the AFG Senior Executive Annual Bonus Plan and the Annuity Group Executive Officer Bonus Plan. These amounts, to the extent earned and paid in 2017, are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” because these awards were recognized in 2016 for financial statement reporting purposes.
(3) These represent awards under the Senior Executive Long Term Incentive Compensation Plan. Grants in 2016 cover a three-year performance period 2016 – 2018. One-half of award payment is based on the Company’s growth in book value per share over the three years compared to plan companies, and one-half of award payment is based on meeting or exceeding average annual core return on equity goals over the three-year period. Payment of awards, if any, will be made in early 2019.

Outstanding Equity Awards at Fiscal Year-End. The table below includes all outstanding AFG common stock awards held by the named executive officers at December 31, 2016.

		Option Awards (1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
S. Craig Lindner	02/11/2010	50,000		24.83	02/11/20
	02/16/2011	50,000		34.34	02/16/21
	02/23/2012	40,000	10,000	38.11	02/23/22
	02/21/2013	30,000	20,000	44.01	02/21/23	17,000	1,498,040
	02/24/2014	20,000	30,000	56.44	02/24/24	13,320	1,173,758
	02/23/2015	10,000	40,000	63.15	02/23/25	11,880	1,046,866
	02/23/2016					22,400	1,973,888
	03/07/2014							2,500,000
	03/10/2015							2,500,000
John B. Berding	02/12/2009	25,000		19.10	02/12/19
	02/11/2010	25,000		24.83	02/11/20
	02/16/2011	27,500		34.34	02/16/21
	02/23/2012	24,000	6,000	38.11	02/23/22
	02/21/2013	18,000	12,000	44.01	02/21/23	10,200	898,824
	02/24/2014	12,000	18,000	56.44	02/24/24	7,990	704,079
	02/23/2015	6,000	24,000	63.15	02/23/25	7,130	628,296
	02/23/2016					13,440	1,184,333
	03/07/2014							750,000
	03/10/2015							750,000
Mark F. Muething	02/11/2010	10,504		24.83	02/11/20
	02/16/2011	10,000		34.34	02/16/21
	02/23/2012	9,600	2,400	38.11	02/23/22
	02/21/2013	8,400	5,600	44.01	02/21/23	4,760	419,451
	02/24/2014	5,600	8,400	56.44	02/24/24	3,730	328,688
	02/23/2015	3,000	12,000	63.15	02/23/25	3,570	314,588
	02/23/2016					6,945	611,993
Christopher P. Miliano	02/23/2012		2,000	38.11	02/23/22
	02/21/2013		4,200	44.01	02/21/23	3,570	314,588
	02/24/2014		6,300	56.44	02/24/24	2,800	246,736
	02/23/2015	2,300	9,200	63.15	02/23/25	2,740	241,449
	02/23/2016					5,305	467,477
Michael J. Prager	02/23/2012	7,200	1,800	38.11	02/23/22
	02/21/2013	5,400	3,600	44.01	02/21/23	3,060	269,647
	02/24/2014	3,600	5,400	56.44	02/24/24	2,400	211,488
	02/23/2015	1,800	7,200	63.15	02/23/25	2,140	188,577
	02/23/2016					4,035	355,564
(1) Represents employee stock options that become exercisable for 20% of the shares initially granted on the first anniversary of the date of grant, with an additional 20% becoming exercisable on each subsequent anniversary. They are generally exercisable for ten years. The options become fully exercisable in the event of death or disability or upon a change in control of AFG.
(2) Represents restricted shares which generally vest four years following the award grant date.
(3) Represents target amount for grants made under the AFG Senior Executive Equity Bonus Plan. Awards are denominated in dollars but paid in shares of AFG common stock. The plan will terminate following payment, if any, for the three-year performance period ending December 31, 2017 related to the final awards under the plan made in 2015.

Option Exercises and Stock Vested. The table below shows the number of shares of AFG common stock acquired during 2016 upon the exercise of options and restricted share awards which vested in 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
S. Craig Lindner	37,500	2,172,582	17,000	1,135,430
John B. Berding	46,324	2,306,670	10,200	681,258
Mark F. Muething	6,398	325,010	4,080	273,238
Christopher P. Miliano	8,100	186,401	3,400	227,698
Michael J. Prager	23,000	951,070	3,060	204,928
(1) The dollar value realized reflects the difference between the closing price of the AFG common stock on the date of exercise and the stock option exercise price.
(2) The dollar value realized reflects the market value of the vested shares based on the closing price of the AFG common stock on the vesting date or, if not a business day, the next succeeding business day.
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
Great American Life employees, including the named executive officers, participate in AFG plans described below that provide retirement benefits through a combination of qualified (under the Internal Revenue Code) and nonqualified plans. AFG makes available to certain employees, including the named executive officers, benefits in the AFG Nonqualified Auxiliary RASP (“Auxiliary RASP”). The purpose of the Auxiliary RASP is to enable employees whose contributions are limited by IRS regulations in the retirement contribution portion of the AFG Retirement and Savings Plan (“RASP”) to have an additional benefit to the RASP.
AFG also maintains a Deferred Compensation Plan pursuant to which certain key employees of Great American Life, including the named executive officers, may defer up to 80% of their annual salary and/or bonus. The deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period.
The table below discloses information on the nonqualified deferred compensation of the named executive officers, and allocated to Great American Life, for 2016, including the Auxiliary RASP and the AFG Deferred Compensation Plan.

Name	Executive contributions in last FY ($)	AFG contributions in last FY ($)(1)	Aggregate earnings in last FY ($)(2)	Aggregate withdrawals/ distributions ($)	Aggregate balances at last FYE ($)
S. Craig Lindner	—	36,750	511,547	—	3,415,894
John B. Berding	—	24,623	122,393	—	976,162
Mark F. Muething	181,050	30,263	215,483	—	5,521,035
Christopher P. Miliano	—	23,435	35,080	—	336,739
Michael J. Prager	55,957	20,198	96,971	—	864,192
(1) Represents AFG contributions credited to participants’ Auxiliary RASP accounts which are included in the supplemental All Other Compensation table to the Summary Compensation Table on page 71 of this prospectus.
(2) Earnings are calculated by reference to actual earnings or losses of mutual funds and securities, including AFG common stock, held by the plans.
Compensation Committee Interlocks and Insider Participation
Great American Life does not have a compensation committee. All compensation decisions are made by AFG. Mr. S. Craig Lindner is both an executive officer of Great American Life and an executive officer and director of AFG. No executive officer of Great American Life served as a member of the compensation committee (or its equivalent) or board of directors of another entity that has, or had at any time during 2016, an executive officer who served as a member of the board of directors of Great American Life.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding beneficial ownership of AFG common shares by each of Great American Life’s directors, the named executive officers and by all directors and named executive officers of Great American Life as a group. The table also includes those who are known by Great American Life to own beneficially more than 5% of the issued and outstanding AFG common shares. Except as otherwise provided below, information in the table is as of March 31, 2017 and, to Great American Life’s knowledge, all common shares are beneficially owned, and investment and voting power is held solely by the persons named as owners. The addresses of Carl H. Lindner III, S. Craig Lindner and Edyth B. Lindner are 301 East Fourth Street, Cincinnati, Ohio, 45202

Common Share Ownership	Beneficial Ownership Amount (1)	Percent of Class (* means less than 1%)
S. Craig Lindner (2)	5,797,011	6.6%
John B. Berding (3)	214,497	*
Jeffrey G. Hester	34,447	*
Christopher P. Miliano	18,979	*
Mark F. Muething	97,932	*
Michael J. Prager	43,218	*
All Directors, Nominees and Named Executive Officers as a Group (6 persons)	6,206,084	7.0%
Security Ownership of 5% Beneficial Owners
Carl H. Lindner III (4)	7,690,641	8.8%
Edyth B. Lindner (5)	5,915,325	6.8%
BlackRock, Inc. (6)	5,481,046	6.3%
The Vanguard Group (7)	6,086,257	7.0%

(1)
Includes the following numbers of shares that may be acquired within 60 days of March 31, 2017 through the exercise of options held by such person: S. Craig Lindner - 240,000; John B. Berding - 161,500; Jeffrey G. Hester - 27,730; Mark F. Muething - 53,104; Michael J. Prager - 25,200 and Carl H. Lindner III - 240,000. Mr. Berding’s share excludes shares held in AFG’s Retirement and Savings Plan (RASP), for which each serves on the Administrative Plan Committee, other than those shares allocated to his personal RASP account.

(2)
Includes 2,569,800 shares held in his trust over which he has voting and dispositive power; 31,551 shares held in the RASP; 113,096 shares held by a trust over which his spouse has voting and dispositive power; 2,324,600 shares owned by a limited liability company and 10,032 shares held in a trust over which he shares voting and dispositive power with Carl H. Lindner III; 331,104 shares held by a charitable foundation over which he shares voting and dispositive power with Edyth B. Lindner; and 176,828 shares held by a charitable foundation over which he shares voting and dispositive power with his spouse.

(3)	Common shares include 1,295 shares held in the RASP and 233 shares held by a family trust.

(4)
Includes 3,699,772 shares held in his trust over which he holds voting and dispositive power; 37,835 shares held by a trust over which his spouse has voting and dispositive power; 1,248,500 shares held in a limited liability company over which shares he holds dispositive power; 2,324,600 shares owned by a limited liability company and 10,032 shares held in a trust over which he shares voting and dispositive power with S. Craig Lindner; and 129,902 shares held in a charitable foundation over which he shares voting and dispositive power with his spouse.

(5)
Includes 5,584,221 shares held in her trust over which she has voting and dispositive power. Also includes 331,104 shares held in a charitable foundation over which she shares voting and dispositive power with S. Craig Lindner.

(6)
Based solely on information contained in a Schedule 13G amendment filed with the SEC on January 19, 2017 by BlackRock, Inc. reporting sole voting power of 5,216,823 shares and sole dispositive power of 5,481,046 shares.

(7)
Based solely on information contained in a Schedule 13G amendment filed with the SEC on February 9, 2017 by The Vanguard Group reporting sole voting power of 42,654 shares, shared voting power of 7,291 shares, sole dispositive power of 6,040,135 shares and shared dispositive power of 46,122 shares.

Transactions With Related Persons

Transactions between GALIC and AFG or Other AFG Subsidiaries

GALIC and AMMC are parties to an Investment Services Agreement under which AMMC provides investment services to GALIC in accordance with guidelines. GALIC pays AMMC a fee based on AMMC’s cost of providing these services. Investment charges paid by GALIC to AMMC were $5.3 million in 2016, $4.2 million in 2015 and $1.5 million in 2014.
GALIC is a member of AFG’s consolidated tax group. GALIC has a tax allocation agreement with AFG which designates how tax payments are shared by members of the tax group. In general, both companies compute taxes on a separate return basis. GALIC is obligated to make payments to (or receive benefits from) AFG based on taxable income without regard to temporary differences. GALIC and its subsidiaries, which are included in the AFG consolidated tax group, incurred income tax expense of $133.3 million in 2016, $114.0 million in 2015 and $126.1 million in 2014.
The chart below shows the amounts paid by GALIC to AFG in 2016, 2015 and 2014 for various services. All of these transactions were based on fair market value.

	2016	2015	2014
Information technology services	$5.5 million	$4.8 million	$3.3 million
Business support and human resources services	$3.5 million	$3.0 million	$3.0 million
Internal audit support	$1.3 million	$1.0 million	$1.0 million
Creative marketing services	$0.8 million	$0.8 million	$0.8 million
In July 2000, GAI entered into a thirty-two-year agreement with the Cincinnati Reds, pursuant to which the Reds’ home stadium was named “Great American Ball Park.” GALIC participates in the stadium naming rights agreement and accordingly paid GAI approximately $0.8 million in 2016, $0.8 million in 2015, and $0.8 million in 2014 under the agreement. GALIC’s payments to GAI will average approximately $0.8 million annually over the remaining term of the agreement.
Transactions Involving Immediate Family Members of GALIC’s Directors and Executive Officers
A brother-in-law of GALIC’s President and Chief Executive Officer is a Senior Vice President with Raymond James Financial, Inc. Raymond James received $64,000 in 2016, $76,000 in 2015 and $108,000 in 2014 in commissions for equity transactions made by AFG, including transaction by GALIC and its subsidiaries. In addition , AFG including GALIC and its subsidiaries, traded approximately $230 million in 2016, $147 million in 2015, and $160 million in 2014 par amount of debt securities through Raymond James.
The brother of GALIC’s President and Chief Executive Officer was Co-Chief Executive Officer and Co-President of AFG during 2016, 2015, and 2014. This individual received salary and other compensation of $9,736,384 for 2016, $7,642,021 for 2015 and $7,640,589 for 2014. This individual is also a beneficial owner of more than 5% of the issued and outstanding shares of AFG’s common stock.
A subsidiary of AFG employs a son of GALIC’s President and Chief Executive Officer in an executive position. This individual received salary and bonus of $400,000 for 2016, $250,000 for 2015 and $271,000 for 2014. This individual also participates in employee benefit plans, including equity incentive plans, commensurate with his position and tenure with the subsidiary.
A subsidiary of AFG employs a brother of GALIC’s Executive Vice President and Chief Operating Officer. This individual received salary and bonuses awarded pursuant to short and long term incentive compensation plans of $589,489 for 2016, $631,240 for 2015 and $703,604 for 2014. He also participates in employee benefit plans, including equity incentive plans, commensurate with his position and tenure.
A brother of GALIC’s Executive Vice President and Chief Operating Officer serves as managing partner of Keating Muething & Klekamp PLL and a member of that firm’s Board of Directors. AFG and its subsidiaries paid Keating Muething & Klekamp $1,723,662 in 2016, $1,283,914 in 2015 and $2,039,135 in 2014 for legal services.

Review, Approval or Ratification of Transactions with Related Persons

Stock exchange rules require AFG to conduct an appropriate review of all related party transactions (including those required to be disclosed by AFG pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be reviewed and evaluated by AFG’s Audit Committee or another committee comprised of independent directors of AFG’s Board of Directors.
AFG’s Audit Committee reviews and evaluates all transactions with related parties. In addition, AFG’s Audit Committee Charter provides that the Audit Committee review and approve all related party transactions involving directors, executive officers and significant shareholders of AFG that require disclosure pursuant to SEC Regulation S-K Item 404. In considering any transaction, the AFG Audit Committee may consider all relevant factors, including as applicable: AFG’s business rationale for entering into the transaction; the alternatives to entering into a related person transaction; whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and the overall fairness of the transaction to AFG.
While AFG adheres to this policy for potential related person transactions, the policy is not in written form except as a part of listing agreements with the New York Stock Exchange. However, approval of such related person transactions is evidenced by AFG Audit Committee resolutions in accordance with AFG’s practice of reviewing and approving transactions in this manner.
GALIC’s senior management approves all related party transactions involving directors and executive officers of GALIC, including relevant transactions described in “Transactions Involving Immediate Family Members of GALIC’s Directors and Executive Officers” above. In considering the transaction, GALIC’s senior management may consider all relevant factors, including as applicable: the business rationale for entering into the transaction; the alternatives to entering into a related person transaction; whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and the overall fairness of the transaction to GALIC. GALIC’s policy with respect to potential related party transactions is not in written form.

FINANCIAL INFORMATION
Forward Looking Statements

The disclosures in this Form S-1 contain certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Some of the forward-looking statements can be identified by the use of words such as “anticipates”, “believes”, “expects”, “projects”, “estimates”, “intends”, “plans”, “seeks”, “could”, “may”, “should”, “will” or the negative version of those words or other comparable terminology. Such forward-looking statements include statements relating to: expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; and rate changes.
Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to the following and those discussed in Risk Factors.

•
changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad;

•	performance of securities markets;

•	new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in GALIC’s investment portfolio;

•	the availability of capital;

•	regulatory actions (including changes in statutory accounting rules);

•	changes in the legal environment affecting GALIC or its customers;

•	tax law and accounting changes;

•	terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses;

•	availability of reinsurance and ability of reinsurers to pay their obligations;

•	trends in persistency, mortality and morbidity;

•	competitive pressures;

•	the ability to obtain adequate rates and policy terms; and

•	changes in GALIC’s financial strength ratings assigned by major ratings agencies.
The forward-looking statements herein are made only as of the date of this report. GALIC assumes no obligation to publicly update any forward-looking statements.

Selected Financial Data

The following table sets forth certain data for the periods indicated (dollars in millions).

	Year ended December 31,
	2016	2015	2014	2013	2012
Earnings Statement Data:
Total revenues	$1,499	$1,340	$1,297	$1,214	$1,148
Earnings before income taxes	367	319	352	391	319
Net earnings, including noncontrolling interests	240	211	232	255	209
Less: Net earnings attributable to noncontrolling interests	4	6	1	1	—
Net earnings attributable to shareholder	236	205	231	254	209

	December 31,
	2016	2015	2014	2013	2012
					(unaudited)
Balance Sheet Data:
Cash and investments	$30,976	$28,026	$25,402	$22,356	$19,715
Total assets	34,362	30,828	28,012	25,045	21,515
Annuity benefits accumulated	29,907	26,622	23,492	20,658	17,308
Life, accident and health reserves	691	705	690	702	676
Shareholder’s equity	2,509	2,293	2,450	2,246	2,317

Management’s Discussion and Analysis of Financial Condition and Results of Operations

INDEX TO MD&A
	Page		Page
General	80	Contractual Obligations	83
Overview	80	Off-Balance Sheet Arrangements	83
Critical Accounting Policies	80	Investments	83
Liquidity and Capital Resources	80	Uncertainties	87
Condensed Consolidated Cash Flows	81	Results of Operations	87
Liquidity	81

GENERAL

Following is a discussion and analysis of the financial statements and other statistical data that management believes will enhance the understanding of Great American Life Insurance Company’s (“GALIC”) financial condition and results of operations. This discussion should be read in conjunction with the financial statements.

OVERVIEW

Financial Condition

GALIC, a stock life insurance company domiciled in the state of Ohio, is a direct, wholly-owned subsidiary of Great American Financial Resources, Inc. (“GAFRI”), a financial services holding company wholly-owned by American Financial Group, Inc. (“AFG”).

GALIC predominately markets individual and group fixed and fixed-indexed annuities nationwide to the savings and retirement markets, and maintains term and universal life in-force business. GALIC is licensed to write life, annuity and accident & health insurance in forty-nine states, the District of Columbia, Guam and the U.S. Virgin Islands.

CRITICAL ACCOUNTING POLICIES

Significant accounting policies are summarized in Note A — “Accounting Policies” to the financial statements. The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that can have a significant effect on amounts reported in the financial statements. As more information becomes known, these estimates and assumptions change and, thus, impact amounts reported in the future. The areas where management believes the degree of judgment required to determine amounts recorded in the financial statements is most significant are as follows:

•	the recoverability of reinsurance,

•	the recoverability of deferred acquisition costs, and

•	the valuation of investments, including the determination of other-than-temporary impairments.

See “Liquidity and Capital Resources — Uncertainties” for a discussion of recoverables from reinsurers and “Liquidity and Capital Resources — Investments” for a discussion of impairments on investments. Deferred policy acquisition costs (“DPAC”) and certain liabilities related to annuities and universal life insurance products are amortized in relation to the present value of expected gross profits on the policies. Assumptions considered in determining expected gross profits involve significant judgment and include management’s estimates of interest rates and investment spreads, surrenders, annuitizations, renewal premiums and mortality. Should actual experience require management to change its assumptions (commonly referred to as “unlocking”), a charge or credit would be recorded to adjust DPAC or annuity liabilities to the levels they would have been if the new assumptions had been used from the inception date of each policy.

LIQUIDITY AND CAPITAL RESOURCES

Management believes GALIC has sufficient resources to meet its liquidity requirements. The liquidity requirements of GALIC relate primarily to the liabilities associated with its products as well as operating costs and expenses, payment of dividends to GAFRI and taxes to AFG and contributions of capital to its subsidiaries. Historically, cash flows from premiums and investment income have generally provided more than sufficient funds to meet these requirements. Funds received in excess of cash requirements are generally invested in additional marketable securities. In addition, GALIC generally holds a significant amount of highly liquid, short-term investments. If funds generated from operations are insufficient to meet liquidity requirements for any period, AFG may contribute funds to GALIC.

The NAIC’s model law for risk based capital (“RBC”) applies to life, accident and health companies. RBC formulas determine the amount of capital that an insurance company needs so that it has an acceptable expectation of not becoming financially impaired. At December 31, 2016 , the capital ratios of GALIC and its insurance subsidiaries substantially exceeded the RBC requirements.

Condensed Consolidated Cash Flows   GALIC’s principal sources of cash include insurance premiums, income from its investment portfolio and proceeds from the maturities, redemptions and sales of investments. Insurance premiums in excess of acquisition expenses and operating costs are invested until they are needed to meet policyholder obligations or made available to the parent company through dividends. GALIC’s cash flows from operating, investing and financing activities as detailed in its Consolidated Statement of Cash Flows are shown below (in millions):

	Year ended December 31,
	2016	2015	2014
Net cash provided by operating activities	$699	$855	$570
Net cash used in investing activities	(2,687)	(3,237)	(2,529)
Net cash provided by financing activities	2,225	2,422	1,789
Net change in cash and cash equivalents	$237	$40	$(170)

Net Cash Provided by Operating Activities    GALIC’s annuity operations typically produce positive net operating cash flows as investment income exceeds acquisition costs and operating expenses. Interest credited on annuity policyholder funds is a non-cash increase in GALIC’s annuity benefits accumulated liability and annuity premiums, benefits and withdrawals are considered financing activities due to the deposit-type nature of annuities. Net cash provided by operating activities was $699 million , $855 million and $570 million in 2016 , 2015 and 2014 , respectively.

Net Cash Used in Investing Activities    GALIC’s investing activities consist primarily of the investment of funds provided by its annuity products. Net cash used in investing activities was $2.69 billion in 2016 compared to $3.24 billion in 2015 , a decrease of $550 million . The decrease in net advances of $195 million from the Federal Home Loan Bank of Cincinnati (“FHLB”) in 2016 compared to 2015 and the $30 million increase in cash dividends paid in 2016 compared to 2015 decreased the amount of cash available for investment in 2016 compared to 2015 .

Net cash used in investing activities was $3.24 billion in 2015 compared to $2.53 billion in 2014 , an increase of $708 million . The $192 million increase in net cash flows from annuity policyholders in 2015 compared to 2014 and the advances of $345 million from the FHLB in 2015 increased the amount of cash available for investment in 2015 compared to 2014 .

Net Cash Provided by Financing Activities    GALIC’s financing activities consist primarily of transactions with annuity policyholders and dividend payments to the parent company. Net cash provided by financing activities was $2.23 billion in 2016 compared to $2.42 billion in 2015 , a decrease of $197 million . Annuity receipts and advances from the FHLB exceeded annuity surrenders, benefits, withdrawals and transfers by $2.35 billion in 2016 compared to $2.53 billion in 2015 , resulting in a $173 million decrease in net cash provided by financing activities.

Net cash provided by financing activities was $2.42 billion in 2015 compared to $1.79 billion in 2014 , an increase of $633 million . Annuity receipts and advances from the FHLB exceeded annuity surrenders, benefits, withdrawals and transfers by $2.53 billion in 2015 compared to $1.99 billion in 2014 , resulting in a $537 million increase in net cash provided by financing activities.

Liquidity

Management believes GALIC has sufficient resources to meet its liquidity requirements. If funds generated from operations are insufficient to meet fixed charges in any period, GALIC would be required to utilize company cash and marketable securities or to generate cash through parent capital contributions, sales of other assets, or similar transactions.

GALIC is a member of the FHLB. The FHLB makes advances and provides other banking services to member institutions, which provides GALIC with an additional source of liquidity. These advances further the FHLB’s mission of improving access to housing by increasing liquidity in the residential mortgage-backed securities market. At December 31, 2016, GALIC had

$935 million in outstanding advances from the FHLB (included in annuity benefits accumulated), bearing interest at rates ranging from 0.03% to 0.53% over LIBOR (average rate of 1.18% at December 31, 2016 ). In the fourth quarter of 2016, GALIC extended the terms of advances totaling $200 million by four years. While these advances must be repaid between 2018 and 2021 ($285 million in 2018, $500 million in 2020 and $150 million in 2021), GALIC has the option to prepay all or a portion of the advances. GALIC has invested the proceeds from the advances in fixed maturity securities with similar expected lives as the advances for the purpose of earning a spread over the interest payments due to the FHLB. At December 31, 2016 , GALIC estimated that it had additional borrowing capacity of approximately $300 million from the FHLB.

The liquidity requirements of GALIC relate primarily to the liabilities associated with its products as well as operating costs and expenses, payments of dividends and taxes to AFG and contributions of capital to its subsidiaries. Historically, cash flows from premiums and investment income have generally provided more than sufficient funds to meet these requirements. Funds received in excess of cash requirements are generally invested in additional marketable securities. In addition, GALIC generally holds a significant amount of highly liquid, short-term investments.

In the annuity business, where profitability is largely dependent on earning a spread between invested assets and annuity liabilities, the duration of investments is generally maintained close to that of liabilities. In a rising interest rate environment, significant protection from withdrawals exists in the form of temporary and permanent surrender charges on GALIC’s annuity products. With declining rates, GALIC receives some protection (from spread compression) due to the ability to lower crediting rates, subject to contractually guaranteed minimum interest rates (“GMIRs”). GALIC began selling policies with GMIRs below 2% in 2003; almost all new business since late 2010 has been issued with a 1% GMIR. At December 31, 2016 , GALIC could reduce the average crediting rate on approximately $22 billion of traditional fixed and fixed-indexed annuities without guaranteed withdrawal benefits by approximately 80 basis points (on a weighted average basis).

GALIC’s weighted average cost of funds for newly issued traditional fixed and fixed-indexed annuities was 2.28% for 2016 compared to 2.31% for 2015. In the first half of 2016, GALIC lowered the crediting rates on new annuity sales due to the decline in market investment yields experienced during that period. Conversely, GALIC raised crediting rates on new annuity sales in the latter part of 2016 in response to rising market investment yields. In addition to lowering the cost of funds, GALIC reduced certain commission rates and guaranteed withdrawal benefits on annuities sold in 2016.

For statutory accounting purposes, equity securities of non-affiliates and equity options used in the fixed-indexed annuity business are generally carried at fair value. At December 31, 2016 , GALIC owned publicly traded equity securities with a fair value of $495 million and equity options with a fair value of $492 million . Decreases in market prices could adversely affect GALIC’s capital, potentially impacting the amount of dividends available or necessitating a capital contribution. Conversely, increases in market prices could have a favorable impact on GALIC’s dividend-paying capability.

GALIC believes it maintains sufficient liquidity to pay claims and benefits and operating expenses. In addition, GALIC has sufficient capital to meet commitments in the event of unforeseen events such as reinsurer insolvencies. Nonetheless, changes in statutory accounting rules, significant declines in the fair value of its investment portfolios or significant ratings downgrades on these investments, could create a need for additional capital.

Contractual Obligations     The following table shows an estimate (based on historical patterns and expected trends) of payments to be made for insurance reserve liabilities at December 31, 2016 (in millions).

	Total	Within One Year	2-3 Years	4-5 Years	More than 5 Years
Annuities (*)	$34,004	$2,523	$5,987	$7,189	$18,305
Life, accident and health liabilities (*)	1,545	126	226	215	978
Total	$35,549	$2,649	$6,213	$7,404	$19,283

(*)
Amounts presented in the table represent estimated cash payments under such contracts, based on significant assumptions related to mortality, morbidity, lapse, renewal, retirement and annuitization. These assumptions also include interest and index crediting consistent with assumptions used to amortize DPAC and assess loss recognition. All estimated cash payments are undiscounted for the time value of money. As a result, total outflows for all years exceed the corresponding liabilities of $29.91 billion for annuity benefits accumulated and $691 million for life, accident and health reserves included in GALIC’s Balance Sheet as of December 31, 2016 . Based on the same assumptions, GALIC projects reinsurance recoveries related to life, accident and health reserves totaling $769 million as follows: Within 1 year — $81 million; 2-3 years — $129 million; 4-5 years — $110 million; and thereafter — $449 million. Actual payments and their timing could differ significantly from these estimates.

GALIC has no material contractual purchase obligations or other long-term liabilities at December 31, 2016 .

Off-Balance Sheet Arrangements   See Note L — “Additional Information — Financial Instruments — Unfunded Commitments” to the financial statements.

Investments   GALIC attempts to optimize investment income while building the value of its portfolio, placing emphasis upon total long-term performance.

GALIC’s investment portfolio at December 31, 2016 , contained $28.02 billion in fixed maturity securities and $495 million in equity securities classified as available for sale and carried at fair value with unrealized gains and losses included in a separate component of shareholders’ equity on an after-tax basis. In addition, $117 million in fixed maturities were classified as trading with changes in unrealized holding gains or losses included in net investment income.

As detailed in Note D — “Balance Sheet Impact of Net Unrealized Gains on Securities” to the financial statements, unrealized gains and losses on GALIC’s fixed maturity and equity securities are included in shareholders’ equity after adjustments for related changes in DPAC and certain liabilities related to annuity and life businesses and deferred income taxes. DPAC and certain other balance sheet amounts applicable to annuity and life businesses are adjusted for the impact of unrealized gains or losses on investments as if these gains or losses had been realized, with corresponding increases or decreases (net of tax) included in accumulated other comprehensive income in GALIC’s Balance Sheet.

Fixed income investment funds are generally invested in securities with intermediate-term maturities with an objective of optimizing total return while allowing flexibility to react to changes in market conditions. At December 31, 2016 , the average life of GALIC’s fixed maturities was about 6.5 years.

Fair values for GALIC’s portfolio are determined by GALIC’s internal investment professionals using data from nationally recognized pricing services as well as non-binding broker quotes. Fair values of equity securities are generally based on published closing prices. For mortgage-backed securities (“MBS”), which comprise approximately 14% of GALIC’s fixed maturities, prices for each security are generally obtained from both pricing services and broker quotes. For the remainder of GALIC’s fixed maturity portfolio, approximately 80% are priced using pricing services and the balance is priced primarily by using non-binding broker quotes. When prices obtained for the same security vary, GALIC’s internal investment professionals select the price they believe is most indicative of an exit price.

The pricing services use a variety of observable inputs to estimate fair value of fixed maturities that do not trade on a daily basis. Based upon information provided by the pricing services, these inputs include, but are not limited to, recent reported trades, benchmark yields, issuer spreads, bids or offers, reference data, and measures of volatility. Included in the pricing of MBS are estimates of the rate of future prepayments and defaults of principal over the remaining life of the underlying collateral. Due to the lack of transparency in the process that brokers use to develop prices, valuations that are based on brokers’ prices are classified as Level 3 in the GAAP hierarchy unless the price can be corroborated, for example, by comparison to similar securities priced using observable inputs.

Valuation techniques utilized by pricing services and prices obtained from external sources are reviewed by GALIC’s internal investment professionals who are familiar with the securities being priced and the markets in which they trade to ensure the fair value determination is representative of an exit price. To validate the appropriateness of the prices obtained, these investment managers consider widely published indices (as benchmarks), recent trades, changes in interest rates, general economic conditions and the credit quality of the specific issuers. In addition, GALIC communicates directly with pricing services regarding the methods and assumptions used in pricing, including verifying, on a test basis, the inputs used by the services to value specific securities.

In general, the fair value of GALIC’s fixed maturity investments is inversely correlated to changes in interest rates. The following table demonstrates the sensitivity of such fair values to reasonably likely changes in interest rates by illustrating the estimated effect on GALIC’s fixed maturity portfolio that an immediate increase of 100 basis points in the interest rate yield curve would have at December 31, 2016 and 2015 (dollars in millions). Effects of increases or decreases from the 100 basis points illustrated would be approximately proportional.

	December 31,
	2016	2015
Fair value of fixed maturity portfolio	$28,137	$25,600
Pretax impact on fair value of fixed maturity portfolio	$(1,407)	$(1,280)
Percentage impact on fair value of 100 bps increase in interest rates	(5.0%)	(5.0%)

Approximately 90% of the fixed maturities held by GALIC at December 31, 2016 , were rated “investment grade” (credit rating of AAA to BBB) by nationally recognized rating agencies. Investment grade securities generally bear lower yields and lower degrees of risk than those that are unrated and non-investment grade. Management believes that the high quality investment portfolio should generate a stable and predictable investment return.

MBS are subject to significant prepayment risk due to the fact that, in periods of declining interest rates, mortgages may be repaid more rapidly than scheduled as borrowers refinance higher rate mortgages to take advantage of lower rates. Although interest rates have been low in recent years, tighter lending standards have resulted in fewer buyers being able to refinance the mortgages underlying much of GALIC’s non-agency residential MBS portfolio.

Summarized information for GALIC’s MBS (including those classified as trading) at December 31, 2016 , is shown in the table below (dollars in millions). Agency-backed securities are those issued by a U.S. government-backed agency; Alt-A mortgages are those with risk profiles between prime and subprime. The majority of the Alt-A securities and substantially all of the subprime securities are backed by fixed-rate mortgages. The average life of the residential and commercial MBS is approximately 4.5 years and 4 years, respectively.

	Amortized Cost	Fair Value	Fair Value as % of Cost	Unrealized Gain (Loss)	% Rated Investment Grade
Collateral type
Residential:
Agency-backed	$51	$52	102%	$1	100%
Non-agency prime	1,219	1,342	110%	123	31%
Alt-A	751	809	108%	58	14%
Subprime	370	397	107%	27	28%
Commercial	1,304	1,349	103%	45	97%
	$3,695	$3,949	107%	$254	51%
The National Association of Insurance Commissioners (“NAIC”) assigns creditworthiness designations on a scale of 1 to 6 with 1 being the highest quality and 6 being the lowest quality. The NAIC retains third-party investment management firms to assist in the determination of appropriate NAIC designations for mortgage-backed securities based not only on the probability of loss (which is the primary basis of ratings by the major ratings firms), but also on the severity of loss and statutory carrying value. At December 31, 2016 , 97% (based on statutory carrying value of $3.7 billion) of GALIC’s MBS had an NAIC designation of 1.

Municipal bonds represented approximately 15% of GALIC’s fixed maturity portfolio at December 31, 2016 . GALIC’s municipal bond portfolio is high quality, with 99% of the securities rated investment grade at that date. The portfolio is well diversified across the states of issuance and individual issuers. At December 31, 2016 , approximately 70% of the municipal bond portfolio was held in revenue bonds, with the remaining 30% held in general obligation bonds. General obligation securities of California, Illinois, Michigan, New Jersey, New York and Puerto Rico collectively represented approximately 1% of this portfolio.

Summarized information for the unrealized gains and losses recorded in GALIC’s Balance Sheet at December 31, 2016 , is shown in the following table (dollars in millions). Approximately $220 million of available for sale fixed maturity securities and $22 million of available for sale equity securities had no unrealized gains or losses at December 31, 2016 .

	Securities With Unrealized Gains	Securities With Unrealized Losses
Available for Sale Fixed Maturities
Fair value of securities	$20,181	$7,619
Amortized cost of securities	$19,276	$7,814
Gross unrealized gain (loss)	$905	$(195)
Fair value as % of amortized cost	105%	98%
Number of security positions	3,059	892
Number individually exceeding $2 million gain or loss	37	3
Concentration of gains (losses) by type or industry (exceeding 5% of unrealized):
Mortgage-backed securities	$262	$(8)
States and municipalities	155	(42)
Manufacturing	92	(17)
Banks, savings and credit institutions	86	(25)
Gas and electric services	57	(5)
Asset-backed securities	37	(35)
Insurance	32	(15)
Percentage rated investment grade	89%	91%

Available for Sale Equity Securities
Fair value of securities	$347	$126
Cost of securities	$289	$136
Gross unrealized gain (loss)	$58	$(10)
Fair value as % of cost	120%	93%
Number of security positions	70	26
Number individually exceeding $2 million gain or loss	7	1
The table below sets forth the scheduled maturities of GALIC’s available for sale fixed maturity securities at December 31, 2016 , based on their fair values. Securities with sinking funds are reported at average maturity. Actual maturities may differ from contractual maturities because certain securities may be called or prepaid by the issuers.

	Securities With Unrealized Gains	Securities With Unrealized Losses
Maturity
One year or less	3%	—%
After one year through five years	19%	3%
After five years through ten years	38%	44%
After ten years	10%	23%
	70%	70%
Asset-backed securities (average life of approximately 5 years)	13%	24%
Mortgage-backed securities (average life of approximately 4.5 years)	17%	6%
	100%	100%

The table below (dollars in millions) summarizes the unrealized gains and losses on fixed maturity securities by dollar amount:

	Aggregate Fair Value	Aggregate Unrealized Gain (Loss)	Fair Value as % of Cost Basis
Fixed Maturities at December 31, 2016
Securities with unrealized gains:
Exceeding $500,000 (555 securities)	$7,052	$538	108%
$500,000 or less (2,504 securities)	13,129	367	103%
	$20,181	$905	105%
Securities with unrealized losses:
Exceeding $500,000 (114 securities)	$1,919	$(100)	95%
$500,000 or less (778 securities)	5,700	(95)	98%
	$7,619	$(195)	98%

The following table summarizes (dollars in millions) the unrealized loss for all securities with unrealized losses by issuer quality and the length of time those securities have been in an unrealized loss position:

	Aggregate Fair Value	Aggregate Unrealized Loss	Fair Value as % of Cost Basis
Securities with Unrealized Losses at December 31, 2016
Investment grade fixed maturities with losses for:
Less than one year (638 securities)	$6,135	$(136)	98%
One year or longer (106 securities)	782	(26)	97%
	$6,917	$(162)	98%
Non-investment grade fixed maturities with losses for:
Less than one year (91 securities)	$483	$(12)	98%
One year or longer (57 securities)	219	(21)	91%
	$702	$(33)	96%
Common equity securities with losses for:
Less than one year (19 securities)	$91	$(9)	91%
One year or longer (1 security)	3	—	100%
	$94	$(9)	91%
Perpetual preferred equity securities with losses for:
Less than one year (6 securities)	$32	$(1)	97%
One year or longer (none)	—	—	—%
	$32	$(1)	97%

When a decline in the value of a specific investment is considered to be other-than-temporary, a provision for impairment is charged to earnings (accounted for as a realized loss) and the cost basis of that investment is reduced by the amount of the charge. The determination of whether unrealized losses are other-than-temporary requires judgment based on subjective as well as objective factors. Factors considered and resources used by management include:

a)	whether the unrealized loss is credit-driven or a result of changes in market interest rates,

b)	the extent to which fair value is less than cost basis,

c)	cash flow projections received from independent sources,

d)	historical operating, balance sheet and cash flow data contained in issuer SEC filings and news releases,

e)	near-term prospects for improvement in the issuer and/or its industry,

f)	third party research and communications with industry specialists,

g)	financial models and forecasts,

h)	the continuity of dividend payments, maintenance of investment grade ratings and hybrid nature of certain investments,

i)	discussions with issuer management, and

j)	ability and intent to hold the investment for a period of time sufficient to allow for anticipated recovery in fair value.

Based on its analysis of the factors listed above, management believes GALIC will recover its cost basis in the securities with unrealized losses and that GALIC has the ability to hold the securities until they recover in value and had no intent to sell them at December 31, 2016 . Although GALIC has the ability to continue holding its investments with unrealized losses, its intent to hold them may change due to deterioration in the issuers’ creditworthiness, decisions to lessen exposure to a particular issuer or industry, asset/liability management decisions, market movements, changes in views about appropriate asset allocation or the desire to offset taxable realized gains. Should GALIC’s ability or intent change with regard to a particular security, a charge for impairment would likely be required. While it is not possible to accurately predict if or when a specific security will become impaired, charges for other-than-temporary impairment could be material to results of operations in future periods. Significant declines in the fair value of GALIC’s investment portfolio could have a significant adverse effect on GALIC’s liquidity. For information on GALIC’s realized gains (losses) on securities, including charges for other-than-temporary impairment, see “Results of Operations — Realized Gains (Losses) on Securities .”

Uncertainties   GALIC’s businesses are subject to various uncertainties, including regulatory, legislative and tax developments. While it is not possible to predict what changes will come in these areas, some could possibly have a material impact on GALIC and its businesses.

Reinsurance In the normal course of business, GALIC cedes business to other companies under various reinsurance agreements to diversify risk and limit maximum exposure. To the extent that any reinsuring companies are unable to meet obligations under agreements covering reinsurance ceded, GALIC’s insurance companies would remain liable. GALIC reviews the financial condition of its reinsurers and monitors the amount of reinsurance it has with each company. Substantially all of GALIC’s reinsurance is with companies having an A.M. Best rating in the A category. At December 31, 2016 , GALIC’s largest reinsurer directly or indirectly accounts for approximately 74% of GALIC’s reinsurance in force and is rated A+ by A.M. Best.

RESULTS OF OPERATIONS

GALIC’s operations produced $367 million in pretax earnings in 2016 compared to $319 million in 2015 , an increase of $48 million ( 15% ). This increase reflects growth in the business and higher investment income from certain investments that are required to be carried at fair value through earnings, partially offset by lower investment yields due to the run-off of higher yielding investments and higher general and administrative expenses. Included in these results is the change in fair value of derivatives related to fixed-indexed annuities (“FIAs”), which had a negative impact of $27 million in 2016 compared to $23 million in 2015 . For 2016 , the negative impact of a significant drop in interest rates on fair value accounting for FIAs was partially offset by the positive impact of an increase in the stock market. For 2015 , fair value accounting for FIAs was negatively impacted by a significant decrease in the stock market and a slightly lower than expected increase in interest rates. GALIC’s periodic detailed review (“unlocking”) of the major actuarial assumptions underlying its annuity operations resulted in a net annuity expense reduction of $1 million in 2016 compared to $10 million in 2015 .

GALIC’s operations produced $319 million in pretax earnings in 2015 compared to $352 million in 2014 , a decrease of $33 million ( 9% ). The growth in the business and the impact that fluctuations in interest rates had on the fair value accounting for FIAs was offset by the negative impact that the stock market decrease had on certain annuity reserves in 2015 compared to a stock market increase in 2014 , the run-off of higher yielding investments, higher general and administrative expenses in 2015 compared to 2014 and realized losses on securities in 2015 compared to realized gains on securities in 2014 . GALIC’s unlocking of the major actuarial assumptions underlying its annuity operations resulted in a net annuity expense reduction of $10 million in 2015 compared to a net charge of $2 million in 2014 .

The following table illustrates the impact of fair value accounting for derivatives related to FIAs on earnings before income taxes (dollars in millions):

	Year ended December 31,			% Change
	2016	2015	2014	2016 - 2015	2015 - 2014
Earnings before income taxes — before the impact of derivatives related to FIAs	$394	$342	$386	15%	(11%)
Impact of derivatives related to FIAs	(27)	(23)	(34)	17%	(32%)
Earnings before income taxes	$367	$319	$352	15%	(9%)

Net Investment Income
Net investment income in 2016 was $1.38 billion compared to $1.23 billion in 2015 , an increase of $146 million ( 12% ). This increase primarily reflects the growth in GALIC’s annuity business and higher income from certain investments that are required to be carried at fair value through earnings, partially offset by the impact of lower in-force investment yields.

Net investment income in 2015 was $1.23 billion compared to $1.14 billion in 2014 , an increase of $91 million ( 8% ). This increase primarily reflects the growth in GALIC’s annuity business, partially offset by the run-off of higher yielding investments.

Realized Gains (Losses) on Securities
GALIC’s realized losses on securities were $9 million in 2016 compared to $16 million in 2015 , a decrease of $7 million ( 44% ). GALIC’s realized losses on securities were $16 million in 2015 compared to realized gains of $35 million in 2014 , a decrease of $51 million ( 146% ). Realized gains (losses) on securities consisted of the following (in millions):

	Year ended December 31,
	2016	2015	2014
Realized gains (losses) before impairments:
Disposals	$56	$42	$46
Change in the fair value of derivatives	(7)	(2)	2
Adjustments to annuity deferred policy acquisition costs and related items	(7)	(5)	(2)
	42	35	46
Impairment charges:
Securities	(66)	(66)	(16)
Adjustments to annuity deferred policy acquisition costs and related items	15	15	5
	(51)	(51)	(11)
Realized gains (losses) on securities	$(9)	$(16)	$35

Policy Charges and Other Income
Policy charges and other income, which consist primarily of surrender charges and the amortization of deferred upfront policy charges (unearned revenue) and income from the sale of real estate, were $108 million in 2016 compared to $105 million in 2015 , an increase of $3 million ( 3% ). Excluding the impact of unlocking charges of $1 million in 2016 and $2 million in 2015 related to unearned revenue, policy charges and other income were $109 million in 2016 and $107 million in 2015 , an increase of $2 million ( 2% ). This increase reflects growth in the business primarily related to increased fees from products with guaranteed withdrawal benefit features.

Excluding the impact of unlocking charges of $2 million in 2015 and unlocking income of $10 million in 2014 related to unearned revenue, policy charges and other income were $107 million in 2015 and $90 million in 2014 , an increase of $17 million ( 19% ). This increase reflects growth in the business primarily related to increased fees from products with guaranteed withdrawal benefit features and the impact of $6 million in income from the sale of real estate recorded in 2015.

See “ Annuity Unlocking ” below for a discussion of the impact that the periodic review of actuarial assumptions had on policy charges and other income.

Annuity Benefits
Annuity benefits were $800 million in 2016 , $724 million in 2015 and $641 million in 2014 , representing an increase of $76 million ( 10% ) in 2016 compared to 2015 and an increase of $83 million ( 13% ) in 2015 compared to 2014 . Annuity benefits consisted of the following (dollars in millions):

	Year ended December 31,			% Change
	2016	2015	2014	2016 - 2015	2015 - 2014
Interest credited	$579	$529	$492	9%	8%
Change in other benefit reserves	145	131	100	11%	31%
Embedded derivative mark-to-market	194	(11)	240	(1,864%)	(105%)
Equity option mark-to-market	(141)	56	(181)	(352%)	(131%)
Unlocking	23	19	(10)	21%	(290%)
Total annuity benefits	$800	$724	$641	10%	13%

Interest Credited
Interest credited in 2016 was $579 million compared to $529 million in 2015 , an increase of $50 million ( 9% ). The impact of growth in the annuity business was partially offset by lower interest crediting rates on new premiums as compared to the crediting rates on policyholder funds surrendered or withdrawn.

Interest credited in 2015 was $529 million compared to $492 million in 2014 , an increase of $37 million ( 8% ). The impact of growth in the annuity business was partially offset by lower interest crediting rates on new premiums as compared to the crediting rates on policyholder funds surrendered or withdrawn.

Change in Other Benefit Reserves
Change in other benefit reserves was $145 million in 2016 compared to $131 million in 2015 , an increase of $14 million ( 11% ). This increase reflects growth in the business.

Change in other benefit reserves was $131 million in 2015 compared to $100 million in 2014 , an increase of $31 million ( 31% ). This increase reflects higher expenses related to products with guaranteed withdrawal benefit features. The fees earned from products with guaranteed withdrawal benefit features is recorded in policy charges and other income.

Change in Fair Value of Derivatives Related to Fixed-Indexed Annuities
GALIC’s fixed-indexed annuities provide policyholders with a crediting rate tied, in part, to the performance of an existing stock market index. GALIC attempts to mitigate the risk in the index-based component of these products through the purchase of call options on the appropriate index. GALIC’s strategy is designed so that the change in the fair value of the call option assets will generally offset the economic change in the liabilities from the index participation. Both the index-based component of the annuities and the related call options are considered derivatives that must be adjusted for changes in fair value through earnings each period. The fair values of these derivatives are impacted by actual and expected stock market performance and interest rates as well as other factors. For a list of other factors impacting the fair value of the index-based component of GALIC’s annuity benefits accumulated, see Note C — “ Fair Value Measurements ” to the financial statements. Excluding the impact of unlocking charges, the net change in fair value of derivatives related to fixed-indexed annuities increased annuity benefits by $53 million in 2016 , $45 million in 2015 and $59 million in 2014 . The increase in 2016 is due primarily to significantly lower than expected interest rates, partially offset by the impact of an increase in the stock market. The increase in 2015 reflects the negative impact of the decline in the stock market and lower than anticipated interest rates on these derivatives. The increase in 2014 is due primarily to the impact of lower than anticipated interest rates on these derivatives.

See “ Annuity Unlocking ” below for a discussion of the impact that the periodic review of actuarial assumptions had on annuity benefits expense.

Insurance Acquisition Expenses, Net
Insurance acquisition expenses, net include amortization of DPAC, amortization of the present value of future profits of business acquired, and non-deferrable expenses and commissions on sales of insurance products.

Excluding the impact of unlocking expense reductions of $25 million in 2016 and $31 million in 2015 and an unlocking charge of $22 million in 2014 (discussed below), insurance acquisition expenses, net, were $210 million in 2016 , $197 million in 2015 and $160 million in 2014 , representing an increase of $13 million ( 7% ) in 2016 compared to 2015 and an increase of $37 million ( 23% ) in 2015 compared to 2014 . Insurance acquisition expenses, net are impacted by (i) material changes in interest rates or the stock market on GALIC’s fixed-indexed annuity business, and (ii) differences in actual experience from actuarially projected estimates and assumptions. For example, the negative impact of significantly lower than anticipated interest rates during 2016, the significant stock market decrease in 2015 and slightly lower than anticipated interest rates during 2014 on the fair value of derivatives related to fixed-indexed annuities (discussed above) resulted in a partially offsetting deceleration in the amortization of DPAC.

See “ Annuity Unlocking ” below for a discussion of the impact that the periodic review of actuarial assumptions had on insurance acquisition expenses, net. Unanticipated spread compression, decreases in the stock market, adverse mortality experience, and higher than expected lapse rates could lead to write-offs of DPAC or PVFP in the future.

Other Expenses
Other expenses were $118 million in 2016 compared to $102 million in 2015 , an increase of $16 million ( 16% ). Other expenses represent primarily general and administrative expenses, as well as selling and issuance expenses that are not deferred. The increase in other expenses in 2016 compared to 2015 primarily reflects growth in the business as well as an increase in the number of sales personnel focused on new initiatives and increased market share within existing financial institutions and retail marketing associations.

Other expenses were $102 million in 2015 compared to $89 million in 2014 , an increase of $13 million ( 15% ). The increase in other expenses in 2015 compared to 2014 is due primarily to higher expenses related to professional services and employee compensation plans and the favorable impact in 2014 of settling certain accrued expenses at a lower cost than previously estimated.

Statutory Annuity Premiums
GALIC’s annuity operations generated statutory premiums of $4.44 billion in 2016 , $4.14 billion in 2015 and $3.69 billion in 2014 , an increase of $296 million ( 7% ) in 2016 compared to 2015 and an increase of $447 million ( 12% ) in 2015 compared to 2014 . The following table summarizes GALIC’s annuity sales (dollars in millions):

	Year ended December 31,			% Change
	2016	2015	2014	2016 - 2015	2015 - 2014
Financial institutions single premium annuities — indexed	$1,950	$1,741	$1,489	12%	17%
Financial institutions single premium annuities — fixed	468	229	332	104%	(31%)
Retail single premium annuities — indexed	1,714	1,864	1,533	(8%)	22%
Retail single premium annuities — fixed	82	69	97	19%	(29%)
Education market — fixed and indexed annuities	184	194	194	(5%)	—%
Total fixed annuity premiums	4,398	4,097	3,645	7%	12%
Variable annuities	37	42	47	(12%)	(11%)
Total annuity premiums	$4,435	$4,139	$3,692	7%	12%
Management believes the 7% increase in annuity premiums in 2016 compared to 2015 is consistent with overall growth in the annuity industry, as sales of traditional fixed and fixed-indexed annuities have increased while sales of variable annuities have decreased. In addition, the increase reflects new products, additional staffing, and increased market share within existing financial institutions. This growth slowed in the second half of 2016 as a result of GALIC’s reduction in crediting rates on its annuities in 2016 due to the decline in market interest rates; these crediting rate reductions were made to maintain appropriate returns on new business.

Management attributes the 12% increase in annuity premiums in 2015 compared to 2014 to the significant rise of interest rates during the second quarter of 2015 from first quarter 2015 lows, allowing GALIC to raise the crediting rates on its annuities and become more competitive in its markets.

GALIC continues to implement product and process changes needed to comply with the Department of Labor (“DOL”) fiduciary rule and is proceeding under the premise the DOL rule becomes effective in April 2017 in its current form. There is considerable discussion surrounding the possibility of a delay or other action impacting the rule. On February 9, 2017, the DOL filed a notice with the Office of Management and Budget to delay implementation of the regulation. However, until there is some definitive action impacting the rule, GALIC intends to continue to pursue necessary changes.

Assuming the rule becomes effective in its current form, GALIC believes the biggest impact will be on insurance-only licensed agents whose sales represented less than 10% of its fourth quarter annuity premium. While GALIC’s management continues to believe the adjustments required of GALIC and its distribution partners to comply with the rule will impact 2017 annuity premiums, management does not believe the new rule will have a material impact on GALIC’s results of operation s.

Annuity Unlocking
In 2016 , 2015 and 2014 , GALIC conducted its detailed review (“unlocking”) of the major actuarial assumptions underlying its annuity operations. As a result of these reviews, GALIC recorded a net expense reduction related to its annuity business of $1 million in 2016 and $10 million in 2015 and net charges of $2 million in 2014 , which impacted GALIC’s financial statements as follows (in millions):

	Year ended December 31,
	2016	2015	2014
Policy charges and other income:
Unearned revenue	$(1)	$(2)	$10
Total revenues	(1)	(2)	10
Annuity benefits:
Fixed-indexed annuities embedded derivative	17	28	(58)
Sales inducements	(4)	(4)	1
Other reserves	10	(5)	47
Total annuity benefits	23	19	(10)
Insurance acquisition expenses, net:
Deferred policy acquisition costs	(25)	(31)	22
Total costs and expenses	(2)	(12)	12
Net expense reduction (charge)	$1	$10	$(2)
The net expense reduction from unlocking annuity assumptions in 2016 reflects the favorable impact of an increase in projected net interest spreads on in-force business, substantially offset by the unfavorable impact of (i) changes in projected policyholder annuitization and lapse behavior, (ii) an increase in the risk premium for the uncertainty in the cash flows component of the discount rates used to value the FIA-related embedded derivative and (iii) a slight decrease in projected stock market growth over the next three years. Reinvestment rate assumptions are based primarily on 7-year and 10-year corporate bond yields. For the 2016 unlocking, GALIC assumed a net reinvestment rate (net of default and expense assumptions) of 4.24% in 2017, grading up ratably to an ultimate net reinvestment rate of 5.55% in 2022 and beyond.

The table below compares the reinvestment rate assumed in GALIC’s unlockings for the next calendar year to the actual reinvestment rate achieved in that period (both net of investment expenses):

	First
Unlocking	Investment	Reinvestment Rate
Year	Period	Assumed (*)	Achieved
2014	2015	3.75%	4.27%
2015	2016	4.05%	4.27%
2016	2017	4.42%	n/a

(*)	Assumed reinvestment rates exclude default rates of 0.18% in each period.
Management believes that these results demonstrate that GALIC’s reinvestment rate assumptions are reasonable and prudently conservative. In addition to the reinvestment rates above, actual default rates in 2015 and 2016 were lower than the long-term default rates of 0.18% assumed in the unlocking in each of the periods above.

The 2015 net expense reduction was due primarily to the impact of changes in assumptions to reflect higher than previously projected net interest spreads as well as the impact of higher assets under management and expense discipline. For the 2015 unlocking, GALIC assumed a net reinvestment rate (net of default and expense assumptions) of 3.87% in 2016, grading up ratably to an ultimate net reinvestment rate of 5.53% in 2022 and beyond.

The 2014 net charge was due primarily to the impact of changes in assumptions to reflect lower future investment yield assumptions, partially offset by a decrease in future expected call option costs related to the fixed-indexed annuity business and lower lapses. For the 2014 unlocking, GALIC assumed a net reinvestment rate (net of default and expense assumptions) of 3.57% in 2015, grading up ratably to an ultimate net reinvestment rate of 5.54% in 2022 and beyond.

Income Taxes GALIC’s provision for income taxes was $127 million in 2016 compared to $108 million in 2015 , an increase of $19 million ( 18% ). GALIC’s provision for income taxes was $108 million in 2015 compared to $120 million in 2014 , a decrease of $12 million ( 10% ). See Note I  — “ Income Taxes ” to the financial statements for an analysis of items affecting GALIC’s effective tax rate.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the potential economic loss arising from adverse changes in the fair value of financial instruments. GALIC’s exposures to market risk relate primarily to its investment portfolio and annuity contracts, which are exposed to interest rate risk and, to a lesser extent, equity price risk.

Fixed Maturity Portfolio    The fair value of GALIC’s fixed maturity portfolio is directly impacted by changes in market interest rates. GALIC’s fixed maturity portfolio is comprised of primarily fixed-rate investments with intermediate-term maturities. This practice is designed to allow flexibility in reacting to fluctuations of interest rates. The portfolios of GALIC’s operations are managed with an attempt to achieve an adequate risk-adjusted return while maintaining sufficient liquidity to meet policyholder obligations. GALIC’s operations attempt to align the duration of their invested assets to the projected cash flows of policyholder liabilities.

Consistent with the discussion in Management’s Discussion and Analysis — “Investments,” the following table demonstrates the sensitivity of the fair value of GALIC’s fixed maturity portfolio to reasonably likely changes in interest rates by illustrating the estimated effect on GALIC’s fixed maturity portfolio that an immediate increase of 100 basis points in the interest rate yield curve would have at December 31 (based on the duration of the portfolio, dollars in millions). Effects of increases or decreases from the 100 basis points illustrated would be approximately proportional.

	December 31,
	2016	2015
Fair value of fixed maturity portfolio	$28,137	$25,600
Pretax impact on fair value of fixed maturity portfolio	$(1,407)	$(1,280)
Percentage impact on fair value of 100 bps increase in interest rates	(5.0%)	(5.0%)
Certain European countries, including the so-called “peripheral countries” (Greece, Portugal, Ireland, Italy and Spain) have been experiencing varying degrees of financial stress over the past few years and there remains uncertainty as to future developments and the impact on global financial markets. At December 31, 2016 , approximately 6% of GALIC’s cash and investments consisted of European debt and GALIC owned no sovereign debt issued by the peripheral countries.

Annuity Contracts     Substantially all of GALIC’s fixed rate annuity contracts permit GALIC to change crediting rates (subject to minimum interest rate guarantees as determined by applicable law) enabling management to react to changes in market interest rates. In late 2003, GALIC began issuing products with guaranteed minimum interest rates (“GMIRs”) of less than 2% in states where required approvals have been received. The GMIR on virtually all new product sales since 2010 is 1%. At December 31, 2016 , GALIC is able to reduce the average crediting rate on approximately $22 billion of traditional fixed and fixed-indexed annuities without guaranteed withdrawal benefits by approximately 80 basis points (on a weighted average basis).

The interest credited rate as a percent of fixed annuity benefits accumulated on GALIC’s in-force block of fixed annuities was 2.04% for the year ended December 31, 2016. Management estimates that the interest credited rate on this in-force business will range from 2.00% to 2.10% over the next five years. This rate reflects actuarial assumptions as to (i) expected investment spreads, (ii) deaths, (iii) annuitizations, (iv) surrenders and other withdrawals and (v) renewal premiums. Actual experience and changes in actuarial assumptions may result in different effective crediting rates than those above.

Actuarial assumptions used to estimate DPAC and certain annuity liabilities, as well as GALIC’s ability to maintain spread, could be impacted if a low interest rate environment continues for an extended period, or if increases in interest rates cause policyholder behavior to differ significantly from current expectations.

Projected payments (in millions) in each of the subsequent five years and for all years thereafter on GALIC’s fixed annuity liabilities at December 31 were as follows.

	First	Second	Third	Fourth	Fifth	Thereafter	Total	Fair Value (*)
2016	$2,523	$2,856	$3,131	$3,442	$3,747	$18,305	$34,004	$28,932
2015	2,070	2,380	2,710	2,817	3,035	19,268	32,280	25,488

(*)	Fair value of annuity benefits accumulated excluding life contingent annuities in the payout phase (carrying value of $204 million at December 31, 2016 and $200 million at December 31, 2015 ).
GALIC’s fixed-indexed annuities provide policyholders with a crediting rate tied, in part, to the performance of an existing stock market index. GALIC attempts to mitigate the risk in the index-based component of these products through the purchase of call options on the appropriate index. GALIC’s strategy is designed so that the change in fair value of the call option assets will generally offset the economic change in the liabilities from the index participation. Both the index-based component of the annuities and the related call options are considered derivatives that must be adjusted for changes in fair value through earnings each period. See Note C — “ Fair Value Measurements ” and Note F — “ Derivatives ” to the financial statements for a discussion of these derivatives.

Financial Statements and Supplementary Data

Financial statements of Great American Life Insurance Company and supplementary data are included in Appendix A to this prospectus. The table of contents for Appendix A is set out below.

The Registration Statement
We filed a Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933 relating to the Contracts offered by this prospectus. This prospectus was filed as a part of the Registration Statement, but it does not constitute the complete Registration Statement. The Registration Statement contains further information relating to the Company and the Contracts. The Registration Statement and the exhibits thereto may be inspected and copied at the office of the Securities and Exchange Commission, located at 100 F Street, N.E., Washington, D.C., and may also be accessed at www.sec.gov. The Securities and Exchange Commission file number for the Contract is 333-207914.
Statements in this prospectus discussing the content of the Contracts and other legal instruments are summaries. The actual documents are filed as exhibits to the Registration Statement. For a complete statement of the terms of the Contracts or any other legal document, refer to the appropriate exhibit to the Registration Statement.

APPENDIX A: FINANCIAL STATEMENTS

GREAT AMERICAN LIFE INSURANCE COMPANY
Financial Statements
Years ended December 31, 2016 , 2015 and 2014
with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholder
Great American Life Insurance Company
We have audited the accompanying consolidated balance sheets of Great American Life Insurance Company and subsidiaries (the Company), an indirect wholly-owned subsidiary of American Financial Group, Inc., as of December 31, 2016 and 2015 , and the related consolidated statements of earnings, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2016 . Our audits included the accompanying financial statement schedule. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Great American Life Insurance Company and subsidiaries at December 31, 2016 and 2015 , and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 , in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP
Cincinnati, Ohio
April 17, 2017

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in Millions, Except Per Share Data)

	December 31,
	2016	2015
Assets:
Cash and cash equivalents	$499	$262
Investments:
Fixed maturities, available for sale at fair value (amortized cost — $27,310 and $24,903)	28,020	25,486
Fixed maturities, trading at fair value	117	114
Equity securities, available for sale at fair value (cost — $447 and $489)	495	486
Mortgage loans	890	880
Policy loans	192	201
Real estate and other investments	763	597
Total cash and investments	30,976	28,026
Recoverables from reinsurers	343	355
Deferred policy acquisition costs (including the impact of unrealized gains on securities of $273 and $233)	997	954
Accrued investment income	262	242
Variable annuity assets (separate accounts)	600	608
Equity options — fixed-indexed annuities	492	241
Funds held as collateral	380	211
Other assets	312	191
Total assets	$34,362	$30,828

Liabilities and Equity:
Annuity benefits accumulated (including the impact of unrealized gains on securities of $78 and $64)	$29,907	$26,622
Life, accident and health reserves	691	705
Variable annuity liabilities (separate accounts)	600	608
Liability for funds held as collateral	380	211
Net deferred tax liabilities	10	31
Other liabilities	207	303
Total liabilities	31,795	28,480
Shareholder’s equity:
Common Stock, par value — $12.50 per share: — 1,200,000 shares authorized — 201,000 shares issued and outstanding	3	3
Capital surplus	938	892
Retained earnings	1,302	1,206
Accumulated other comprehensive income, net of tax	266	192
Total shareholder’s equity	2,509	2,293
Noncontrolling interests	58	55
Total equity	2,567	2,348
Total liabilities and equity	$34,362	$30,828

See notes to consolidated financial statements.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF EARNINGS
(In Millions)

	Year ended December 31,
	2016	2015	2014
Revenues:
Net investment income	$1,376	$1,230	$1,139
Realized gains (losses) on securities (*)	(9)	(16)	35
Life, accident and health net earned premiums	24	21	23
Policy charges and other income	108	105	100
Total revenues	1,499	1,340	1,297

Costs and Expenses:
Annuity benefits	800	724	641
Life, accident and health benefits	29	29	33
Insurance acquisition expenses, net	185	166	182
Other expenses	118	102	89
Total costs and expenses	1,132	1,021	945
Earnings before income taxes	367	319	352
Provision for income taxes	127	108	120
Net earnings, including noncontrolling interests	240	211	232
Less: Net earnings attributable to noncontrolling interests	4	6	1
Net Earnings Attributable to Shareholder	$236	$205	$231

________________________________________
(*) Consists of the following:
Realized gains before impairments	$42	$35	$46

Losses on securities with impairment	(51)	(51)	(11)
Non-credit portion recognized in other comprehensive income (loss)	—	—	—
Impairment charges recognized in earnings	(51)	(51)	(11)
Total realized gains (losses) on securities	$(9)	$(16)	$35

See notes to consolidated financial statements.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(In Millions)

	Year ended December 31,
	2016	2015	2014
Net earnings, including noncontrolling interests	$240	$211	$232
Other comprehensive income (loss), net of tax:
Net unrealized gains (losses) on securities:
Unrealized holding gains (losses) on securities arising during the period	76	(286)	185
Reclassification adjustment for realized (gains) losses included in net earnings	6	8	(23)
Total net unrealized gains (losses) on securities	82	(278)	162
Net unrealized gains (losses) on cash flow hedges	(8)	1	—
Other comprehensive income (loss), net of tax	74	(277)	162
Total comprehensive income (loss), net of tax	314	(66)	394
Less: Comprehensive income attributable to noncontrolling interests	4	6	1
Comprehensive income (loss) attributable to shareholder	$310	$(72)	$393

See notes to consolidated financial statements.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
(Dollars in Millions)

		Shareholder’s Equity
	Common Shares	Common Stock and Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total	Noncontrolling Interests	Total Equity
Balance at December 31, 2013	201,000	$859	$1,080	$307	$2,246	$40	$2,286
Net earnings	—	—	231	—	231	1	232
Other comprehensive income	—	—	—	162	162	—	162
Capital contributions from parent	—	10	—	—	10	—	10
Dividends	—	—	(200)	—	(200)	—	(200)
Other	—	1	—	—	1	1	2
Balance at December 31, 2014	201,000	$870	$1,111	$469	$2,450	$42	$2,492

Net earnings	—	—	205	—	205	6	211
Other comprehensive loss	—	—	—	(277)	(277)	—	(277)
Capital contributions from parent	—	24	—	—	24	—	24
Dividends	—	—	(110)	—	(110)	—	(110)
Other	—	1	—	—	1	7	8
Balance at December 31, 2015	201,000	$895	$1,206	$192	$2,293	$55	$2,348

Net earnings	—	—	236	—	236	4	240
Other comprehensive income	—	—	—	74	74	—	74
Capital contributions from parent	—	45	—	—	45	—	45
Dividends	—	—	(140)	—	(140)	—	(140)
Other	—	1	—	—	1	(1)	—
Balance at December 31, 2016	201,000	$941	$1,302	$266	$2,509	$58	$2,567
See notes to consolidated financial statements.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(In Millions)

	Year ended December 31,
	2016	2015	2014
Operating Activities:
Net earnings, including noncontrolling interests	$240	$211	$232
Adjustments:
Depreciation and amortization	(75)	(67)	(85)
Annuity benefits	800	724	641
Realized (gains) losses on investing activities	9	16	(35)
Net (purchases) sales of trading securities	(2)	7	1
Deferred annuity and life policy acquisition costs	(229)	(224)	(198)
Amortization of insurance acquisition costs	152	139	161
Change in:
Reinsurance recoverable	12	13	6
Accrued investment income	(20)	(30)	(17)
Funds held as collateral	(169)	74	—
Other assets	(57)	1	(9)
Life, accident and health reserves	(14)	15	(12)
Liability for funds held as collateral	169	(74)	—
Other liabilities	(83)	48	(113)
Other operating activities, net	(34)	2	(2)
Net cash provided by operating activities	699	855	570

Investing Activities:
Purchases of:
Fixed maturities	(6,186)	(5,450)	(4,419)
Equity securities	(72)	(266)	(136)
Mortgage loans	(213)	(197)	(323)
Other investments	(320)	(272)	(189)
Real estate, property and equipment	(16)	(48)	(12)
Equity options — fixed-indexed annuities	(358)	(301)	(221)
Proceeds from:
Maturities and redemptions of fixed maturities	3,259	2,194	2,014
Repayments of mortgage loans	203	209	98
Sales of fixed maturities	528	281	103
Sales of equity securities	96	106	45
Sales of other investments	171	146	145
Sales of real estate, property and equipment	14	26	5
Exercise of equity options — fixed-indexed annuities	248	326	352
Other investing activities, net	(41)	9	9
Net cash used in investing activities	(2,687)	(3,237)	(2,529)

Financing Activities:
Annuity receipts	4,435	4,139	3,692
Annuity surrenders, benefits and withdrawals	(2,275)	(2,002)	(1,747)
Net transfers from variable annuity assets	42	43	43
Advances from Federal Home Loan Bank	150	345	—
Capital contributions from parent	15	—	—
Cash dividends paid	(140)	(110)	(200)
Other financing activities, net	(2)	7	1
Net cash provided by financing activities	2,225	2,422	1,789
Net Change in Cash and Cash Equivalents	237	40	(170)
Cash and cash equivalents at beginning of period	262	222	392
Cash and cash equivalents at end of period	$499	$262	$222
See notes to consolidated financial statements.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.     Accounting Policies

Basis of Presentation   The consolidated financial statements include the accounts of Great American Life Insurance Company and its subsidiaries (“GALIC” or the “Company”). GALIC is a direct wholly-owned subsidiary of Great American Financial Resources, Inc. (“GAFRI”), a financial services holding company wholly-owned by American Financial Group, Inc. (“AFG”).

Certain reclassifications have been made to prior years to conform to the current year’s presentation. All significant intercompany balances and transactions have been eliminated. The results of operations of companies since their formation or acquisition are included in the consolidated financial statements. The financial statements also include costs paid on behalf of GALIC by GAFRI. These costs are recorded as expense in the period incurred and shown as an increase in capital surplus. Events or transactions occurring subsequent to the audited consolidated financial statements as of and for the year ended December 31, 2016, and prior to April 17, 2017, have been evaluated for potential recognition or disclosure herein.

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Changes in circumstances could cause actual results to differ materially from those estimates.

Fair Value Measurements   Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. The standards establish a hierarchy of valuation techniques based on whether the assumptions that market participants would use in pricing the asset or liability (“inputs”) are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect GALIC’s assumptions about the assumptions market participants would use in pricing the asset or liability. GALIC did not have any significant nonrecurring fair value measurements of nonfinancial assets and liabilities in 2016 or 2015.

Investments   Fixed maturity and equity securities classified as “available for sale” are reported at fair value with unrealized gains and losses included in accumulated other comprehensive income (“AOCI”) in GALIC’s Balance Sheet. Fixed maturity securities classified as “trading” are reported at fair value with changes in unrealized holding gains or losses during the period included in net investment income. Mortgage and policy loans are carried primarily at the aggregate unpaid balance.

In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-01, which, among other things, will require all equity securities currently classified as “available for sale” to be reported at fair value, with holding gains and losses recognized in net income, instead of AOCI. GALIC will be required to adopt this guidance effective January 1, 2018.

Premiums and discounts on fixed maturity securities are amortized using the interest method. Mortgage-backed securities (“MBS”) are amortized over a period based on estimated future principal payments, including prepayments. Prepayment assumptions are reviewed periodically and adjusted to reflect actual prepayments and changes in expectations.

Gains or losses on securities are determined on the specific identification basis. When a decline in the value of a specific investment is considered to be other-than-temporary at the balance sheet date, a provision for impairment is charged to earnings (included in realized gains (losses) on securities) and the cost basis of that investment is reduced. If management can assert that it does not intend to sell an impaired fixed maturity security and it is not more likely than not that it will have to sell the security before recovery of its amortized cost basis, then the other-than-temporary impairment is separated into two components: (i) the amount related to credit losses (recorded in earnings) and (ii) the amount related to all other factors (recorded in other comprehensive income). The credit-related portion of an other-than-temporary impairment is measured by comparing a

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

security’s amortized cost to the present value of its current expected cash flows discounted at its effective yield prior to the impairment charge. Both components are shown in the Statement of Earnings. If management intends to sell an impaired security, or it is more likely than not that it will be required to sell the security before recovery, an impairment charge to earnings is recorded to reduce the amortized cost of that security to fair value.

Derivatives   Derivatives included in GALIC’s Balance Sheet are recorded at fair value. Changes in fair value of derivatives are included in earnings, unless the derivatives are designated and qualify as highly effective cash flow hedges. Derivatives that do not qualify for hedge accounting under GAAP consist primarily of (i) components of certain fixed maturity securities (primarily interest-only MBS) and (ii) the equity-based component of certain annuity products (included in annuity benefits accumulated) and related equity index call options designed to be consistent with the characteristics of the liabilities and used to mitigate the risk embedded in those annuity products.

To qualify for hedge accounting, at the inception of a derivative contract, GALIC formally documents the relationship between the terms of the hedge and the hedged items and its risk management objective. This documentation includes defining how hedge effectiveness and ineffectiveness will be measured on a retrospective and prospective basis.

Changes in the fair value of derivatives that are designated and qualify as highly effective cash flow hedges are recorded in AOCI and are reclassified into earnings when the variability of the cash flows from the hedged items impacts earnings. Any hedge ineffectiveness is immediately recorded in current period earnings. When the change in the fair value of a qualifying cash flow hedge is included in earnings, it is included in the same line item in the Statement of Earnings as the cash flows from the hedged item. GALIC uses interest rate swaps that are designated and qualify as highly effective cash flow hedges to mitigate interest rate risk related to certain floating-rate securities included in GALIC’s portfolio of fixed maturity securities.

Funds Held as Collateral   GALIC receives collateral from its counterparties to support its purchased equity index call option assets. The fair value of this collateral is recorded as an asset and the offsetting obligation to return the collateral is recorded as a liability.

Reinsurance   Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. A GALIC subsidiary cedes life insurance policies to a third party on a funds withheld basis whereby the subsidiary retains the assets (securities) associated with the reinsurance contract. Interest is credited to the reinsurer based on the actual investment performance of the retained assets. This reinsurance contract is considered to contain an embedded derivative (that must be adjusted to fair value) because the yield on the payable is based on a specific block of the ceding company’s assets, rather than the overall creditworthiness of the ceding company. GALIC determined that changes in the fair value of the underlying portfolio of fixed maturity securities is an appropriate measure of the value of the embedded derivative. The securities related to this contract are classified as “trading.” The adjustment to fair value on the embedded derivative offsets the investment income recorded on the adjustment to fair value of the related trading portfolio.

Deferred Policy Acquisition Costs (“DPAC”)   Policy acquisition costs (principally commissions, premium taxes and certain underwriting and policy issuance costs) directly related to the successful acquisition or renewal of an insurance contract are deferred. DPAC also includes capitalized costs associated with sales inducements offered to fixed annuity policyholders such as enhanced interest rates and premium and persistency bonuses.

DPAC related to annuities is deferred to the extent deemed recoverable and amortized, with interest, in relation to the present value of actual and expected gross profits on the policies. Expected gross profits consist principally of estimated future investment margin (estimated future net investment income less interest credited on policyholder funds) and surrender, mortality, and other life and annuity policy charges, less death, annuitization and guaranteed withdrawal benefits in excess of account balances and estimated future policy administration expenses. To the extent that realized gains and losses result in adjustments to the amortization of DPAC related to annuities, such adjustments are reflected as components of realized gains (losses) on securities.

DPAC related to traditional life and health insurance is amortized over the expected premium paying period of the related policies, in proportion to the ratio of annual premium revenues to total anticipated premium revenues. See “Life, Accident and Health Reserves” below for details on the impact of loss recognition on the accounting for traditional life and health insurance contracts.

DPAC includes the present value of future profits on business in force of annuity and life, accident and health insurance companies acquired (“PVFP”). PVFP represents the portion of the costs to acquire companies that is allocated to the value of

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

the right to receive future cash flows from insurance contracts existing at the date of acquisition. PVFP is amortized with interest in relation to expected gross profits of the acquired policies for annuities and universal life products and in relation to the premium paying period for traditional life and health insurance products.

DPAC and certain other balance sheet amounts related to annuity and life businesses are also adjusted, net of tax, for the change in expense that would have been recorded if the unrealized gains (losses) from securities had actually been realized. These adjustments are included in unrealized gains (losses) on marketable securities, a component of AOCI in GALIC’s Balance Sheet.

Annuity Benefits Accumulated   Annuity receipts and benefit payments are recorded as increases or decreases in annuity benefits accumulated rather than as revenue and expense. Increases in this liability for interest credited are charged to annuity benefits expense and decreases for policy charges are recorded as annuity policy charges revenue.

For certain products, annuity benefits accumulated also includes reserves for accrued persistency and premium bonuses, guaranteed withdrawals and excess benefits expected to be paid on future deaths and annuitizations (“EDAR”). The liabilities for EDAR and guaranteed withdrawals are accrued for and modified using assumptions consistent with those used in determining DPAC and DPAC amortization, except that amounts are determined in relation to the present value of total expected assessments. Total expected assessments consist principally of estimated future investment margin, surrender, mortality, and other life and annuity policy charges, and unearned revenues once they are recognized as income.

Reserves for traditional fixed annuities are generally recorded at the stated account value. Reserves for indexed annuities are recorded at a value reflecting the fixed guarantees in the product plus the fair value of equity participation in the contract.

Annuity benefits accumulated also includes amounts advanced from the Federal Home Loan Bank of Cincinnati.

Unearned Revenue   Certain upfront policy charges on annuities are deferred as unearned revenue (included in other liabilities) and recognized in net earnings (included in policy charges and other income) using the same assumptions and estimated gross profits used to amortize DPAC.

Life, Accident and Health Reserves   Liabilities for future policy benefits under traditional life, accident and health policies are computed using the net level premium method. Computations are based on the original projections of investment yields, mortality, morbidity and surrenders and include provisions for unfavorable deviations unless a loss recognition event (premium deficiency) occurs. Claim reserves and liabilities established for accident and health claims are modified as necessary to reflect actual experience and developing trends.

For long-duration contracts (such as traditional life policies), loss recognition occurs when, based on current expectations as of the measurement date, existing contract liabilities plus the present value of future premiums (including reasonably expected rate increases) are not expected to cover the present value of future claims payments and related settlement and maintenance costs (excluding overhead) as well as unamortized acquisition costs. If a block of business is determined to be in loss recognition, a charge is recorded in earnings in an amount equal to the excess of the present value of expected future claims costs and unamortized acquisition costs over existing reserves plus the present value of expected future premiums (with no provision for adverse deviation). The charge is recorded first to reduce unamortized acquisition costs and then as an additional reserve (if unamortized acquisition costs have been reduced to zero).

In addition, reserves for traditional life policies are subject to adjustment for loss recognition charges that would have been recorded if the unrealized gains from securities had actually been realized. This adjustment is included in unrealized gains (losses) on marketable securities, a component of AOCI in GALIC’s Balance Sheet.

Variable Annuity Assets and Liabilities   Separate accounts related to variable annuities represent the fair value of deposits invested in underlying investment funds on which GALIC earns a fee. Investment funds are selected and may be changed only by the policyholder, who retains all investment risk.

GALIC’s variable annuity contracts contain a guaranteed minimum death benefit (“GMDB”) to be paid if the policyholder dies before the annuity payout period commences. In periods of declining equity markets, the GMDB may exceed the value of the policyholder’s account. A GMDB liability is established for future excess death benefits using assumptions together with a range of reasonably possible scenarios for investment fund performance that are consistent with DPAC capitalization and amortization assumptions.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Premium Recognition   For traditional life, accident and health products, premiums are recognized as revenue when legally collectible from policyholders. For interest-sensitive life and universal life products, premiums are recorded in a policyholder account, which is reflected as a liability. Revenue is recognized as amounts are assessed against the policyholder account for mortality coverage and contract expenses.

Noncontrolling Interests   For balance sheet purposes, noncontrolling interests represents the interests of shareholders other than GALIC in consolidated entities. In the Statement of Earnings, net earnings and losses attributable to noncontrolling interests represents such shareholders’ interest in the earnings and losses of those entities.

Income Taxes   GALIC and its subsidiaries have an intercompany tax allocation agreement with AFG. Pursuant to the agreement, each company’s tax expense is determined based upon its inclusion in the consolidated tax return of AFG and its includable subsidiaries. Estimated payments are made quarterly during the year. Following year-end, additional settlements are made on the original due date of the return and, when extended, at the time the return is filed. The method of allocation among the companies under the agreement is based upon separate return calculations with current credit for losses to the extent the losses provide a benefit in the consolidated return.

Deferred income taxes are calculated using the liability method. Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases and are measured using enacted tax rates. A valuation allowance is established to reduce total deferred tax assets to an amount that will more likely than not be realized.

GALIC recognizes the tax benefits of uncertain tax positions only when the position is more likely than not to be sustained under examination by the appropriate taxing authority. Interest and penalties on GALIC’s reserve for uncertain tax positions are recognized as a component of tax expense.

Benefit Plans   GALIC provides retirement benefits to qualified employees of participating companies through the AFG 401(k) Retirement and Savings Plan, a defined contribution plan. AFG and its subsidiaries make all contributions to the retirement fund portion of the plan and match a percentage of employee contributions to the savings fund. Company contributions are expensed in the year for which they are declared.

Statement of Cash Flows   For cash flow purposes, “investing activities” are defined as making and collecting loans and acquiring and disposing of debt or equity instruments and property and equipment. “Financing activities” include obtaining resources from owners and providing them with a return on their investments, borrowing money and repaying amounts borrowed. Annuity receipts, surrenders, benefits and withdrawals are also reflected as financing activities. All other activities are considered “operating.” Short-term investments having original maturities of three months or less when purchased are considered to be cash equivalents for purposes of the financial statements.

Effective October 1, 2016, GALIC early adopted (on a retrospective basis) ASU 2016-15, which addresses the diversity in practice in how certain cash receipts and cash payments are presented in the statement of cash flows. Among other things, this guidance requires proceeds received from the settlement of corporate-owned life insurance policies to be classified as cash inflows from investing activities and allows premiums paid for policies to be reported as cash outflows either from investing activities or operating activities. GALIC has elected to show all corporate-owned life insurance activity in investing activities. Prior to adoption of this guidance, GALIC accounted for these transactions as operating activities. In addition, ASU 2016-15 clarifies when distributions received from investees accounted under the equity method should be accounted for as a cash inflow from operating activities or as a cash inflow from investing activities. GALIC had previously accounted for all distributions from investments accounted for under the equity method as investing activities. The new guidance solely related to the presentation of certain transactions in the statement of cash flows. Accordingly, adoption of this guidance did not impact GALIC’s results of operations or financial position.

Revenue Recognition Guidance Effective in 2018 In May 2014, the FASB issued ASU 2014-09, which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenue is recognized when (or as) the entity satisfies a performance obligation under the contract. The new guidance also updates the accounting for certain costs associated with obtaining and fulfilling contracts with customers and requires disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Revenue recognition for insurance contracts and financial instruments, which are GALIC’s primary sources of revenue, is excluded from the scope of the new guidance. GALIC will adopt the new guidance effective January 1, 2018. Because the new guidance does not apply to the vast majority of GALIC’s business, management does not expect the adoption of this guidance to have a material impact on GALIC’s results of

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

operations or financial position. Based on implementation efforts to date, management believes that the new standard will apply to less than 3% of GALIC’s consolidated revenues.

B.    Segments of Operations

GALIC manages its business as two segments: (i) Annuity and (ii) Run-off life. GALIC’s annuity business markets traditional fixed and fixed-indexed annuities in the retail, financial institutions and education markets. GALIC’s reportable segments and their components were determined based primarily upon similar economic characteristics, products and services.

The following tables (in millions) show GALIC’s assets, revenues and earnings before income taxes by segment.

	December 31,
	2016	2015	2014
Assets
Annuity	$33,607	$30,055	$27,218
Run-off life	755	773	794
Total assets	$34,362	$30,828	$28,012

	2016	2015	2014
Revenues
Annuity:
Net investment income	$1,355	$1,211	$1,120
Other income	104	100	94
Total annuity	1,459	1,311	1,214
Run-off life	49	45	48
Total revenues before realized gains (losses)	1,508	1,356	1,262
Realized gains (losses) on securities	(9)	(16)	35
Total revenues	$1,499	$1,340	$1,297

Earnings Before Income Taxes
Annuity	$371	$333	$318
Run-off life	5	2	(1)
Total earnings before realized gains (losses) and income taxes	376	335	317
Realized gains (losses) on securities	(9)	(16)	35
Total earnings before income taxes	$367	$319	$352
C.    Fair Value Measurements

Accounting standards for measuring fair value are based on inputs used in estimating fair value. The three levels of the hierarchy are as follows:

Level 1 — Quoted prices for identical assets or liabilities in active markets (markets in which transactions occur with sufficient frequency and volume to provide pricing information on an ongoing basis). GALIC’s Level 1 financial instruments consist primarily of publicly traded equity securities and highly liquid government bonds for which quoted market prices in active markets are available.

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar assets or liabilities in inactive markets (markets in which there are few transactions, the prices are not current, price quotations vary substantially over time or among market makers, or in which little information is released publicly); and valuations based on other significant inputs that are observable in active markets. GALIC’s Level 2 financial instruments include separate account assets, corporate and municipal fixed maturity securities, mortgage-backed securities (“MBS”), non-affiliated common stocks and equity index call options priced using observable inputs. Level 2 inputs include benchmark yields, reported trades, corroborated broker/dealer quotes, issuer spreads and benchmark securities. When non-binding broker quotes can be corroborated by comparison to similar securities priced using observable inputs, they are classified as Level 2.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Level 3 — Valuations derived from market valuation techniques generally consistent with those used to estimate the fair values of Level 2 financial instruments in which one or more significant inputs are unobservable or when the market for a security exhibits significantly less liquidity relative to markets supporting Level 2 fair value measurements. The unobservable inputs may include management’s own assumptions about the assumptions market participants would use based on the best information available in the circumstances. GALIC’s Level 3 is comprised of financial instruments whose fair value is estimated based on non-binding broker quotes or internally developed using significant inputs not based on, or corroborated by, observable market information.

GALIC’s management is responsible for the valuation process and uses data from outside sources (including nationally recognized pricing services and broker/dealers) in establishing fair value. The Company's internal investment professionals are a group of approximately 25 analysts whose primary responsibility is to manage AFG’s investment portfolio. These professionals monitor individual investments as well as overall industries and are active in the financial markets on a daily basis. The group is led by AFG’s chief investment officer, who reports directly to one of AFG’s Co-CEOs. Valuation techniques utilized by pricing services and prices obtained from external sources are reviewed by AFG’s internal investment professionals who are familiar with the securities being priced and the markets in which they trade to ensure the fair value determination is representative of an exit price. To validate the appropriateness of the prices obtained, these investment managers consider widely published indices (as benchmarks), recent trades, changes in interest rates, general economic conditions and the credit quality of the specific issuers. In addition, the Company communicates directly with the pricing services regarding the methods and assumptions used in pricing, including verifying, on a test basis, the inputs used by the service to value specific securities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Assets and liabilities measured and carried at fair value in the financial statements are summarized below (in millions):

	Level 1	Level 2	Level 3	Total
December 31, 2016
Assets:
Available for sale (“AFS”) fixed maturities:
U.S. Government and government agencies	$10	$32	$8	$50
States, municipalities and political subdivisions	—	4,101	75	4,176
Foreign government	—	13	—	13
Residential MBS	—	2,449	148	2,597
Commercial MBS	—	1,324	25	1,349
Asset-backed securities (“ABS”)	—	4,160	359	4,519
Corporate and other	15	14,649	652	15,316
Total AFS fixed maturities	25	26,728	1,267	28,020
Trading fixed maturities	—	117	—	117
Equity securities	360	25	110	495
Variable annuity assets (separate accounts) (*)	—	600	—	600
Equity options — fixed-indexed annuities	—	492	—	492
Other assets — derivatives	—	1	—	1
Total assets accounted for at fair value	$385	$27,963	$1,377	$29,725
Liabilities:
Derivatives in annuity benefits accumulated	$—	$—	$1,759	$1,759
Other liabilities — derivatives	—	30	—	30
Total liabilities accounted for at fair value	$—	$30	$1,759	$1,789

December 31, 2015
Assets:
Available for sale fixed maturities:
U.S. Government and government agencies	$10	$35	$15	$60
States, municipalities and political subdivisions	—	3,934	32	3,966
Foreign government	—	13	—	13
Residential MBS	—	2,400	184	2,584
Commercial MBS	—	1,938	36	1,974
Asset-backed securities	—	3,159	333	3,492
Corporate and other	16	12,801	580	13,397
Total AFS fixed maturities	26	24,280	1,180	25,486
Trading fixed maturities	—	114	—	114
Equity securities	372	31	83	486
Variable annuity assets (separate accounts) (*)	—	608	—	608
Equity options — fixed-indexed annuities	—	241	—	241
Other assets — derivatives	—	2	—	2
Total assets accounted for at fair value	$398	$25,276	$1,263	$26,937
Liabilities:
Derivatives in annuity benefits accumulated	$—	$—	$1,369	$1,369
Other liabilities — derivatives	—	8	—	8
Total liabilities accounted for at fair value	$—	$8	$1,369	$1,377
 (*)   Variable annuity liabilities equal the fair value of variable annuity assets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

The transfers between Level 1 and Level 2 for the years ended December 31, 2016, 2015 and 2014 are reflected in the table below at fair value as of the end of the reporting period (dollars in millions):

	Level 2 To Level 1 Transfers						Level 1 To Level 2 Transfers
	# of Transfers			Fair Value			# of Transfers			Fair Value
	2016	2015	2014	2016	2015	2014	2016	2015	2014	2016	2015	2014
Perpetual preferred stocks	—	—	1	$—	$—	$4	1	—	3	$1	$—	$14
Common stocks	2	1	—	—	—	—	2	1	1	—	—	—

Transfers between Level 1 and Level 2 for all periods presented were a result of increases or decreases in observable trade activity.

Approximately 5% of the total assets carried at fair value on December 31, 2016 were Level 3 assets. Approximately 80% ($1.10 billion) of the Level 3 assets were priced using non-binding broker quotes, for which there is a lack of transparency as to the inputs used to determine fair value. Details as to the quantitative inputs are neither provided by the brokers nor otherwise reasonably obtainable by GALIC. Since internally developed Level 3 asset fair values represent approximately 1% of the total assets measured at fair value, any justifiable changes in unobservable inputs used to determine internally developed fair values would not have a material impact on GALIC’s financial position.

The only significant Level 3 assets or liabilities carried at fair value in the financial statements that were not measured using broker quotes are the derivatives embedded in GALIC’s fixed-indexed annuity liabilities, which are measured using a discounted cash flow approach and had a fair value of $1.76 billion at December 31, 2016. The following table presents information about the unobservable inputs used by management in determining fair value of these embedded derivatives at December 31, 2016. See Note F — “Derivatives.”

Unobservable Input	Range
Adjustment for credit risk	0.4% – 2.9% over the risk free rate
Risk margin for uncertainty in cash flows	0.68% reduction in the discount rate
Surrenders	3% – 21% of indexed account value
Partial surrenders	2% – 10% of indexed account value
Annuitizations	0.1% – 1% of indexed account value
Deaths	1.5% – 8.0% of indexed account value
Budgeted option costs	2.4% – 3.6% of indexed account value

The range of adjustments for credit risk reflects credit spread variations across the yield curve. The range of projected surrender rates reflects the specific surrender charges and other features of GALIC’s individual fixed-indexed annuity products with an expected range of 6% to 10% in the majority of future calendar years (3% to 21% over all periods). Increasing the budgeted option cost or risk margin for uncertainty in cash flows assumptions in the table above would increase the fair value of the fixed-indexed annuity embedded derivatives, while increasing any of the other unobservable inputs in the table above would decrease the fair value of the embedded derivatives.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Changes in balances of Level 3 financial assets and liabilities carried at fair value during 2016, 2015 and 2014 are presented below (in millions). The transfers into and out of Level 3 were due to changes in the availability of market observable inputs. All transfers are reflected in the table at fair value as of the end of the reporting period.

		Total realized/unrealized gains (losses) included in
	Balance at December 31, 2015	Net income	Other comprehensive income (loss)	Purchases and issuances	Sales and settlements	Transfer into Level 3	Transfer out of Level 3	Balance at December 31, 2016
AFS fixed maturities:
U.S. government agency	$15	$(7)	$—	$—	$—	$—	$—	$8
State and municipal	32	—	(3)	47	(1)	—	—	75
Residential MBS	184	(3)	(2)	6	(26)	29	(40)	148
Commercial MBS	36	(1)	—	—	(6)	—	(4)	25
Asset-backed securities	333	(1)	1	30	(20)	49	(33)	359
Corporate and other	580	(1)	(9)	134	(58)	22	(16)	652
Total AFS fixed maturities	1,180	(13)	(13)	217	(111)	100	(93)	1,267
Equity securities	83	(6)	23	28	(15)	9	(12)	110
Total Level 3 assets	$1,263	$(19)	$10	$245	$(126)	$109	$(105)	$1,377

Embedded derivatives (*)	$(1,369)	$(211)	$—	$(277)	$98	$—	$—	$(1,759)
Total Level 3 liabilities	$(1,369)	$(211)	$—	$(277)	$98	$—	$—	$(1,759)

(*)	Total realized/unrealized gains (losses) included in net income for the embedded derivatives reflects losses related to the unlocking of actuarial assumptions of $17 million in 2016.

		Total realized/unrealized gains (losses) included in
	Balance at December 31, 2014	Net income	Other comprehensive income (loss)	Purchases and issuances	Sales and settlements	Transfer into Level 3	Transfer out of Level 3	Balance at December 31, 2015
AFS fixed maturities:
U.S. government agency	$15	$—	$—	$—	$—	$—	$—	$15
State and municipal	24	—	—	9	(1)	—	—	32
Residential MBS	235	(2)	(2)	—	(32)	48	(63)	184
Commercial MBS	37	(1)	(1)	—	(2)	4	(1)	36
Asset-backed securities	175	1	(5)	184	(40)	28	(10)	333
Corporate and other	484	(4)	(9)	147	(47)	9	—	580
Total AFS fixed maturities	970	(6)	(17)	340	(122)	89	(74)	1,180
Equity securities	47	(3)	(6)	51	—	—	(6)	83
Total Level 3 assets	$1,017	$(9)	$(23)	$391	$(122)	$89	$(80)	$1,263

Embedded derivatives (*)	$(1,160)	$(17)	$—	$(257)	$65	$—	$—	$(1,369)
Total Level 3 liabilities	$(1,160)	$(17)	$—	$(257)	$65	$—	$—	$(1,369)

(*)	Total realized/unrealized gains (losses) included in net income for the embedded derivatives reflects losses related to the unlocking of actuarial assumptions of $28 million in 2015.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

		Total realized/unrealized gains (losses) included in
	Balance at December 31, 2013	Net income	Other comprehensive income (loss)	Purchases and issuances	Sales and settlements	Transfer into Level 3	Transfer out of Level 3	Balance at December 31, 2014
AFS fixed maturities:
U.S. government agency	$15	$—	$—	$—	$—	$—	$—	$15
State and municipal	20	—	1	—	—	3	—	24
Residential MBS	267	4	3	10	(27)	62	(84)	235
Commercial MBS	24	(1)	—	—	—	14	—	37
Asset-backed securities	62	2	(2)	88	(17)	65	(23)	175
Corporate and other	292	3	13	88	(60)	151	(3)	484
Total AFS fixed maturities	680	8	15	186	(104)	295	(110)	970
Equity securities	8	1	1	31	—	12	(6)	47
Total Level 3 assets	$688	$9	$16	$217	$(104)	$307	$(116)	$1,017

Embedded derivatives (*)	$(804)	$(182)	$—	$(221)	$47	$—	$—	$(1,160)
Total Level 3 liabilities	$(804)	$(182)	$—	$(221)	$47	$—	$—	$(1,160)

(*)	Total realized/unrealized gains (losses) included in net income for the embedded derivatives reflects gains related to the unlocking of actuarial assumptions of $58 million in 2014.

Fair Value of Financial Instruments   The carrying value and fair value of financial instruments that are not carried at fair value in the financial statements are summarized below (in millions):

	Carrying	Fair Value
	Value	Total	Level 1	Level 2	Level 3
December 31, 2016
Financial assets:
Cash and cash equivalents	$499	$499	$499	$—	$—
Mortgage loans	890	887	—	—	887
Policy loans	192	192	—	—	192
Total financial assets not accounted for at fair value	$1,581	$1,578	$499	$—	$1,079
Financial liabilities:
Annuity benefits accumulated (*)	$29,703	$28,932	$—	$—	$28,932
Total financial liabilities not accounted for at fair value	$29,703	$28,932	$—	$—	$28,932

December 31, 2015
Financial assets:
Cash and cash equivalents	$262	$262	$262	$—	$—
Mortgage loans	880	883	—	—	883
Policy loans	201	201	—	—	201
Total financial assets not accounted for at fair value	$1,343	$1,346	$262	$—	$1,084
Financial liabilities:
Annuity benefits accumulated (*)	$26,422	$25,488	$—	$—	$25,488
Total financial liabilities not accounted for at fair value	$26,422	$25,488	$—	$—	$25,488

(*)	Excludes $204 million and $200 million of life contingent annuities in the payout phase at December 31, 2016 and 2015, respectively.

The carrying amount of cash and cash equivalents approximates fair value. Fair values for mortgage loans are estimated by discounting the future contractual cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. The fair value of policy loans is estimated to approximate carrying value; policy loans have no defined maturity dates and are inseparable from insurance contracts. The fair value of annuity benefits was estimated based on expected cash flows discounted using forward interest rates adjusted for the Company’s credit risk and includes the impact of maintenance expenses and capital costs.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

D.    Balance Sheet Impact of Net Unrealized Gains on Securities

In addition to adjusting equity securities and fixed maturity securities classified as “available for sale” to fair value, GAAP requires that deferred policy acquisition costs and certain other balance sheet amounts related to annuity and life businesses be adjusted to the extent that unrealized gains and losses from securities would result in adjustments to those balances had the unrealized gains or losses actually been realized. The following table shows (in millions) the components of the net unrealized gains (losses) on securities that is included in AOCI in GALIC’s Balance Sheet.

	Asset (Liability) before Net Unrealized	Impact of Net Unrealized Gains on Securities	Carrying Value of Asset (Liability)
December 31, 2016
Fixed maturities	$27,310	$710	$28,020
Equity securities	447	48	495
Deferred policy acquisition costs	1,270	(273)	997
Annuity benefits accumulated	(29,829)	(78)	(29,907)
Unearned revenue (included in other liabilities)	(36)	13	(23)
Net unrealized gain, pretax		420
Deferred tax on unrealized gain		(147)
Net unrealized gain, after tax (included in AOCI)		$273

December 31, 2015
Fixed maturities	$24,903	$583	$25,486
Equity securities	489	(3)	486
Deferred policy acquisition costs	1,187	(233)	954
Annuity benefits accumulated	(26,558)	(64)	(26,622)
Unearned revenue (included in other liabilities)	(42)	11	(31)
Net unrealized gain, pretax		294
Deferred tax on unrealized gain		(103)
Net unrealized gain, after tax (included in AOCI)		$191

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

E.    Investments

Available for sale fixed maturities and equity securities consisted of the following (in millions):

	2016					2015
	Amortized Cost	Gross Unrealized		Net Unrealized	Fair Value	Amortized Cost	Gross Unrealized		Net Unrealized	Fair Value
		Gains	Losses				Gains	Losses
Fixed maturities:
U.S. Government and government agencies	$51	$2	$(3)	$(1)	$50	$61	$2	$(3)	$(1)	$60
States, municipalities and political subdivisions	4,063	155	(42)	113	4,176	3,836	162	(32)	130	3,966
Foreign government	12	1	—	1	13	12	1	—	1	13
Residential MBS	2,388	216	(7)	209	2,597	2,344	246	(6)	240	2,584
Commercial MBS	1,304	46	(1)	45	1,349	1,903	71	—	71	1,974
Asset-backed securities	4,517	37	(35)	2	4,519	3,508	21	(37)	(16)	3,492
Corporate and other	14,975	448	(107)	341	15,316	13,239	401	(243)	158	13,397
Total fixed maturities	$27,310	$905	$(195)	$710	$28,020	$24,903	$904	$(321)	$583	$25,486

Equity securities:
Common stocks	$391	$55	$(9)	$46	$437	$439	$32	$(35)	$(3)	$436
Perpetual preferred stocks	56	3	(1)	2	58	50	—	—	—	50
Total equity securities	$447	$58	$(10)	$48	$495	$489	$32	$(35)	$(3)	$486

The non-credit related portion of other-than-temporary impairment charges is included in other comprehensive income. Cumulative non-credit charges taken for securities still owned at December 31, 2016 and December 31, 2015, respectively, were $149 million and $160 million. Gross unrealized gains on such securities at December 31, 2016 and December 31, 2015 were $101 million and $104 million, respectively. Gross unrealized losses on such securities at December 31, 2016 and December 31, 2015 were $2 million and $5 million, respectively. These amounts represent the non-credit other-than-temporary impairment charges recorded in AOCI adjusted for subsequent changes in fair values and relate to residential MBS.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

The following tables show gross unrealized losses (dollars in millions) on fixed maturities and equity securities by investment category and length of time that individual securities have been in a continuous unrealized loss position at the following balance sheet dates.

	Less Than Twelve Months			Twelve Months or More
	Unrealized Loss	Fair Value	Fair Value as % of Cost	Unrealized Loss	Fair Value	Fair Value as % of Cost
December 31, 2016
Fixed maturities:
U.S. Government and government agencies	$—	$8	100%	$(3)	$7	70%
States, municipalities and political subdivisions	(38)	1,288	97%	(4)	12	75%
Residential MBS	(4)	298	99%	(3)	91	97%
Commercial MBS	(1)	93	99%	—	—	—%
Asset-backed securities	(18)	1,295	99%	(17)	551	97%
Corporate and other	(87)	3,636	98%	(20)	340	94%
Total fixed maturities	$(148)	$6,618	98%	$(47)	$1,001	96%

Equity securities:
Common stocks	$(9)	$91	91%	$—	$3	100%
Perpetual preferred stocks	(1)	32	97%	—	—	—%
Total equity securities	$(10)	$123	92%	$—	$3	100%

December 31, 2015
Fixed maturities:
U.S. Government and government agencies	$—	$4	100%	$(3)	$15	83%
States, municipalities and political subdivisions	(25)	1,031	98%	(7)	103	94%
Residential MBS	(2)	180	99%	(4)	99	96%
Commercial MBS	—	74	100%	—	13	100%
Asset-backed securities	(29)	1,849	98%	(8)	355	98%
Corporate and other	(195)	4,229	96%	(48)	295	86%
Total fixed maturities	$(251)	$7,367	97%	$(70)	$880	93%

Equity securities:
Common stocks	$(35)	$228	87%	$—	$—	—%
Perpetual preferred stocks	—	23	100%	—	5	100%
Total equity securities	$(35)	$251	88%	$—	$5	100%

At December 31, 2016, the gross unrealized losses on fixed maturities of $195 million relate to 892 securities. Investment grade securities (as determined by nationally recognized rating agencies) represented approximately 83% of the gross unrealized loss and 91% of the fair value.

The determination of whether unrealized losses are other-than-temporary requires judgment based on subjective as well as objective factors. Factors considered and resources used by management include:

a)	whether the unrealized loss is credit-driven or a result of changes in market interest rates,

b)	the extent to which fair value is less than cost basis,

c)	cash flow projections received from independent sources,

d)	historical operating, balance sheet and cash flow data contained in issuer SEC filings and news releases,

e)	near-term prospects for improvement in the issuer and/or its industry,

f)	third party research and communications with industry specialists,

g)	financial models and forecasts,

h)	the continuity of dividend payments, maintenance of investment grade ratings and hybrid nature of certain investments,

i)	discussions with issuer management, and

j)	ability and intent to hold the investment for a period of time sufficient to allow for anticipated recovery in fair value.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

GALIC analyzes its MBS securities for other-than-temporary impairment each quarter based upon expected future cash flows. Management estimates expected future cash flows based upon its knowledge of the MBS market, cash flow projections (which reflect loan to collateral values, subordination, vintage and geographic concentration) received from independent sources, implied cash flows inherent in security ratings and analysis of historical payment data. During 2016, GALIC recorded $1 million in other-than-temporary impairment charges related to its residential MBS.

In 2016, GALIC recorded approximately $17 million and $7 million in other-than-temporary impairment charges related to corporate bonds and other fixed maturities, respectively.

GALIC recorded $41 million in other-than-temporary impairment charges on common stocks in 2016. At December 31, 2016, the gross unrealized losses on common stocks of $9 million relate to 20 securities, one of which has been in an unrealized loss position for more than 12 months.

Management believes GALIC will recover its cost basis in the securities with unrealized losses and that GALIC has the ability to hold the securities until they recover in value and had no intent to sell them at December 31, 2016.

A progression of the credit portion of other-than-temporary impairments on fixed maturity securities for which the non-credit portion of an impairment has been recognized in other comprehensive income is shown below (in millions):

	2016	2015	2014

Balance at January 1	$110	$115	$125
Additional credit impairments on:
Previously impaired securities	1	—	—
Securities without prior impairments	—	1	—
Reductions due to sales or redemptions	(7)	(6)	(10)
Balance at December 31	$104	$110	$115

The table below sets forth the scheduled maturities of available for sale fixed maturities as of December 31, 2016 (dollars in millions). Securities with sinking funds are reported at average maturity. Actual maturities may differ from contractual maturities because certain securities may be called or prepaid by the issuers.

	Amortized	Fair Value
	Cost	Amount	%
Maturity
One year or less	$615	$626	2%
After one year through five years	3,952	4,185	15%
After five years through ten years	10,922	11,088	40%
After ten years	3,612	3,656	13%
	19,101	19,555	70%
ABS (average life of approximately 5 years)	4,517	4,519	16%
MBS (average life of approximately 4.5 years)	3,692	3,946	14%
Total	$27,310	$28,020	100%

Certain risks are inherent in fixed maturity securities, including loss upon default, price volatility in reaction to changes in interest rates, and general market factors and risks associated with reinvestment of proceeds due to prepayments or redemptions in a period of declining interest rates.
There were no investments in individual issuers that exceeded 10% of shareholder’s equity at December 31, 2016 or 2015.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

The following table shows (in millions) investment income earned and investment expenses incurred:

	2016	2015	2014
Investment income:
Fixed maturities	$1,248	$1,138	$1,047
Equity securities	24	21	16
Equity in earnings of partnerships and similar investments	22	16	9
Mortgage loans	47	45	42
Policy loans	11	12	12
Real estate and other	34	7	17
Gross investment income	1,386	1,239	1,143
Investment expenses	(10)	(9)	(4)
Net investment income	$1,376	$1,230	$1,139

GALIC’s investment portfolio is managed by a subsidiary of AFG. Investment expenses included investment management fees charged by this subsidiary of $5 million, $6 million and less than $1 million in the years ended December 31, 2016, 2015 and 2014, respectively.

Realized gains (losses) and changes in unrealized appreciation (depreciation) related to fixed maturity and equity security investments are summarized as follows (in millions):

	2016				2015
	Realized gains (losses)				Realized gains (losses)
	Before Impairments	Impairments	Total	Change in Unrealized	Before Impairments	Impairments	Total	Change in Unrealized
Fixed maturities	$32	$(25)	$7	$127	$24	$(28)	$(4)	$(698)
Equity securities	17	(41)	(24)	51	17	(36)	(19)	(49)
Mortgage loans and other investments	—	—	—	—	(1)	(2)	(3)	—
Other (*)	(7)	15	8	(52)	(5)	15	10	320
Total pretax	42	(51)	(9)	126	35	(51)	(16)	(427)
Tax effects	(15)	18	3	(44)	(12)	18	6	149
Net of tax	$27	$(33)	$(6)	$82	$23	$(33)	$(10)	$(278)

	2014
	Realized gains (losses)
	Before Impairments	Impairments	Total	Change in Unrealized
Fixed maturities	$32	$(8)	$24	$465
Equity securities	16	(8)	8	6
Mortgage loans and other investments	—	—	—	—
Other (*)	(2)	5	3	(222)
Total pretax	46	(11)	35	249
Tax effects	(16)	4	(12)	(87)
Net of tax	$30	$(7)	$23	$162

(*)	Primarily adjustments to deferred policy acquisition costs and reserves related to annuities.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Gross realized gains and losses (excluding impairment write-downs and mark-to-market of derivatives) on available for sale fixed maturity and equity security investment transactions included in the statement of cash flows consisted of the following (in millions):

	2016	2015	2014
Fixed maturities:
Gross gains	$45	$31	$29
Gross losses	(6)	(5)	(1)
Equity securities:
Gross gains	19	18	16
Gross losses	(2)	(1)	—

F.    Derivatives

As discussed under “Derivatives” in Note A — “Accounting Policies” to the financial statements, GALIC uses derivatives in certain areas of its operations.

Derivatives That Do Not Qualify for Hedge Accounting   The following derivatives that do not qualify for hedge accounting under GAAP are included in GALIC’s Balance Sheet at fair value (in millions):

		December 31, 2016		December 31, 2015
Derivative	Balance Sheet Line	Asset	Liability	Asset	Liability
MBS with embedded derivatives	Fixed maturities	$82	$—	$100	$—
Public company warrants	Equity securities	4	—	4	—
Fixed-indexed annuities (embedded derivative)	Annuity benefits accumulated	—	1,759	—	1,369
Equity index call options	Equity options — fixed-indexed annuities	492	—	241	—
Reinsurance contracts (embedded derivative)	Other liabilities	—	8	—	7
		$578	$1,767	$345	$1,376

The MBS with embedded derivatives consist primarily of interest-only MBS with interest rates that float inversely with short-term rates. GALIC records the entire change in the fair value of these securities in earnings. These investments are part of GALIC’s overall investment strategy and represent a small component of GALIC’s overall investment portfolio.

Warrants to purchase shares of publicly traded companies, which represent a small component of GALIC’s overall investment portfolio, are considered to be derivatives that are required to be carried at fair value through earnings. GALIC exercised its most significant warrant position in the first quarter of 2015.

GALIC’s fixed-indexed annuities provide policyholders with a crediting rate tied, in part, to the performance of an existing stock market index. GALIC attempts to mitigate the risk in the index-based component of these products through the purchase of call options on the appropriate index. GALIC receives collateral from its counterparties to support its purchased call option assets. This collateral ($380 million at December 31, 2016 and $211 million at December 31, 2015) is shown as funds held as collateral in GALIC’s Balance Sheet with an offsetting liability to return the collateral, which is included in liability for funds held as collateral. GALIC’s strategy is designed so that the change in the fair value of the call option assets will generally offset the economic change in the liabilities from the index participation. Both the index-based component of the annuities and the related call options are considered derivatives. Fluctuations in interest rates and the stock market, among other factors, can cause volatility in the periodic measurement of fair value of the embedded derivative that management believes can be inconsistent with the long-term economics of these products.
As discussed under “Reinsurance” in Note A to the financial statements, certain reinsurance contracts are considered to contain embedded derivatives.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

The following table summarizes the gain (loss) included in GALIC’s Statement of Earnings for changes in the fair value of derivatives that do not qualify for hedge accounting (in millions):

Derivative	Statement of Earnings Line	2016	2015	2014
MBS with embedded derivatives	Realized gains on securities	$(7)	$(5)	$4
Public company warrants	Realized gains on securities	—	—	—
Interest rate swaptions	Realized gains on securities	—	—	(2)
Fixed-indexed annuities (embedded derivative) (*)	Annuity benefits	(211)	(17)	(182)
Equity index call options	Annuity benefits	141	(56)	181
Reinsurance contracts (embedded derivative)	Net investment income	(1)	6	(3)
		$(78)	$(72)	$(2)

(*)
The change in fair value of the embedded derivative includes losses related to unlocking of actuarial assumptions of $17 million in 2016 compared to losses of $28 million in 2015 and gains related to unlocking of actuarial assumptions of $58 million in 2014.

Derivatives Designated and Qualifying as Cash Flow Hedges   As of December 31, 2016, GALIC has entered into seven interest rate swaps that are designated and qualify as highly effective cash flow hedges to mitigate interest rate risk related to certain floating-rate securities included in GALIC’s portfolio of fixed maturity securities. The purpose of each of these swaps is to effectively convert a portion of GALIC’s floating-rate fixed maturity securities to fixed rates by offsetting the variability in cash flows attributable to changes in short-term LIBOR.

Under the terms of the swaps, GALIC receives fixed-rate interest payments in exchange for variable interest payments based on short-term LIBOR. The notional amounts of the interest rate swaps amortize down over each swap’s respective life (the swaps expire between August 2019 and June 2030) in anticipation of the expected decline in GALIC’s portfolio of fixed maturity securities with floating interest rates based on short-term LIBOR. The total outstanding notional amount of GALIC’s interest rate swaps increased to $1.08 billion at December 31, 2016 compared to $604 million at December 31, 2015, reflecting four new swaps with an aggregate notional amount at issuance of $610 million entered into in 2016, partially offset by the scheduled amortization discussed above. The fair value of the effective portion of the interest rate swaps in an asset position and included in other assets was $1 million at December 31, 2016 and $2 million at December 31, 2015. The fair value of the effective portion of interest rate swaps in a liability position and included in other liabilities was $22 million at December 31, 2016 and less than $1 million at December 31, 2015. The net unrealized gain or loss on cash flow hedges is included in AOCI, net of DPAC and deferred taxes. Amounts reclassified from AOCI (before DPAC and taxes) to net investment income were $7 million and $6 million in 2016 and 2015, respectively. There was no ineffectiveness recorded in net earnings during these periods. A collateral receivable supporting these swaps of $60 million at December 31, 2016 and $14 million at December 31, 2015 is included in other assets in GALIC’s Balance Sheet.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

G.    Deferred Policy Acquisition Costs

A progression of deferred policy acquisition costs is presented below (in millions):

	Deferred Costs	Sales Inducements	PVFP	Subtotal	Unrealized (*)	Total
Balance at December 31, 2013	$860	$147	$77	$1,084	$(336)	$748
Additions	198	8	—	206	—	206
Amortization:
Periodic amortization	(128)	(26)	(11)	(165)	—	(165)
Annuity unlocking	(22)	(1)	—	(23)	—	(23)
Included in realized gains	2	1	—	3	—	3
Change in unrealized	—	—	—	—	(189)	(189)
Balance at December 31, 2014	910	129	66	1,105	(525)	580

Additions	224	11	—	235	—	235
Amortization:
Periodic amortization	(159)	(26)	(11)	(196)	—	(196)
Annuity unlocking	31	4	—	35	—	35
Included in realized gains	8	1	—	9	—	9
Change in unrealized	—	—	—	—	291	291
Balance at December 31, 2015	1,014	119	55	1,188	(234)	954

Additions	229	9	—	238	—	238
Amortization:
Periodic amortization	(168)	(24)	(9)	(201)	—	(201)
Annuity unlocking	25	4	—	29	—	29
Included in realized gains	6	2	—	8	—	8
Change in unrealized	—	—	—	—	(31)	(31)
Balance at December 31, 2016	$1,106	$110	$46	$1,262	$(265)	$997

(*)	Unrealized adjustments to DPAC includes net unrealized gains on securities and net unrealized gains/losses on cash flow hedges.

The present value of future profits (“PVFP”) amounts in the table above are net of $134 million and $125 million of accumulated amortization at December 31, 2016 and 2015, respectively. During each of the next five years, the PVFP is expected to decrease at a rate of approximately one-sixth of the balance at the beginning of each respective year.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

H.    Shareholder’s Equity

Capital Contributions from Parent In addition to receiving a $15 million cash capital contribution from GAFRI in 2016, which is presented in the statement of cash flows, GALIC received non-cash capital contributions from GAFRI totaling $30 million in 2016, $24 million in 2015 and $10 million in 2014. The non-cash capital contributions were investments and other similar assets, as well as GAFRI’s payment of certain overhead expenses on behalf of GALIC.

Accumulated Other Comprehensive Income, Net of Tax (“AOCI”)   Comprehensive income is defined as all changes in Shareholder’s Equity except those arising from transactions with shareholders. Comprehensive income includes net earnings and other comprehensive income, which consists primarily of changes in net unrealized gains or losses on available for sale securities.

The progression of the components of accumulated other comprehensive income follows (in millions):

		Other Comprehensive Income (Loss)
	AOCI Beginning Balance	Pretax	Tax	Net of tax	AOCI Ending Balance
Year ended December 31, 2016
Net unrealized gains on securities:
Unrealized holding gains on securities arising during the period		$117	$(41)	$76
Reclassification adjustment for realized (gains) losses included in net earnings (a)		9	(3)	6
Total net unrealized gains on securities (b)	$191	126	(44)	82	$273
Net unrealized gains (losses) on cash flow hedges	1	(12)	4	(8)	(7)
Total	$192	$114	$(40)	$74	$266

Year ended December 31, 2015
Net unrealized gains (losses) on securities:
Unrealized holding losses on securities arising during the period		$(440)	$154	$(286)
Reclassification adjustment for realized (gains) losses included in net earnings (a)		13	(5)	8
Total net unrealized gains (losses) on securities (b)	$469	(427)	149	(278)	$191
Net unrealized gains on cash flow hedges	—	1	—	1	1
Total	$469	$(426)	$149	$(277)	$192

Year ended December 31, 2014
Net unrealized gains on securities:
Unrealized holding gains on securities arising during the period		$284	$(99)	$185
Reclassification adjustment for realized (gains) losses included in net earnings (a)		(35)	12	(23)
Total net unrealized gains on securities (b)	$307	249	(87)	162	$469
Net unrealized gains on cash flow hedges	—	—	—	—	—
Total	$307	$249	$(87)	$162	$469

(a)	The reclassification adjustment out of net unrealized gains on securities affected the following lines in GALIC’s Statement of Earnings:

OCI component	Affected line in the statement of earnings
Pretax	Realized gains on securities
Tax	Provision for income taxes

(b)
Includes net unrealized gains of $34 million at December 31, 2016 compared to net unrealized gains of $33 million and $37 million at December 31, 2015 and 2014, respectively, related to securities for which only the credit portion of an other-than-temporary impairment has been recorded in earnings.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

I.    Income Taxes

The following is a reconciliation of income taxes at the statutory rate of 35% to the provision for income taxes as shown in GALIC’s Statement of Earnings (dollars in millions):

	2016		2015		2014
	Amount	% of EBT	Amount	% of EBT	Amount	% of EBT
Earnings before income taxes (“EBT”)	$367		$319		$352

Income taxes at statutory rate	$128	35%	$112	35%	$123	35%
Effect of permanent items	(1)	—%	(4)	(1%)	(3)	(1%)
Provision for income taxes as shown in the statement of earnings	$127	35%	$108	34%	$120	34%

GALIC’s 2012 — 2016 tax years remain subject to examination by the IRS.

GALIC did not have any earnings or losses subject to tax in a foreign jurisdiction for the years ended December 31, 2016, 2015 and 2014.

The total income tax provision (credit) consists of (in millions):

	2016	2015	2014
Current taxes:
Federal	$185	$133	$170
State	4	2	4
Deferred taxes:
Federal	(62)	(27)	(54)
Provision for income taxes	$127	$108	$120

Deferred income tax assets and liabilities reflect temporary differences between the carrying amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes. The significant components of deferred tax assets and liabilities included in the GALIC’s Balance Sheet at December 31 were as follows (in millions):

	2016			2015
	Excluding Unrealized Gains	Impact of Unrealized Gains	Total	Excluding Unrealized Gains	Impact of Unrealized Gains	Total
Deferred tax assets:
Insurance claims and reserves	$489	$27	$516	$404	$22	$426
Other, net	19	(5)	14	22	(4)	18
Total deferred tax assets	508	22	530	426	18	444
Deferred tax liabilities:
Investment securities	4	(265)	(261)	(6)	(203)	(209)
Deferred policy acquisition costs	(375)	96	(279)	(348)	82	(266)
Total deferred tax liabilities	(371)	(169)	(540)	(354)	(121)	(475)
Net deferred tax assets (liabilities)	$137	$(147)	$(10)	$72	$(103)	$(31)

The likelihood of realizing deferred tax assets is reviewed periodically. There was no valuation allowance against deferred tax assets as of December 31, 2016 and 2015.

In July 2014, AFG finalized a settlement with the IRS related to tax years 2008 and 2009. As a result, GALIC’s uncertain tax positions were effectively settled, allowing GALIC to reduce its liability for uncertain tax positions by $13 million in the third quarter of 2014. Although GALIC paid $9 million under this settlement, the reduction in this liability resulted in offsetting increases to GALIC’s deferred tax liability and did not impact GALIC’s effective tax rate. The following is a progression of GALIC’s uncertain tax positions, excluding interest and penalties, which all relate to the uncertainty as to the timing of tax return inclusion of investment income of certain debt securities (in millions):

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

	2016	2015	2014
Balance at January 1	$—	$—	$13
Reductions for tax positions of prior years	—	—	(4)
Additions for tax positions of current year	—	—	—
Settlements	—	—	(9)
Balance at December 31	$—	$—	$—

GALIC’s provision for income taxes included a benefit of $1 million in 2014.

Cash payments for income taxes, net of refunds, were $236 million, $100 million and $227 million for 2016, 2015 and 2014, respectively.

J.     Contingencies

GALIC and its subsidiaries are involved in litigation from time to time, generally arising in the ordinary course of business. This litigation may include, but is not limited to, general commercial disputes, lawsuits brought by policyholders, employment matters, reinsurance collection matters and actions challenging certain business practices. None of these matters are expected to have a material adverse impact on GALIC’s results of operations or financial condition.

K.     Insurance

Securities owned by GALIC, having a carrying value of approximately $26 million at December 31, 2016, were on deposit as required by regulatory authorities.

FHLB Funding Agreements   GALIC is a member of the Federal Home Loan Bank of Cincinnati (“FHLB”). The FHLB makes advances and provides other banking services to member institutions. Members are required to purchase stock in the FHLB in addition to maintaining collateral deposits that back any funds advanced. GALIC’s $44 million investment in FHLB capital stock at December 31, 2016, is included in other investments at cost. Membership in the FHLB provides the annuity operations with an additional source of liquidity. These advances further the FHLB’s mission of improving access to housing by increasing liquidity in the residential mortgage-backed securities market. In 2016, the FHLB advanced GALIC $150 million, increasing the total amount advanced to $935 million (included in annuity benefits accumulated) at December 31, 2016. In the fourth quarter of 2016, GALIC extended the terms on advances totaling $200 million by four years. Interest rates under the various funding agreements on these advances range from 0.03% to 0.53% over LIBOR (average rate of 1.18% at December 31, 2016). While these advances must be repaid between 2018 and 2021 ($285 million in 2018, $500 million in 2020 and $150 million in 2021), GALIC has the option to prepay all or a portion of the advances. The advances on these agreements are collateralized by mortgage-backed securities, which have a total fair value of $1.08 billion (included in available for sale fixed maturity securities) at December 31, 2016 and which have similar expected lives as the advances. Interest credited on the funding agreements, which is included in annuity benefits, was $8 million in 2016, $3 million in 2015 and $1 million in 2014.

Statutory Information   GALIC and its insurance subsidiaries are required to file financial statements with state insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Net earnings and capital and surplus on a statutory basis for GALIC and its insurance subsidiaries were as follows (in millions):

	Net Earnings			Capital and Surplus
	2016	2015	2014	2016	2015
GALIC consolidated life insurance companies	$167	$399	$384	$1,976	$1,719

The National Association of Insurance Commissioners’ (“NAIC”) model law for risk based capital (“RBC”) applies to life insurance companies. RBC formulas determine the amount of capital that an insurance company needs so that it has an acceptable expectation of not becoming financially impaired. Companies below specific trigger points or ratios are subject to regulatory action. At December 31, 2016 and 2015, the capital ratios of GALIC and its life insurance companies substantially exceeded the RBC requirements. GALIC did not use any prescribed or permitted statutory accounting practices that differed from the NAIC statutory accounting practices at December 31, 2016 or 2015.

GALIC paid dividends to GAFRI totaling $140 million, $110 million and $200 million in 2016, 2015 and 2014, respectively. The maximum amount of dividends that can be paid to shareholders in 2017 by life insurance companies domiciled in the State

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

of Ohio without prior approval of the Insurance Commissioner is the greater of 10% of statutory surplus as regards to policyholders or statutory net income as of the preceding December 31, but only to the extent of statutory earned surplus as of the preceding December 31. The maximum amount of dividends payable in 2017 by GALIC without prior approval is $197 million, based on policyholder surplus. The maximum amount of dividends receivable from GALIC’s subsidiaries in 2017 without prior approval is $27 million.

Reinsurance   GALIC has reinsured approximately $10.22 billion of its $13.49 billion in face amount of life insurance at December 31, 2016 compared to $11.19 billion of its $14.67 billion in face amount of life insurance at December 31, 2015. Life written premiums ceded were $31 million, $34 million and $36 million for 2016, 2015 and 2014, respectively. Reinsurance recoveries on ceded life policies were $44 million, $45 million and $55 million for 2016, 2015 and 2014, respectively. To the extent that any reinsuring companies are unable to meet obligations under agreements covering reinsurance ceded, GALIC would remain liable.

Fixed Annuities   For certain products, the liability for “annuity benefits accumulated” includes reserves for excess benefits expected to be paid on future deaths and annuitizations, guaranteed withdrawal benefits and accrued persistency and premium bonuses. The liabilities included in GALIC’s Balance Sheet for these benefits, excluding the impact of unrealized gains on securities, were as follows at December 31 (in millions):

	2016	2015
Expected death and annuitization	$223	$214
Guaranteed withdrawal benefits	278	203
Accrued persistency and premium bonuses	6	11

Variable Annuities   At December 31, 2016, the aggregate guaranteed minimum death benefit value (assuming every variable annuity policyholder died on that date) on GALIC’s variable annuity policies exceeded the fair value of the underlying variable annuities by $20 million, compared to $27 million at December 31, 2015. Death benefits paid in excess of the variable annuity account balances were less than $1 million in each of the last three years.

L.     Additional Information

Related Parties   Certain administrative, management, accounting, actuarial, data processing, collection and investment services are provided under agreements between GALIC and its parent, GAFRI, based on actual costs incurred. In 2016, 2015 and 2014, GALIC paid GAFRI $32 million, $27 million and $26 million, respectively, for such services.

Operating Leases   Total rental expense for leases of office space was $4 million in 2016, 2015 and 2014. GALIC leases space from AFG. GALIC has no contractual obligations for rent but expects to pay similar amounts in future periods to AFG.

Financial Instruments — Unfunded Commitments   On occasion, GALIC has entered into financial instrument transactions that may present off-balance-sheet risks of both a credit and market risk nature. These transactions include commitments to fund loans, loan guarantees and commitments to purchase and sell securities or loans. At December 31, 2016, GALIC had commitments to fund credit facilities and contribute capital to limited partnerships and limited liability corporations of approximately $251 million.

Benefit Plans   GALIC expensed approximately $2 million in 2016 and $1 million in 2015 and 2014, respectively, related to the retirement and employee savings plans.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
SUPPLEMENTARY INSURANCE INFORMATION
THREE YEARS ENDED DECEMBER 31, 2016
(IN MILLIONS)

Segment	Deferred policy acquisition costs	Reserves for future policy benefits and claims	Net earned premiums	Net investment income	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses
2016
Annuity	$977	$29,907	$—	$1,355	$800	$147	$141
Run-off life	20	691	24	21	29	5	10
Total	$997	$30,598	$24	$1,376	$829	$152	$151

2015
Annuity	$930	$26,622	$—	$1,211	$724	$134	$120
Run-off life	24	705	21	19	29	5	9
Total	$954	$27,327	$21	$1,230	$753	$139	$129

2014
Annuity	$553	$23,492	$—	$1,120	$641	$156	$99
Run-off life	27	690	23	19	33	5	11
Total	$580	$24,182	$23	$1,139	$674	$161	$110

APPENDIX B: INDEX REPLACEMENT EXAMPLE

This example is intended to show how we would calculate Vested Index Gain or Vested Index Loss on any day during a Term if we have replaced the S&P 500® Index during the Term. This example assumes that you allocate your entire $50,000 Purchase Payment to the Moderate Indexed Strategy and that the replacement is made on day 90 of the Term. To simplify the examples, we assumed that you take no withdrawals during the Term.

S&P Index Gain or Index Loss on Replacement Date
S&P 500 Index Value at Term Start	1,000
S&P 500 Index Value on Replacement Date	1,050
S&P 500 Index Gain on Replacement Date	(1,050 - 1,000) / 1,000 = 5%
The 5% S&P 500 Index Gain on the Replacement Date is then used to calculate the modified start of Term value for the new index.

Modified Start of Term Value for New Index
S&P 500 Index Gain on Replacement Date	5%
Replacement Index Value on Replacement Date	1,785
Modified Start of Term Value for New Index	1,785 / (100% + 5%) = 1,700
The modified start of Term value for the new index is then used to calculate the value of the Indexed Strategy on any date after the replacement date, including the value at the Term end.

Value of Indexed Strategy Account at Term End
Investment Base	$50,000
Modified Value of New Index at Term Start	1,700
Current Value of New Index	1,853
Index Gain	(1,853 - 1,700) / 1,700) = 9%
Cap/Floor*	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap/Floor	Gain of 8%
Vesting Factor*	100% for Gain or Loss
Vested Index Gain (Loss)	8% x 100% = 8% Gain
Adjustment for Gain (Loss)	$50,000 x 8% = $4,000
Strategy Value at Term End	$50,000 + $4,000 = $54,000
*If we replace the S&P 500 Index, the applicable Cap and Bailout Cap for the Term, the Floor for the Strategy, and the Vesting Factors will not change

B-1

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution
The following is a list of the estimated expenses to be incurred in connection with the securities being offered.

Estimated Accounting Fees	$100,000
Estimated Filing Fees	$3,500
Estimated Legal Fees	$150,000
Registration Fees	$50,350

Item 14. Indemnification of Directors and Officers

Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless deemed otherwise by the court. Indemnifications are to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court.

Article VI of the Registrant’s Amended and Restated Code of Regulations includes the following provisions related to indemnification of its directors, officers, employees and agents.

ARTICLE VI   INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer or member of a committee of the Corporation or that, being or having been such a director or officer of the Corporation, he or she is or was serving at the request of an executive officer of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whenever the basis of such proceeding is alleged action in an official capacity as such a director, officer, partner, trustee, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Ohio General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), or by other applicable law as then in effect, against all expense, liability and loss (including, without limitation, the cost of reasonable settlements with or without suit, attorneys’ fees, costs of investigation, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 (“ERISA”) or other federal or state acts) actually incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, partner, trustee, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators. Except as provided in ARTICLE VI Section 2 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized or ratified by the Board of Directors of the Corporation. To the extent any of the indemnification provisions set forth above prove to be ineffective for any reason in furnishing the indemnification provided, each of the persons named above shall be indemnified by the Corporation to the fullest extent not prohibited by applicable law.
1.1  Advancements. The right to indemnification conferred in this ARTICLE VI Section 1 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”). An advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is proved by clear and convincing evidence in a court of competent jurisdiction that his omission or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests

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of the Corporation. An advancement of expenses shall not be made if the Corporation’s Board of Directors makes a good faith determination that such payment would violate applicable law.
Section 2.  Right of Indemnitee to Bring Suit. If a claim under ARTICLE VI Section 1 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. The indemnitee shall be presumed to be entitled to indemnification under this ARTICLE VI upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking has been tendered to the Corporation), and thereafter the Corporation shall have the burden of proof to overcome the presumption that the indemnitee is so entitled.
2.1  No Defense or Presumption. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the indemnitee is not so entitled.
Section 3. Nonexclusivity and Survival of Rights. The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provisions of the Articles of Incorporation, Code of Regulations, agreement, vote of stockholders or disinterested directors, or otherwise. Such rights shall also not be exclusive of, and shall be in addition to, any rights to which such person may be entitled by contract with the Corporation, which is expressly permitted hereby.
3.1 Amendments. Notwithstanding any amendment to or repeal of this ARTICLE VI, or of any of the procedures established by the Board of Directors pursuant to ARTICLE VI Section 6, any indemnitee shall be entitled to indemnification in accordance with the provisions hereof and thereof with respect to any acts or omissions of such indemnitee occurring prior to such amendment or repeal.
3.2 Survival of Rights. Without limiting the generality of the foregoing paragraph, the rights to indemnification and to the advancement of expenses conferred in this ARTICLE VI shall, notwithstanding any amendment to or repeal of this ARTICLE VI, inure to the benefit of any person who otherwise may be entitled to be indemnified pursuant to this ARTICLE VI (or the estate or personal representative of such person) for a period of six (6) years after the date such person’s service to or in behalf of the Corporation shall have terminated or for such longer period as may be required in the event of a lengthening in the applicable statute of limitations.
Section 4. Insurance, Contracts, and Funding. The Corporation may, to the full extent then permitted by law, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in this ARTICLE VI, against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability, loss and/or expense under the Ohio General Corporation Law. The Corporation may enter into contracts with any indemnitee in furtherance of the provisions of this ARTICLE VI and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this ARTICLE VI. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.
Section 5. Indemnification of Employees and Agents of the Corporation. The Corporation may, by action of its Board of Directors, authorize one or more executive officers to grant rights to advancement of expenses to employees or agents of the Corporation on such terms and conditions no less stringent than provided in ARTICLE VI Section 1 hereof as such officer or officers deem appropriate under the circumstances. The Corporation may, by action of its Board of Directors, grant rights to indemnification and advancement of expenses to employees or agents or groups of employees or agents of the Corporation with the same scope and effect as the provisions of this ARTICLE VI with respect to the indemnification and advancement of expenses of directors, officers and members of a committee of the Corporation; provided, however, that an undertaking shall be made by an employee or agent only if required by the Board of Directors.

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Section 6. Procedures for the Submission of Claims. The Board of Directors may establish reasonable procedures for the submission of claims for indemnification pursuant to this ARTICLE VI, determination of the entitlement of any person thereto, and review of any such determination.

American Financial Group, Inc. (“AFG”), the Registrant’s parent company, maintains, at its expense, Directors and Officers Liability and Company Reimbursement Liability Insurance. The Directors and Officers Liability portion of such policy covers all directors and officers of AFG and of the companies which are, directly or indirectly, more than 50% owned by AFG, which includes the Registrant. The policy provides for payment on behalf of the directors and officers, up to the policy limits and after expenditure of a specified deductible, of all Loss (as defined) from claims made against them during the policy period for defined wrongful acts, which include errors, misstatements or misleading statements, acts or omissions and neglect or breach of duty by directors and officers in the discharge of their individual or collective duties as such. The insurance includes the cost of investigations and defenses, appeals and bonds and settlements and judgments, but not fines or penalties imposed by law. The insurance does not cover any claims arising out of acts alleged to have been committed prior to October 24, 1978, or in the case of companies directly or indirectly 50% owned by AFG, which includes the Registrant, such later date as AFG or its predecessors may be deemed to control the company. The policy contains various exclusions and reporting requirements.

Item 15. Recent Sales of Unregistered Securities

Not applicable

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Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits
(1)
Form of Underwriting Agreement is incorporated by reference to Pre-Effective Amendment No. 1 filed on behalf of Great American Life Insurance Company on February 16, 2016. 1933 Act File No. 333-207914.

(2)	Plan of acquisition, reorganization, arrangement, liquidation or succession—Not applicable.
(3)(i)
Amended and Restated Articles of Incorporation are incorporated by reference to Pre-Effective Amendment No. 1 filed on behalf of Great American Life Insurance Company on February 16, 2016. 1933 Act File No. 333-207914.

(3)(ii)
Amended and Restated Code of Regulations is incorporated by reference to Pre-Effective Amendment No. 1 filed on behalf of Great American Life Insurance Company on February 16, 2016. 1933 Act File No. 333-207914.

(4)	(a)
Index FrontierSM 7 Individual Deferred Annuity Contract (Form No. P1461816NW) is incorporated by reference to Pre-Effective Amendment No. 1 filed on behalf of Great American Life Insurance Company on February 16, 2016. 1933 Act File No. 333-207914.

(b)
Income DefenderSM Guaranteed Withdrawal Benefit Rider (Form No. R1462216NW) is incorporated by reference to Pre-Effective Amendment No. 1 filed on behalf of Great American Life Insurance Company on February 16, 2016. 1933 Act File No. 333-207914.

(c)
Inherited Contract Endorsement (Form No. E1091612NW) is incorporated by reference to Pre-Effective Amendment No. 1 filed on behalf of Great American Life Insurance Company on February 16, 2016. 1933 Act File No. 333-207914.

(d)
Individual Retirement Annuity Endorsement (Form No. E6004010NW) is incorporated by reference to Pre-Effective Amendment No. 1 filed on behalf of Great American Life Insurance Company on February 16, 2016. 1933 Act File No. 333-207914.

(e)
Roth Individual Retirement Annuity Endorsement (Form No. E6004108NW) is incorporated by reference to Pre-Effective Amendment No. 1 filed on behalf of Great American Life Insurance Company on February 16, 2016. 1933 Act File No. 333-207914.

(f)
Savings Incentive Match Plan for Employees Individual Retirement Annuity Endorsement (Form No. E6004202NW) is incorporated by reference to Pre-Effective Amendment No. 1 filed on behalf of Great American Life Insurance Company on February 16, 2016. 1933 Act File No. 333-207914.

(g)
Individual Retirement Annuity Endorsement for Inherited IRA (Form No. E6014407NW) is incorporated by reference to Pre-Effective Amendment No. 1 filed on behalf of Great American Life Insurance Company on February 16, 2016. 1933 Act File No. 333-207914.

(h)
Governmental Section 457 Plan Endorsement (Form No. E6004505NW) is incorporated by reference to Pre-Effective Amendment No. 1 filed on behalf of Great American Life Insurance Company on February 16, 2016. 1933 Act File No. 333-207914.

(i)
Tax Sheltered Annuity Endorsement (Form No. E6004308NW) is incorporated by reference to Pre-Effective Amendment No. 1 filed on behalf of Great American Life Insurance Company on February 16, 2016. 1933 Act File No. 333-207914.

(j)
Terminal Illness Waiver Rider (Form No. R1462416NW) is incorporated by reference to Pre-Effective Amendment No. 1 filed on behalf of Great American Life Insurance Company on February 16, 2016. 1933 Act File No. 333-207914.

(k)
Extended Care Waiver Rider (Form No. R1462316NW) is incorporated by reference to Pre-Effective Amendment No. 1 filed on behalf of Great American Life Insurance Company on February 16, 2016. 1933 Act File No. 333-207914.

(l)
California Extended Care Waiver Rider (Form No. R1462316CA) is incorporated by reference to Pre-Effective Amendment No. 1 filed on behalf of Great American Life Insurance Company on February 16, 2016. 1933 Act File No. 333-207914.

(5)	Opinion re Legality is incorporated by reference to Pre-Effective Amendment No. 1 filed on behalf of Great American Life Insurance Company on February 16, 2016. 1933 Act File No. 333-207914.
(8)	Opinion re Tax Matters—Not applicable.
(9)	Voting Trust Agreement—Not applicable.
(10)	Materials Contracts—Not applicable.
(11)	Statement re Computation of Per Share Earnings—Not applicable.
(12)	Statements re Computation of Ratios—Not applicable.
(15)	Letter re Unaudited Interim Financial Information—Not applicable.
(16)	Letter re Change in Certifying Accountant—Not applicable.

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(21)	Subsidiaries of the Registrant—Information about the subsidiaries of Great American Life Insurance Company is filed herewith.
(23)	(a)
Consent of legal counsel is included in Opinion re Legality that is incorporated by reference to Pre-Effective Amendment No. 1 filed on behalf of Great American Life Insurance Company on February 16, 2016. 1933 Act File No. 333-207914.

(b) Consent of independent registered public accounting firm is filed herewith.
(24)	Powers of Attorney are filed herewith.
(25)	Statement of Eligibility of Trustee—Not applicable.
(26)	Invitation for Competitive Bids—Not applicable.
(99)	Additional Exhibits – None
(101)	Interactive Data File is filed herewith.

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Item 17. Undertakings

The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to its Registration Statement on Form S-1 for the Modified Single Premium Deferred Annuity Contract (File No. 333-207914) to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cincinnati, State of Ohio, on April 17, 2017.

Great American Life Insurance Company

April 17, 2017	By:	/s/ Christopher P. Miliano
Christopher P. Miliano
Executive Vice President, Chief Financial Officer, Treasurer and Director

__________________________________________________________________________________________

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 for the Modified Single Premium Deferred Annuity Contract (File No. 333-207914) has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Capacity	Date

	/s/ S. Craig Lindner	President, Chief Executive Officer and Director	April 17, 2017
S. Craig Lindner*

	/s/ Christopher P. Miliano	Executive Vice President, Chief Financial Officer,	April 17, 2017
	Christopher P. Miliano*	Treasurer and Director

	/s/ Mark F. Muething	Executive Vice President, Secretary and Director	April 17, 2017
Mark F. Muething*

	/s/ Michael J. Prager	Director	April 17, 2017
Michael J. Prager*

	/s/ Jeffrey G. Hester	Director	April 17, 2017
Jeffrey G. Hester*

*By:	/s/ John P. Gruber	As Attorney-in-Fact pursuant to powers of	April 17, 2017
	John P. Gruber	attorney filed herewith

Date:
April 17, 2017

INDEX TO EXHIBITS
GREAT AMERICAN LIFE INSURANCE COMPANY

Number	Exhibit Description
21	Subsidiaries of the Registrant
23(b)	Consent of independent registered public accounting firm
24(a)	Power of Attorney - S. Craig Lindner
24(b)	Power of Attorney - Mark F. Muething
24(c)	Power of Attorney - Christopher P. Miliano
24(d)	Power of Attorney - Michael J. Prager
24(e)	Power of Attorney - Jeffrey G. Hester
101	The following financial information from Great American Life Insurance Company’s Form S-1, formatted in XBRL (Extensible Business Reporting Language):
(i) Consolidated Balance Sheet
(ii) Consolidated Statement of Earnings
(iii) Consolidated Statement of Comprehensive Income
(iv) Consolidated Statement of Changes in Equity
(v) Consolidated Statement of Cash Flows
(vi) Notes to Consolidated Financial Statements
(vii) Financial Statement Schedules